                                      LOGO
                          SANTA FE PACIFIC CORPORATION
                              1700 EAST GOLF ROAD
                        SCHAUMBURG, ILLINOIS 60173-5860

                                                                October 12, 1994

DEAR STOCKHOLDER:

  You are cordially invited to attend a Special Meeting of Stockholders of Santa Fe Pacific Corporation ("Santa Fe") to be held at the Hyatt Regency O'Hare, 9300 West Bryn Mawr Avenue, Rosemont, Illinois, on November 18, 1994 at 3:00 p.m., Chicago time.

  At this important meeting you are being asked to consider and vote upon a proposed merger of Santa Fe and Burlington Northern Inc. ("Burlington Northern"), pursuant to which Santa Fe will be merged with and into Burlington Northern and stockholders of Santa Fe will become stockholders of Burlington Northern. In the merger, each share of Santa Fe common stock will be converted into 0.27 shares of Burlington Northern common stock.

  The merger is contingent upon, among other things, approval by the Interstate Commerce Commission (the "ICC"). The merger would be consummated shortly after ICC approval is obtained and other conditions to the merger are satisfied or waived.

  The merger will provide significant benefits to Santa Fe's stockholders. Those benefits are explained in the attached Joint Proxy Statement/Prospectus, which you should review carefully. As you will see in the Joint Proxy Statement/Prospectus, in their application to the ICC for approval of the merger, Burlington Northern and Santa Fe state that the merger is expected to result in an increase in operating income of approximately $560 million per year, most of which will be achieved in the first three years following the merger. The application further states that when these benefits are realized, this will result in combined operating income in excess of $1.5 billion per year and a combined operating ratio of 79 percent. There can be no assurance that these potential benefits will be realized or that the ICC will not impose conditions on the operations of the merged entity that will affect its ability to fully achieve any one or more of these benefits. Moreover, in order to achieve the increases in operating revenue mentioned above, it is expected that certain nonrecurring cash costs would be incurred, which would include relocation, employee separation and retraining and capital improvement costs. The ICC application states that those costs are approximately $350 million, a substantial portion of which will be incurred during the first year following consummation of the Burlington Northern--Santa Fe merger. A more detailed description of what Burlington Northern and Santa Fe have stated in the ICC application, as well as some important caveats about this information, is provided at pages 62 through 64 of the Joint Proxy Statement/Prospectus.

  As you are probably aware, Union Pacific Corporation ("Union Pacific") has made a competing proposal to acquire Santa Fe (the "Union Pacific Proposal"). Santa Fe's Board of Directors has rejected the Union Pacific Proposal. The Board based its decision on, among other things, its conclusion that it is unlikely that a Union Pacific--Santa Fe combination would receive ICC approval given the anticompetitive effects that would be created by the extensive market overlaps between the two railroad systems and the dominant position of Union Pacific.

  The Board also perceived that the Union Pacific Proposal appears designed to prevent the consummation of the Burlington Northern--Santa Fe merger, which would create a strong competitor to Union Pacific. If the Burlington Northern-- Santa Fe merger agreement is terminated and the Union Pacific Proposal cannot be consummated, Santa Fe would be left without a strategic combination which is required to protect and enhance stockholder value.

Appendix
- --------

                       Description of Graphic Materials
                       --------------------------------

     On pages IFC 1 and IFG 1 of the paper format document there appears a map of the central and western United States superimposed with the routes of both Burlington Northern, Inc. and Santa Fe Pacific Corporation. The map identifies cities on the routes and is titled, "COMBINED SYSTEM ROUTE MAP - BURLINGTON NORTHERN RAILROAD/THE ATCHISON, TOPEKA AND SANTA FE RAILWAY COMPANY."

  Your Board of Directors believes that the Burlington Northern-Santa Fe merger is fair to and in the best interests of Santa Fe and its stockholders, and that it will create a strong new rail carrier with a diversified traffic base and excellent financial prospects. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE BURLINGTON NORTHERN-SANTA FE MERGER AND RECOMMENDS THAT YOU VOTE FOR THE BURLINGTON NORTHERN-SANTA FE MERGER.

  Whether or not you plan to attend the Special Meeting, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE. Your prompt cooperation is greatly appreciated.
                                          Very truly yours,

                                          LOGO
                                          Robert D. Krebs
                                          Chairman, President and
                                          Chief Executive Officer

                            BURLINGTON NORTHERN INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 18, 1994

TO THE STOCKHOLDERS OF BURLINGTON NORTHERN INC.:

  A Special Meeting of the Stockholders of Burlington Northern Inc. ("BNI") will be held at Burlington Northern Railroad Company, 3017 Lou Menk Drive, Fort Worth, Texas, 76131-2815, on November 18, 1994, at 10:00 a.m., Fort Worth time, for the purpose of considering and voting upon the following:

    1. The approval and adoption of an Agreement and Plan of Merger dated as of June 29, 1994 (the "Merger Agreement") between BNI and Santa Fe Pacific Corporation ("SFP"), a copy of which is set forth as Appendix A to the attached Joint Proxy Statement/Prospectus. Pursuant to the Merger Agreement, among other things, (i) SFP is to merge with and into BNI (the "Merger"), with BNI to be the surviving corporation in the Merger, (ii) each share of common stock, par value $1.00 per share, of SFP outstanding at the effective time of the Merger (other than shares held by SFP as treasury stock or held by BNI or its subsidiaries) will be converted into the right to receive 0.27 shares of common stock, no par value, of BNI and
  (iii) BNI will issue approximately 58,250,000 shares of its common stock to SFP stockholders, all as more fully set forth in the Merger Agreement and described in the attached Joint Proxy Statement/Prospectus.

    2. Such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

  Only stockholders of record at the close of business on October 19, 1994 are entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

  Whether or not you expect to attend the Special Meeting, please fill in, date and sign the accompanying proxy card and mail it promptly in the enclosed prepaid return envelope. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

                                          By Order of the Board of Directors

                                          Edmund W. Burke
                                          Executive Vice President,
                                          Law and Secretary

Fort Worth, Texas
October 12, 1994

                          SANTA FE PACIFIC CORPORATION

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 18, 1994

TO THE STOCKHOLDERS OF SANTA FE PACIFIC CORPORATION:

  A Special Meeting of Stockholders of Santa Fe Pacific Corporation ("SFP") will be held at the Hyatt Regency O'Hare, 9300 West Bryn Mawr Avenue, Rosemont, Illinois on November 18, 1994, at 3:00 p.m., Chicago time, for the purpose of considering and voting upon the following:

    1. The approval and adoption of an Agreement and Plan of Merger dated as of June 29, 1994 (the "Merger Agreement") between Burlington Northern Inc. ("BNI") and SFP, a copy of which is set forth as Appendix A to the attached Joint Proxy Statement/Prospectus. Pursuant to the Merger Agreement, among other things, (i) SFP is to merge with and into BNI (the "Merger"), with BNI to be the surviving corporation in the Merger, (ii) each share of common stock, par value $1.00 per share, of SFP outstanding at the effective time of the Merger (other than shares held by SFP as treasury stock or held by BNI or its subsidiaries) will be converted into the right to receive 0.27 shares of common stock, no par value, of BNI and (iii) BNI will issue approximately 58,250,000 shares of its common stock to SFP stockholders, all as more fully set forth in the Merger Agreement and described in the attached Joint Proxy Statement/Prospectus.

    2. Such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

  Only stockholders of record at the close of business on October 19, 1994 are entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

  Whether or not you expect to attend the Special Meeting, please fill in, date and sign the accompanying proxy card and mail it promptly in the enclosed prepaid return envelope. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

                                          By Order of the Board of Directors.

                                          LOGO
                                          Marsha K. Morgan
                                          Corporate Secretary

Schaumburg, Illinois
October 12, 1994

                                      MAP

                                      MAP

                            BURLINGTON NORTHERN INC.
                                      AND
                          SANTA FE PACIFIC CORPORATION
                             JOINT PROXY STATEMENT
                      FOR SPECIAL MEETINGS OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 18, 1994

                            BURLINGTON NORTHERN INC.
                                   PROSPECTUS
                                  COMMON STOCK

  This Joint Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Santa Fe Pacific Corporation, a Delaware corporation ("SFP"), with and into Burlington Northern Inc., a Delaware corporation ("BNI"), pursuant to the Agreement and Plan of Merger dated as of June 29, 1994 (the "Merger Agreement") between BNI and SFP. If the proposed merger is consummated, each outstanding share of common stock, par value $1.00 per share, of SFP ("SFP Common Stock"), other than shares of SFP Common Stock held by SFP as treasury stock or held by BNI or its subsidiaries (all of which will be canceled), will be converted into the right to receive 0.27 shares of common stock, no par value, of BNI ("BNI Common Stock"). The consummation of the Merger is subject to various conditions, including, among other things, approval by the stockholders of each of BNI and SFP at their respective Special Meetings, described herein, and approval by the Interstate Commerce Commission (the "ICC"). This Joint Proxy Statement/Prospectus is being furnished to stockholders of each of BNI and SFP in connection with the solicitation of proxies to be used at the respective Special Meetings of BNI and SFP to be held for the purposes described herein.

  This Joint Proxy Statement/Prospectus also constitutes a prospectus of BNI with respect to up to 58,250,000 shares of BNI Common Stock issuable to SFP stockholders in the Merger. It is a condition to SFP's obligation to consummate the Merger that such shares of BNI Common Stock be listed on the New York Stock Exchange ("NYSE") at the effective time of the Merger. To the extent BNI Rights (as defined below) are then outstanding, each share of BNI Common Stock issued in the Merger will be accompanied by one BNI Right to purchase Junior Class A Preferred Stock of BNI on the terms and subject to the conditions set forth in the BNI Rights Agreement (as defined below). Pursuant to the BNI Rights Agreement, the BNI Rights will expire on July 24, 1996 unless they are earlier redeemed or the term of the BNI Rights Agreement is extended. For a description of the BNI Common Stock and the BNI Rights, see "Description of BNI Capital Stock" and "Comparison of Rights of Stockholders of BNI and SFP."

  All information herein concerning BNI has been furnished by BNI, and all information herein concerning SFP has been furnished by SFP. BNI has represented and warranted to SFP, and SFP has represented and warranted to BNI, that the particular information so furnished is true and complete.

  This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of each of BNI and SFP on or about October 13, 1994.

                               ----------------

  THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

     The date of this Joint Proxy Statement/Prospectus is October 12, 1994.

                             AVAILABLE INFORMATION

  Each of BNI and SFP is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by each of BNI and SFP with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and should be available at the Commission's Regional Offices at 7 World Trade Center, Thirteenth Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, material filed by each of BNI and SFP may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and also at the offices of the Chicago Stock Exchange, Incorporated, 440 South LaSalle Street, One Financial Place, Chicago, Illinois 60605 and the Pacific Stock Exchange Incorporated, 301 Pine Street, San Francisco, California 94104.

  BNI has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of BNI Common Stock offered hereby. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto filed by BNI, certain portions which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made for further information with respect to BNI, SFP and the securities offered hereby. The Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed with the Commission by BNI pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement/Prospectus:

  1. BNI's Annual Report on Form 10-K for the year ended December 31, 1993 (which incorporates by reference certain information from BNI's Proxy Statement relating to the 1994 Annual Meeting of Stockholders and includes Amendment No. 1 on Form 10-K/A dated October 5, 1994);

  2. BNI's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1994 (including Amendment No. 1 on Form 10-Q/A each dated October 5, 1994, respectively);

  3. BNI's Current Reports on Form 8-K dated June 29, 1994 and October 6, 1994; and

  4. BNI's Registration Statement on Form 8-A dated July 15, 1986.

  The following documents previously filed with the Commission by SFP pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement/Prospectus:

  1. SFP's Annual Report on Form 10-K for the year ended December 31, 1993 (which incorporates by reference certain information from SFP's Proxy Statement relating to the 1994 Annual Meeting of Stockholders and includes both Amendment No. 1 and Amendment No. 2 on Form 10-K/A dated June 29, 1994 and October 5, 1994, respectively);

  2. SFP's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1994 (including Amendment No. 1 thereto on Form 10-Q/A each dated October 5, 1994, respectively);

  3. SFP's Current Reports on Form 8-K dated June 29, 1994 (including Amendment No. 1 thereto on Form 8-K/A dated July 29, 1994), August 3, 1994 (including Amendment No. 1 thereto on Form 8-K/A dated October 5,
     1994) and October 5, 1994; and

  4. SFP's Registration Statement on Form 8-B filed with the Commission on November 29, 1983 (Item 4 of which incorporates by reference the description of the SFP Common Stock as set forth under the sections "Comparison of Certain Provisions of Certificates of Incorporation and By-Laws of SFSP, Santa Fe and Southern Pacific" and "Description of Common Stock of SFSP" in the Joint Proxy Statement-Prospectus of SFP and Southern Pacific Corporation dated November 10, 1983).

                               ----------------

  All documents filed by BNI and SFP pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Special Meetings of the stockholders of BNI and SFP shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the dates of filing such documents or reports. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

                               ----------------

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN CERTAIN EXHIBITS TO DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM A COPY OF THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED UPON WRITTEN OR ORAL REQUEST, IN THE CASE OF BNI DOCUMENTS, TO BURLINGTON NORTHERN INC., 3800 CONTINENTAL PLAZA, 777 MAIN STREET, FORT WORTH, TEXAS 76102-5384,
ATTENTION: CORPORATE SECRETARY, TELEPHONE NUMBER (817) 333-7951, AND, IN THE CASE OF SFP DOCUMENTS, TO SANTA FE PACIFIC CORPORATION, 1700 EAST GOLF ROAD, SCHAUMBURG, ILLINOIS 60173-5860, ATTENTION: CORPORATE SECRETARY, TELEPHONE NUMBER (708) 995-6000. IN ORDER TO ENSURE DELIVERY PRIOR TO THE SPECIAL MEETINGS, REQUESTS SHOULD BE RECEIVED BY NOVEMBER 9, 1994.

                               ----------------

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING AND THE SOLICITATIONS MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BNI OR SFP. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THESE SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY INFERENCE THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF EITHER BNI OR SFP SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   2
SUMMARY...................................................................   6
  The Parties.............................................................   6
    Burlington Northern Inc...............................................   6
    Santa Fe Pacific Corporation..........................................   6
    Change of Name........................................................   6
  The Special Meetings and Votes Required.................................   6
    Time, Date and Place..................................................   6
    Matters to be Considered at the Special Meetings......................   6
    Required Vote.........................................................   7
    Recommendations of the Boards of Directors............................   7
    Opinions of Financial Advisors........................................   7
    Record Date; Shares Outstanding and Entitled to Vote..................   7
    Security Ownership of Management......................................   8
  The Merger..............................................................   8
    General...............................................................   8
    Effect on SFP Stockholders............................................   8
    Effect on BNI Stockholders............................................   8
    ICC Approval; Effective Time..........................................   8
    Benefits of Merger Described in ICC Application.......................   9
    Conditions to the Merger; Termination.................................   9
    Board of Directors after the Merger...................................   9
    Interests of Certain Persons in the Merger; Management after the
     Merger...............................................................   9
    No Appraisal Rights...................................................   9
    NYSE Listing..........................................................  10
    Accounting Treatment..................................................  10
    Tax Consequences......................................................  10
    SFP Stock Options.....................................................  10
    Recent Developments...................................................  10
  Market Prices...........................................................  13
  Selected Historical Financial Data......................................  14
  Unaudited Selected Pro Forma Financial Data.............................  18
  Unaudited Comparative Per Share Data....................................  19
INTRODUCTION..............................................................  20
THE COMPANIES.............................................................  20
  Burlington Northern Inc.................................................  20
  Santa Fe Pacific Corporation............................................  21
THE SPECIAL MEETINGS......................................................  22
  Purpose of the BNI and SFP Special Meetings.............................  22
  Date, Place and Time....................................................  22
  Record Dates............................................................  22
  Required Vote...........................................................  22
  Voting and Revocation of Proxies........................................  23
  Solicitation of Proxies.................................................  23
THE MERGER................................................................  23
  Background of the Merger................................................  23
  Factors for Consideration of the Merger.................................  25
  Recommendations of the Boards of Directors and Reasons for the Merger...  25
  Opinions of Financial Advisors..........................................  26
  Merger Consideration....................................................  34
  Effective Time..........................................................  34
  Conversion of Shares; Procedures for Exchange of Certificates;
   Dividends; No Fractional Shares........................................  34
  Name of Surviving Entity................................................  35
  NYSE Listing............................................................  35
  Expenses................................................................  35
  Interests of Certain Persons in the Merger..............................  36

                                                                            PAGE
                                                                            ----
  Accounting Treatment....................................................   41
  Certain Federal Income Tax Consequences.................................   41
  Management and Director Stock Options...................................   42
  No Appraisal Rights.....................................................   42
RECENT DEVELOPMENTS.......................................................   43
BOARD OF DIRECTORS AND MANAGEMENT AFTER THE MERGER........................   45
THE MERGER AGREEMENT......................................................   45
  The Merger..............................................................   45
  Representations and Warranties..........................................   46
  Covenants...............................................................   47
    Conduct of Business Pending the Merger................................   47
    Stockholder Meetings..................................................   48
    Access to Information.................................................   48
    Notice of Certain Events..............................................   48
    Tax Matters...........................................................   48
    No Solicitations......................................................   49
    Additional SFP Covenants..............................................   49
    Additional BNI Covenants..............................................   49
    Joint Covenants of SFP and BNI........................................   50
  Conditions to the Consummation of the Merger............................   50
  Termination.............................................................   51
  Survival of Representations and Warranties..............................   52
  Amendments; No Waivers..................................................   52
  Expenses................................................................   52
  Governing Law...........................................................   52
  Jurisdiction............................................................   52
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.........................   53
OTHER MATTERS.............................................................   61
  ICC Approval............................................................   61
  Other Regulatory Approvals..............................................   62
  Additional Financial Considerations.....................................   62
  Acceleration of Certain Debt Obligations of SFP.........................   64
  The Gold Spinoff........................................................   64
  Certain Pending Litigation..............................................   64
DESCRIPTION OF BNI CAPITAL STOCK..........................................   66
  BNI Common Stock........................................................   66
  6 1/4% Convertible Preferred Stock......................................   66
  Additional Classes of Preferred Stock...................................   68
  BNI Rights; Junior Class A Preferred Stock..............................   68
COMPARISON OF RIGHTS OF STOCKHOLDERS OF BNI AND SFP.......................   68
  Board of Directors......................................................   69
  Special Meetings of Stockholders........................................   69
  No Stockholder Action by Written Consent................................   70
  Advance Notice Provisions for Stockholder Proposals.....................   70
  Vote Required for Certain Business Combinations.........................   70
  Indemnification of Directors and Officers...............................   71
  Rights Plans............................................................   72
EXPERTS...................................................................   75
LEGAL MATTERS.............................................................   75
OTHER BUSINESS AT THE SPECIAL MEETINGS; STOCKHOLDER PROPOSALS.............   75
APPENDIX A--AGREEMENT AND PLAN OF MERGER..................................  A-1
APPENDIX B--LETTER AGREEMENT BETWEEN BURLINGTON NORTHERN INC. AND SANTA FE
 PACIFIC CORPORATION......................................................  B-1
APPENDIX C--OPINION OF LAZARD FRERES & CO.................................  C-1
APPENDIX D--OPINION OF GOLDMAN, SACHS & CO................................  D-1

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary is qualified in its entirety by reference to the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, the Appendices hereto and the documents referred to herein. Stockholders are urged to review carefully this Joint Proxy Statement/Prospectus, the Merger Agreement attached as Appendix A and the other appendices attached hereto.

THE PARTIES

 Burlington Northern        Burlington Northern Inc., a Delaware corporation
 Inc.....................    ("BNI"), is a holding company primarily engaged in
                             the rail transportation business. BNI's principal subsidiary, Burlington Northern Railroad Company, operates the largest railroad system in the United
                             States based on miles of road and second main track, with approximately 24,500 total miles at December 31, 1993, covering 25 states and two
                             Canadian provinces. See "The Companies--
                             Burlington Northern Inc."

 Santa Fe Pacific           Santa Fe Pacific Corporation, a Delaware
 Corporation.............    corporation ("SFP"), is a holding company
                             primarily engaged in (i) rail transportation and
                             (ii) operation of a refined petroleum products pipeline system. SFP's equity interest in Santa Fe
                             Pacific Gold Corporation ("SFP Gold") was distributed to SFP's stockholders on September 30, 1994 (the "Gold Spinoff"). Primarily through its subsidiary, The Atchison, Topeka and Santa Fe
                             Railway Company, SFP operates a rail system of approximately 8,500 total miles (excluding, among other things, second main track) at December 31, 1993, covering twelve states. See "The Companies--
                             Santa Fe Pacific Corporation."

 Change of Name..........   Upon consummation of the Merger (as defined below),
                             BNI will change its name to Burlington Northern Santa Fe Corporation.

THE SPECIAL MEETINGS AND
 VOTES REQUIRED

 Time, Date and Place....   A Special Meeting (the "BNI Special Meeting") of
                             stockholders of BNI will be held at Burlington Northern Railroad Company, 3017 Lou Menk Drive, Fort Worth, Texas 76131-2815 on November 18, 1994 at 10:00 a.m., Fort Worth time.

                            A Special Meeting (the "SFP Special Meeting") of
                             stockholders of SFP will be held at the Hyatt Regency O'Hare, 9300 West Bryn Mawr Avenue, Rosemont, Illinois, on November 18, 1994 at 3:00 p.m., Chicago time.

 Matters to be
  Considered at the
  Special Meetings.......
                            At the BNI and SFP Special Meetings, the
                             stockholders of BNI and SFP, respectively, will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of June 29, 1994 (the "Merger Agreement") between BNI and SFP providing for the merger of SFP with and into BNI (the "Merger") and the issuance by BNI of its common stock, no par value (the "BNI Common Stock"), in connection with the Merger.

 Required Vote...........   The approval and adoption of the Merger Agreement
                             require the affirmative vote of a majority of the outstanding shares of BNI Common Stock.

                            The approval and adoption of the Merger Agreement
                             require the affirmative vote of a majority of the outstanding shares of common stock, par value $1.00 per share, of SFP (the "SFP Common Stock"). See "The Special Meetings--Required Vote."

 Recommendations of the
  Boards of Directors....
                            The Boards of Directors of BNI and SFP believe that
                             the terms of the Merger are fair to and in the best interest of their respective stockholders and each has, by unanimous vote, approved the Merger Agreement and each unanimously recommends that its stockholders vote FOR approval of the Merger Agreement. Each of the BNI and SFP Boards of Directors believes that a BNI-SFP combination, which will create a rail system with broad geographic coverage, should, among other things, provide shippers with efficient single-line rail service, diversify each railroad's traffic base, generate significant operating efficiencies and create a financially strong, more effective competitor. See "The Merger--Recommendations of the Boards of Directors and Reasons for the Merger."

 Opinions of Financial      Lazard Freres & Co. ("Lazard") has delivered its
 Advisors................    written opinion to the Board of Directors of BNI
                             to the effect that, based upon and subject to various considerations and assumptions set forth therein and based upon such other matters as Lazard considered relevant, the Exchange Ratio (as defined below) is fair to the stockholders of BNI.

                            Goldman, Sachs & Co. ("Goldman Sachs") has
                             delivered its written opinion to the Board of Directors of SFP to the effect that, based upon and subject to various considerations and assumptions set forth therein and based upon such other matters as Goldman Sachs considered relevant, the Exchange Ratio is fair to the stockholders of SFP.

                            For information on the assumptions made, matters
                             considered and limits of the reviews by Lazard and Goldman Sachs, see "The Merger--Opinions of Financial Advisors." Holders of BNI Common Stock and SFP Common Stock are urged to, and should, read in their entirety the opinions of Lazard and Goldman Sachs dated the date of this Joint Proxy Statement/Prospectus, copies of which are attached hereto as Appendices C and D, respectively, to this Joint Proxy Statement/Prospectus.

 Record Date; Shares
  Outstanding and
  Entitled to Vote.......   The record date (the "Record Date") for each of the
                             BNI Special Meeting and the SFP Special Meeting is October 19, 1994. As of October 10, 1994, there were outstanding 89,224,101 shares of BNI Common Stock and 186,996,400 shares of SFP Common Stock. Only holders of record of BNI Common Stock on the

                             Record Date are entitled to vote at the BNI
                             Special Meeting. Only holders of record of SFP Common Stock on the Record Date are entitled to vote at the SFP Special Meeting.

 Security Ownership of
  Management.............
                            As of October 10, 1994, directors and executive
                             officers of BNI and their affiliates were beneficial owners of an aggregate of 1,917,056 shares of BNI Common Stock (approximately 2.0% of the shares of BNI Common Stock then outstanding). As of October 10, 1994, directors and executive officers of SFP and their affiliates were beneficial owners of an aggregate of 2,572,978 shares of SFP Common Stock (approximately 1.4% of the shares of SFP Common Stock then outstanding).

THE MERGER

 General.................   At the effective time of the Merger (the "Effective
                             Time"), SFP will be merged with and into BNI, which will be the surviving corporation in the Merger.

 Effect on SFP              At the Effective Time, each issued and outstanding
 Stockholders............    share of SFP Common Stock (other than shares of
                             SFP Common Stock held by SFP as treasury stock or shares held by BNI or its subsidiaries, all of which will be canceled) will be converted into the right to receive 0.27 shares of BNI Common Stock
                             (the "Exchange Ratio"), with cash being paid in lieu of fractional shares of BNI Common Stock. To the extent BNI Rights (as defined below) are then outstanding, each share of BNI Common Stock issued in the Merger will be accompanied by one right (a
                             "BNI Right") to purchase Junior Class A Preferred
                             Stock of BNI on the terms and subject to the conditions of the Rights Agreement dated July 14, 1986 (the "Rights Agreement") between BNI and The
                             First National Bank of Boston, as Rights Agent.
                             The BNI Rights will be evidenced by the
                             certificate for the BNI Common Stock issued in the Merger. Pursuant to the Rights Agreement, the BNI
                             Rights will expire on July 24, 1996 unless they are earlier redeemed or the term of the BNI Rights
                             Agreement is extended.

 Effect on BNI              At the Effective Time, each share of BNI Common
 Stockholders............    Stock then issued and outstanding will continue as
                             one share of BNI Common Stock and, to the extent that BNI Rights are then outstanding, will continue to be accompanied by one BNI Right.

 ICC Approval; Effective    The approval of the Interstate Commerce Commission
 Time....................    (the "ICC") is required to consummate the Merger.
                             Under existing law, the ICC is required to enter a final order with respect to the Merger within 31 months after the application for such approval is filed by BNI and SFP. On October 5, 1994 the ICC served an order establishing a schedule that would result in a final ICC decision within 535 days from the filing of the application. The parties are filing their application on October 13, 1994. There can be no assurance that the ICC will issue a decision any sooner than the 31 month period permitted the ICC by law. In addition, if the decision of the ICC is appealed to the courts, and if that decision should be stayed by the ICC or the courts, more time could elapse before the Merger could be consummated. Accordingly, the actual consummation of the Merger may not occur for two or more years in the future. See "Other Matters--ICC Approval."

 Benefits of Merger
  Described in ICC
  Application............   The application to the ICC filed by the parties
                             describes certain estimates of the anticipated benefits relating to the Merger. See "Other Matters--Additional Financial Considerations" for a discussion of the estimates, assumptions, methods of calculation and caveats applied to the ICC application.

 Conditions to the
  Merger; Termination....
                            The obligations of BNI and SFP to consummate the
                             Merger are subject to various conditions, including obtaining requisite stockholder approvals, the approval of the ICC, the termination or expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the absence of any order or other legal restraint or prohibition preventing the consummation of the Merger, receipt of an opinion of counsel in respect of certain Federal income tax consequences of the Merger and compliance with the terms of an Internal Revenue Service private letter ruling, as supplemented, previously received by SFP in connection with the Gold Spinoff.

                            The Merger Agreement may be terminated, and the
                             Merger abandoned, at any time prior to the Effective Time, whether or not stockholder approvals have been obtained, (i) by mutual consent of BNI and SFP, (ii) by either BNI or SFP
                             (a) if the Merger is not consummated on or before December 31, 1997, (b) if any non- appealable judgment, injunction, order or decree is entered enjoining BNI or SFP from consummating the Merger or (c) if the required stockholder approvals are not obtained, and (iii) by BNI or SFP in certain other situations.

 Board of Directors
  after the Merger.......
                            The board of directors of the merged entity
                             initially will be constituted as follows: two-thirds of the directors will be designated by BNI, and one-third of the directors will be designated by SFP.

 Interests of Certain
  Persons in the Merger;
  Management after the
  Merger.................
                            Pursuant to a letter agreement between BNI and SFP,
                             attached hereto as Appendix B, Gerald Grinstein, Chairman and Chief Executive Officer of BNI, is to become Chairman of the merged entity, and Robert
                             D. Krebs, Chairman, President and Chief Executive Officer of SFP, is to become President and Chief Executive Officer of the merged entity. Other senior officers of the merged entity will be selected by the merged entity's board of directors based upon, among other things, the recommendations of Mr. Grinstein and Mr. Krebs.

 No Appraisal Rights.....
                            Under Delaware law, neither holders of BNI Common
                             Stock nor holders of SFP Common Stock are entitled to appraisal rights in connection with the Merger. See "The Merger--No Appraisal Rights."

 NYSE Listing............   It is a condition to SFP's obligation to consummate
                             the Merger that the BNI Common Stock to be issued to SFP stockholders in the Merger be approved for listing on the New York Stock Exchange.

 Accounting Treatment....   The Merger will be accounted for under the "pooling
                             of interests" method of accounting. See "The
                             Merger--Accounting Treatment."

 Tax Consequences........   Consummation of the Merger is conditioned upon
                             receipt by SFP and BNI of an opinion of nationally recognized tax counsel to the effect that the Merger will be a tax-free reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). If the Merger constitutes a "reorganization" within the meaning of the Code, no gain or loss will be recognized by stockholders of SFP Common Stock, except to the extent of cash received in lieu of fractional shares of BNI Common Stock. All SFP stockholders are urged to read the discussion under "The Merger--Certain Federal Income Tax Consequences" below and to consult their own tax advisors as to the particular Federal, state, local and foreign tax consequences to them of the Merger.

 SFP Stock Options.......   At the Effective Time, each outstanding option to
                             purchase shares of SFP Common Stock granted under any employee stock option or compensation plan or arrangement of SFP will be canceled and replaced by an option (an "Adjusted BNI Option") to acquire shares of BNI Common Stock. Each Adjusted BNI Option will provide the option holder with rights and benefits that are no less favorable to the holder than were provided under the SFP stock option for which the Adjusted BNI Option was substituted. See "The Merger--Management and Director Stock Options."

                              RECENT DEVELOPMENTS

  On October 5, 1994, Mr. Drew Lewis, the Chairman and Chief Executive Officer of Union Pacific Corporation ("UPC"), called Mr. Robert D. Krebs, the Chairman, President and Chief Executive Officer of SFP, and stated that UPC wished to acquire SFP and that Mr. Lewis wanted to meet with Mr. Krebs. Mr. Lewis further stated that he was going to call Mr. Gerald Grinstein, the Chairman and Chief Executive Officer of BNI, to request a meeting with him as well. Mr. Krebs told Mr. Lewis that SFP was already a party to a merger agreement, that it was unlikely that the ICC would permit a merger between SFP and UPC, and that therefore there was no reason to have a meeting. Mr. Lewis replied that UPC intended to make public a proposal if no meeting occurred and urged that a meeting be held. The two men then agreed that Mr. Krebs would consult his counsel. After doing so, Mr. Krebs called Mr. Lewis back and agreed to a meeting. During the conversations, Mr. Lewis told Mr. Krebs that UPC had looked at Southern Pacific and at SFP, and had decided that SFP was the company to break up. Mr. Lewis also stated that UPC would offer concessions to BNI to persuade it to acquiesce to UPC's proposal.


  Mr. Lewis then called Mr. Grinstein, stated that UPC wanted to acquire SFP and asked to see Mr. Grinstein. Mr. Grinstein declined to see Mr. Lewis.

  Mr. Lewis, Mr. Richard Davidson, President of UPC, Mr. Krebs, and Mr. Robert
A. Helman, SFP's counsel, had a meeting in the late afternoon of October 5. At the meeting, Mr. Helman stated that SFP is subject to a binding Merger Agreement and that it is unlikely that a UPC-SFP combination would be approved by the ICC. Mr. Helman also stated that UPC had misled SFP because, earlier in 1994, when Mr. Krebs returned an unsolicited telephone call from Mr. Lewis, Mr. Lewis had stated that if SFP made its deal with BNI, UPC would not oppose it.

  Mr. Lewis denied having made that statement, contending that what he had stated was that UPC would not oppose a BNI-SFP merger subject to an evaluation of its merits. Mr. Lewis then placed a written proposal (the "UPC Proposal") on Mr. Krebs' desk and, as Mr. Lewis was leaving, stated that Mr. Krebs was making a mistake, that UPC would offer more--$20 per share--than the amount provided for in the UPC Proposal, and that UPC would consider using a voting trust for the proposed transaction. Mr. Lewis and Mr. Davidson then left SFP's headquarters, where the meeting had taken place.

  In the UPC Proposal, UPC proposed to acquire SFP in a tax-free merger in which SFP stockholders would receive, for each share of SFP Common Stock, .344 of a share of UPC common stock, having a value of $18 per SFP share based on the closing price on October 4, 1994 of UPC common stock. On October 10, 1994, .344 of a share of UPC common stock (based on the closing price on that date) had a value of $17.24.

  The transaction contemplated in the UPC Proposal is subject to ICC approval, the termination of the BNI-SFP Merger Agreement, execution of a definitive agreement and the approval of the Board of Directors and the stockholders of both SFP and UPC. The UPC Proposal is also conditioned upon the satisfactory completion of a due diligence review of SFP. UPC offered to facilitate an SFP due diligence review of UPC.

  The UPC Proposal stated that UPC is prepared to grant conditions to Southern Pacific, BNI or other railroads, including access to points that would otherwise change from two serving railroads to one, rights to handle service-sensitive business moving between California, Chicago and the Midwest, and access to the Kansas and Oklahoma grain markets. The UPC Proposal further stated that UPC envisions that certain members of the SFP Board would be invited to serve on UPC's Board. The UPC Proposal further stated that UPC was prepared to immediately commence negotiation of a definitive merger agreement containing mutually agreeable terms and conditions.

  The SFP Board met to consider the UPC Proposal on October 5 and October 6, 1994. At those meetings, counsel for SFP explained that SFP's directors did not have the right to terminate the Merger Agreement in response to the UPC Proposal but did have the right, to the extent required by their fiduciary duties under applicable law if so advised by outside counsel, (i) to engage in negotiations or provide any confidential information or data to UPC relating to the UPC Proposal and (ii) to withdraw, modify or amend their recommendation that SFP's stockholders approve the Merger Agreement and the Merger.

  Mr. Krebs reminded the SFP Board of his description at prior Board meetings of two telephone calls he had had with Mr. Lewis earlier in the year. The first, on June 7, 1994, occurred when Mr. Krebs returned Mr. Lewis' unsolicited telephone call made on June 6. Mr. Lewis stated on June 7 that if SFP made its deal with BNI, UPC would not oppose it and in fact would welcome it because UPC liked good competitors. Mr. Lewis went on to say that UPC also would not object if SFP entered into a transaction to acquire Kansas City Southern Railway Company. The second telephone call was shortly after the BNI-SFP Merger Agreement was announced on June 29, 1994. Mr. Krebs called Mr. Lewis as a courtesy, and Mr. Lewis stated that he had seen the press release and that UPC would study the matter.

  After discussions at both meetings and consultation with its financial and legal advisors, the SFP Board unanimously decided to reject the UPC Proposal and reaffirm its recommendation to SFP's stockholders that they approve the Merger Agreement and the Merger. In reaching its decision, the SFP Board considered the following factors:

  1. Likelihood of ICC Approval. The SFP Board concluded that it is unlikely that a UPC-SFP combination would receive ICC approval. The SFP Board based its conclusion in part on its own knowledge, and the view of management, that the extensive market overlaps between the two railroad systems and the dominant position of UPC would make such a combination anticompetitive. The SFP Board also based its conclusion in part on advice of counsel that, given the anticompetitive effects of a UPC-SFP combination, the ICC was unlikely to approve such a combination absent concessions by UPC that would make the transaction untenable and the ICC might well not approve it regardless of any concessions made by UPC. The SFP Board noted that in the past it had, as part of management's strategic reviews with the SFP Board, discussed the possibility of a UPC-SFP combination, but had not pursued this idea because of the improbability of obtaining ICC approval, given the adverse effect on competition that such a combination would have.

  2. Perception of UPC Proposal. The SFP Board perceived the UPC Proposal as apparently designed to prevent the consummation of the BNI-SFP Merger and the creation of a strong competitor to UPC. The SFP Board based this perception on its conclusion that ICC approval of a UPC-SFP combination is unlikely and on the timing of the UPC Proposal. The SFP Board also took account of the inconsistency between UPC's present position and Mr. Lewis' earlier statement to Mr. Krebs that UPC would not oppose a BNI-SFP Merger.

  3. Opinion of Financial Advisor. Goldman Sachs advised the SFP Board that under the circumstances described to the SFP Board by SFP's management and counsel, Goldman Sachs reaffirmed its opinion with respect to the Exchange Ratio contemplated by the BNI-SFP Merger. See the full text of the opinion of Goldman Sachs dated the date hereof, which sets forth certain assumptions made by Goldman Sachs, including the assumption that under the foregoing circumstances Goldman Sachs, in analyzing the Exchange Ratio, need not take into account the consideration which might be received under the UPC Proposal.

  4. Binding Agreement. The SFP Board noted that SFP has no right to terminate the Merger Agreement and that it is important to avoid breaches of the Merger Agreement, particularly in light of the SFP Board's belief that consummation of the BNI-SFP Merger is in the best interest of SFP's stockholders because (1) the BNI-SFP Merger has significant benefits for SFP stockholders and (2) if the Merger Agreement is terminated and if the UPC Proposal cannot be consummated, SFP would be left without a strategic combination which is required to protect and enhance shareholder value.

  The SFP Board also discussed the significance of Mr. Lewis' remarks to Mr. Krebs regarding the possibility of UPC offering a $20 per share price and establishing a voting trust. The SFP Board noted that Mr. Lewis' statements were inconsistent with the UPC Proposal and UPC's press release, which was issued after Mr. Lewis met with Mr. Krebs. However, the SFP Board decided, after being advised by outside counsel that its fiduciary duties under applicable law required such a step, that SFP should communicate to UPC that, if UPC were to make a proposal at a fair price and with an adequate provision for a voting trust that would substantially eliminate the regulatory risk for SFP stockholders, the SFP Board would consider that proposal in light of its fiduciary duties.

  On October 6, 1994, this information, along with the SFP Board's decision to reject the UPC Proposal, was sent to UPC in a letter from Mr. Krebs to Mr. Lewis and in a press release issued by SFP. BNI was made aware of, and did not object to, the contents of the letter and press release before they were sent or issued.

  On October 11, 1994, in a letter addressed to Mr. Krebs, UPC expressed its dissatisfaction with the SFP Board's prompt rejection of the UPC Proposal. It emphasized the possible benefits to be attained in accepting the UPC Proposal, asked the SFP Board to consider UPC's analysis of ICC matters, and urged Mr. Krebs, along with his advisors, to meet with UPC representatives. UPC concluded its letter by stating that the proposed purchase price was considered by UPC to be a "fair price" but that UPC would be prepared to receive information from SFP that might justify a greater consideration. The SFP Board considered the October 11 letter, and decided to reaffirm its prior position but requested UPC to provide SFP with UPC's analysis of ICC matters.

                                 MARKET PRICES

  The BNI Common Stock and SFP Common Stock are both listed and traded on the New York Stock Exchange ("NYSE"), the Chicago Stock Exchange ("CSE") and the Pacific Stock Exchange. The following table sets forth the high and low closing prices per share of the BNI Common Stock and the SFP Common Stock as reported in The Wall Street Journal for the periods indicated.

                                                   BNI COMMON      SFP COMMON
                                                      STOCK           STOCK
                                                 --------------- ---------------
                                                  HIGH     LOW    HIGH     LOW
                                                 ------- ------- ------- -------
1992
 First Quarter.................................. $44 3/4 $33 1/8 $14 1/8 $11 1/8
 Second Quarter.................................  47 1/4  36 1/8  13 3/8  11
 Third Quarter..................................  39 5/8  33 1/2  12 7/8  10 7/8
 Fourth Quarter.................................  43 7/8  35 7/8  13 7/8  10 5/8
1993
 First Quarter..................................  52      42 1/4  15 5/8  12 3/4
 Second Quarter.................................  58 5/8  50      18 3/8  14 1/2
 Third Quarter..................................  57 1/2  51 1/8  19 1/8  16 3/4
 Fourth Quarter.................................  58      48 3/4  22 1/2  18
1994
 First Quarter..................................  66      56 3/4  26 1/8  22 3/8
 Second Quarter.................................  60 1/8  52 1/2  24 1/4  20
 Third Quarter..................................  53 5/8  48 1/4  23      18 1/2

  On June 29, 1994, the last trading day before public announcement of execution of the Merger Agreement, the closing prices of BNI Common Stock and SFP Common Stock as reported in The Wall Street Journal were $53 1/2 per share and $20 3/8 per share, respectively.

  SFP's gold operations have been conducted through SFP Gold. On June 23, 1994, SFP Gold, previously a wholly owned subsidiary of SFP, sold to the public 19.2 million newly issued shares of its common stock at a price of $14.00 per share. SFP Gold has been listed and traded on the NYSE and the CSE since June 16, 1994. The high and low closing prices per share of SFP Gold common stock from June 16, 1994 through October 3, 1994 as reported in The Wall Street Journal were $17 7/8 per share and $13 1/2 per share, respectively, and the closing prices on June 29, 1994 and October 3, 1994 were $13 7/8 per share and $16 7/8 per share, respectively. On June 29, 1994, the Board of Directors of SFP approved the Gold Spinoff, which was effected through the distribution on September 30, 1994 of approximately 0.60 of a share of common stock of SFP Gold for each share of SFP Common Stock held of record on September 12, 1994 (or one share of SFP Gold common stock for approximately each 1.67 shares of SFP Common Stock). SFP Common Stock traded both on a "Regular Way" and an "Ex-Distribution" (i.e., giving effect to the Gold Spinoff) basis from September 6 through September 30, 1994.

  On October 10, 1994, the closing prices of BNI Common Stock and SFP Common Stock as reported in The Wall Street Journal were $48 1/4 per share and $14 1/2 per share, respectively.

  BNI AND SFP STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE BNI COMMON STOCK AND THE SFP COMMON STOCK IN CONNECTION WITH VOTING THEIR SHARES.

                       SELECTED HISTORICAL FINANCIAL DATA

  The following tables set forth selected historical financial data of BNI and SFP for each of the last five years and selected unaudited historical financial data for the interim periods ended June 30, 1994 and 1993. The selected historical financial data of each of BNI and SFP have been derived from and should be read in conjunction with the annual audited consolidated financial statements of BNI or SFP, as the case may be, including the notes thereto, and the unaudited interim consolidated financial statements of BNI or SFP, as the case may be, including the notes thereto, which are incorporated by reference in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference." The BNI income statement data and per share data for the six months ended June 30, 1994 and 1993 and the balance sheet data at June 30, 1994 include, in the opinion of BNI's management, all adjustments necessary to present fairly the information for such periods. Such adjustments consist only of normal recurring adjustments. The SFP income statement data and per share data for the six months ended June 30, 1994 and 1993 and the balance sheet data at June 30, 1994 include, in the opinion of SFP's management, all adjustments necessary to present fairly the information for such periods. Such adjustments consist only of normal recurring adjustments. The results for certain periods for which selected historical financial data are provided include the impact of various special items. The affected periods, together with a description of the nature and financial impact of such special items, are set forth after each table (per share amounts are net of tax). These historical data are not necessarily indicative of results to be expected after the Merger is consummated.

        SELECTED HISTORICAL FINANCIAL DATA FOR BURLINGTON NORTHERN INC.

                            AT OR FOR SIX
                            MONTHS ENDED
                              JUNE 30,     AT OR FOR YEAR ENDED DECEMBER 31,
                            -------------- ------------------------------------
                             1994    1993   1993   1992    1991    1990   1989
                            ------  ------ ------ ------  ------  ------ ------
                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
  Revenues................. $2,402  $2,312 $4,699 $4,630  $4,559  $4,674 $4,606
  Income (loss) before
   extraordinary items and
   cumulative effect of
   changes in accounting
   methods.................    169     154    296    299    (306)    222    243
  Extraordinary
   items/cumulative effect
   of changes in accounting
   methods.................    (10)     --     --    (21)    (14)     14     --
  Net income (loss)........    159     154    296    278    (320)    236    243
PER SHARE DATA
  Income (loss) before
   extraordinary items and
   cumulative effect of
   changes in accounting
   methods................. $ 1.75  $ 1.60 $ 3.06 $ 3.35  $(3.96) $ 2.89 $ 3.19
  Extraordinary
   items/cumulative effect
   of changes in accounting
   methods.................   (.11)     --     --   (.24)   (.18)    .18     --
  Net income (loss)........   1.64    1.60   3.06   3.11   (4.14)   3.07   3.19
  Book value...............  18.89    (a)   17.73  15.61   13.64   16.13  14.15
  Cash dividends declared..    .60     .60   1.20   1.20    1.20    1.20   1.20
BALANCE SHEET DATA
  Total assets............. $7,394    (a)  $7,045 $6,563  $6,324  $6,061 $6,144
  Total debt, including
   current portion and
   commercial paper........  1,934    (a)   1,737  1,567   1,982   2,133  2,333
  Redeemable preferred
   stock...................     --    (a)      --      9      11      12     14
  Stockholders' equity.....  2,030    (a)   1,919  1,728   1,202   1,241  1,080

- --------
(a) Not required.

SIX MONTHS ENDED JUNE 30,

  1994--BNI adopted Statement of Financial Accounting Standards ("SFAS") No. 112, "Employers' Accounting for Postemployment Benefits." The cumulative effect, net of $7 million income tax benefit, of this change in accounting attributable to years prior to 1994, at the time of adoption, was to decrease income by $10 million, or $.11 per common share.

YEAR ENDED DECEMBER 31,

  1993--Results include the effects of the Omnibus Budget Reconciliation Act of 1993 (the "Act") which was signed into law on August 10, 1993. The Act increased the corporate federal income tax rate by 1 percent, effective January 1, 1993, which reduced net income by $29 million, or $.32 per common share, through the date of enactment.

  1992--Results include a settlement agreement relating to the reimbursement of attorneys' fees and costs incurred by BNI in conjunction with litigation filed by Energy Transportation Systems, Inc. ("ETSI"), and others, and reimbursement of a portion of the amount paid in prior years by BNI in settlement of that action. Under the terms of the settlement, BNI received approximately $50 million, before $3 million in legal fees, for a net amount of $47 million. The after-tax effect of the settlement increased net income by $31 million, or $.35 per common share.

  BNI received notification that an Appeals Division settlement of the Internal Revenue Service audits for the years 1981 through 1985 had been approved by the Joint Committee on Taxation. This action settled all unagreed issues for those years. The tax effect of the settlement was included in the 1992 tax provision and resulted in an increase in net income of $17 million, or $.19 per common share.

  Results reflect the cumulative effect of the change in accounting method for revenue recognition and the cumulative effect of the implementation of the accounting standard for postretirement benefits (SFAS No. 106). The cumulative effect of the change in accounting method for revenue recognition decreased 1992 net income by $11 million, or $.13 per common share. The cumulative effect of the change in accounting method for postretirement benefits decreased 1992 net income by $10 million, or $.11 per common share. Neither change had an effect on cash flows.

  1991--Results include a $708 million pre-tax special charge which related to
(i) restructuring costs for reducing surplus crew positions and a management separation pay program, (ii) increases in estimated personal injury costs and
(iii) increases in estimated environmental clean-up costs. The after-tax effect of the charge decreased net income by $442 million, or $5.79 per common share.

  BNI extinguished debt through an early redemption resulting in an extraordinary loss, net of income taxes, of $14 million, or $.18 per common share.

  Beginning in November 1991, shares used in computation of earnings (loss) per common share reflect a November 1991 public offering of 10,350,000 shares.

  1990--Results include the extinguishment of debt through note exchange agreements and the purchase of certain debentures. The net income for the year ended December 31, 1990 includes a resulting extraordinary gain, net of income taxes, of $14 million, or $.18 per common share.

      SELECTED HISTORICAL FINANCIAL DATA FOR SANTA FE PACIFIC CORPORATION

                            AT OR FOR SIX
                            MONTHS ENDED
                              JUNE 30,    AT OR FOR YEAR ENDED DECEMBER 31,
                            ------------- ------------------------------------
                             1994   1993   1993   1992    1991   1990    1989
                            ------ ------ ------ ------  ------ ------  ------
                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
  Revenues................. $1,290 $1,192 $2,409 $2,252  $2,154 $2,112  $2,202
  Income (loss) from
   continuing operations...    103    135    177     21      62   (245)   (316)
  Income from discontinued
   operations, net of tax..     23    140    162     42      34    162     170
  Extraordinary
   items/cumulative effect
   of changes in accounting
   methods.................     --     --     --   (168)     --    (29)    161
  Net income (loss)........    126    275    339   (105)     96   (112)     15
PER SHARE DATA
  Income (loss) from
   continuing operations... $  .54 $  .72 $  .95 $  .11  $  .35 $(1.51) $(1.99)
  Income from discontinued
   operations, net of tax..    .12    .75    .86    .23     .19   1.00    1.07
  Extraordinary
   items/cumulative effect
   of changes in accounting
   methods.................     --     --     --   (.91)     --   (.18)   1.01
  Net income (loss)........    .66   1.47   1.81   (.57)    .54   (.69)    .09
  Book value...............   6.20   (a)    6.83   5.11    5.77   5.27    5.39
  Cash dividends declared..     --     --    .10    .10     .10    .10     .10
BALANCE SHEET DATA
  Total assets............. $5,717   (a)  $5,374 $4,946  $4,812 $4,710  $5,087
  Total debt, including
   current portion.........  1,105   (a)   1,176  1,307   1,702  1,791   2,067
  Stockholders' equity.....  1,156   (a)   1,268    929   1,037    912     852

- --------
(a) Not required.

SIX MONTHS ENDED JUNE 30,

  1994--Income from continuing operations includes pre-tax gains of $24 million related to the sale of an investment and $29 million resulting from a change in eligibility requirements for postretirement medical benefits. The after-tax effect of the gains increased net income by $31 million, or $.17 per common share.

  1993--Income from continuing operations includes a pre-tax gain of $145 million related to the sale of rail lines in southern California. The after-tax effect of the gain increased net income by $85 million, or $.46 per common share.

  Discontinued operations includes an after-tax gain of $108 million, or $.58 per common share, related to the exchange of mineral assets.

YEAR ENDED DECEMBER 31,

  1993--Income from continuing operations includes the gain on sale of rail lines in southern California discussed above and a $28 million increase in income tax expense related to the retroactive impact from the date of enactment of the increase in the corporate Federal income tax rate by one percent. The net effect of the above items was to increase net income by $57 million, or $.31 per common share.

  Discontinued operations in 1993 includes the after-tax gain discussed above.

  1992--Income from continuing operations includes a pre-tax gain of $205 million for the sale of rail lines in southern California and a pre-tax special charge of $320 million at The Atchison, Topeka and Santa Fe Railway Company ("SFP Rail") related to a new labor agreement, operations centralization and environmental accruals. The net effect of the above items was to decrease net income by $73 million, or $.39 per common share.

  Net income includes a noncash reduction of $163 million, or $.88 per common share, related to the cumulative effect of adopting SFAS No. 106, and a $5 million, or $.03 per common share, reduction for an extraordinary charge on the early retirement of debt.

  1990--Income from continuing operations includes a $342 million pre-tax charge related to the settlement of litigation with ETSI and a pre-tax credit of $51 million related to favorable property tax settlements. The net after-tax effect of the above items was to reduce net income by $188 million, or $1.16 per share.

  Income from discontinued operations includes an after-tax gain of $102 million, or $.63 per common share, related to a litigation settlement.

  Net income includes a reduction of $29 million, or $.18 per common share, for an extraordinary charge on the early retirement of debt.

  1989--Income from continuing operations includes a $442 million SFP Rail pre-tax special charge related to restructuring and an increase in accruals for personal injury costs. The after-tax effect of the charge reduced net income by $272 million, or $1.71 per common share.

  Net income includes a credit of $161 million, or $1.01 per common share, related to the cumulative effect of a change in accounting for income taxes.

                  UNAUDITED SELECTED PRO FORMA FINANCIAL DATA

  The following unaudited selected pro forma financial data give effect to the exchange of 0.27 shares of BNI Common Stock for each share of SFP Common Stock pursuant to the Merger Agreement, with the Merger accounted for under the pooling of interests method. The unaudited pro forma balance sheet data as of June 30, 1994, give effect to the Merger as if it had occurred on that date, and the unaudited pro forma income statement data give effect to the Merger as if it had occurred on January 1, 1991. The unaudited selected pro forma financial data set forth below do not reflect any potential increases in operating income which may arise from the Merger or adjustments to conform the accounting practices of BNI and SFP and should be read in conjunction with the respective audited and unaudited consolidated historical financial statements of BNI and SFP, including the respective notes thereto, which are incorporated by reference in this Joint Proxy Statement/Prospectus and the unaudited pro forma combined financial statements, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference" and "Unaudited Pro Forma Combined Financial Statements." The unaudited selected pro forma financial data are prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that might have occurred had the Merger actually taken place on the dates indicated, or of future results of operations or financial position of the combined company.

                                           AT OR FOR SIX       AT OR FOR
                                            MONTHS ENDED       YEAR ENDED
                                              JUNE 30,        DECEMBER 31,
                                           -------------- --------------------
                                            1994    1993   1993   1992   1991
                                           ------- ------ ------ ------ ------
                                              (DOLLARS IN MILLIONS)
COMBINED PRO FORMA BASIS
INCOME STATEMENT DATA
  Revenues................................ $ 3,692 $3,504 $7,108 $6,882 $6,713
  Income (loss) from continuing opera-
   tions..................................     272    289    473    320   (244)
BALANCE SHEET DATA
  Total assets............................ $12,607   (a)     (a)   (a)    (a)
  Total debt, including current portion...   3,039   (a)     (a)   (a)    (a)
  Stockholders' equity....................   3,156   (a)     (a)   (a)    (a)

- --------
(a)Not required.

                      UNAUDITED COMPARATIVE PER SHARE DATA

  The following table sets forth for BNI Common Stock and SFP Common Stock certain historical combined pro forma and pro forma equivalent per share data for the six months ended June 30, 1994 and 1993 and for each of the three years ended December 31, 1993. The information presented herein should be read in conjunction with the selected historical financial data and the unaudited selected pro forma financial data appearing elsewhere in this Joint Proxy Statement/Prospectus. See "Selected Historical Financial Data" and "Unaudited Selected Pro Forma Financial Data."

                                         AT OR FOR SIX        AT OR FOR
                                         MONTHS ENDED        YEAR ENDED
                                           JUNE 30,         DECEMBER 31,
                                         -------------  ----------------------
                                          1994   1993    1993   1992    1991
                                         ------ ------  ------ ------  -------
BNI COMMON STOCK
  Income (loss) from continuing
   operations per share:
    Historical.......................... $ 1.75 $ 1.60  $ 3.06 $ 3.35  $ (3.96)
    Combined pro forma (a)..............   1.85   1.99    3.22   2.29    (1.95)
  Book value per share:
    Historical..........................  18.89     (b)  17.73  15.61    13.64
    Combined pro forma..................  20.14     (b)  20.24     (b)      (b)
  Cash dividends per share:
    Historical..........................    .60    .60    1.20   1.20     1.20
    Combined pro forma (c)..............    .60    .60    1.20   1.20     1.20
SFP COMMON STOCK
  Income (loss) from continuing
   operations per share:
    Historical (a)...................... $  .54 $  .72  $  .95 $  .11  $   .35
    Pro forma equivalent (a)(d).........    .50    .54     .87    .62     (.53)
  Book value per share:
    Historical..........................   6.20     (b)   6.83   5.11     5.77
    Pro forma equivalent (d)............   5.44     (b)   5.46     (b)      (b)
  Cash dividends per share:
    Historical..........................    --     --      .10    .10      .10
    Pro forma equivalent (c)(d).........    .16    .16     .32    .32      .32

- --------
(a) Income (loss) from continuing operations of certain periods includes the impact of special items as set forth in "Selected Historical Financial Data." Earnings (loss) per share from continuing operations (which are before discontinued operations, extraordinary items and cumulative effect of changes in accounting methods) adjusted to exclude these special items were as follows:

                                                  SIX MONTHS
                                                     ENDED       YEAR ENDED
                                                   JUNE 30,     DECEMBER 31,
                                                  ----------- -----------------
                                                  1994  1993  1993  1992  1991
                                                  ----- ----- ----- ----- -----
      Adjusted combined pro forma basis.......... $1.63 $1.38 $3.02 $2.47 $1.57
      SFP-Adjusted historical basis..............   .37   .26   .64   .50   .35
      SFP-Adjusted pro forma equivalent basis
       (d).......................................   .44   .37   .82   .67   .42

(b) Not required.
(c) Cash dividends declared are assumed to be the same as those paid by BNI on an historical basis.
(d) Calculated by multiplying combined pro forma amounts by the exchange ratio of 0.27.

                                  INTRODUCTION

  This Joint Proxy Statement/Prospectus is being furnished to stockholders of Burlington Northern Inc., a Delaware corporation ("BNI"), in connection with the solicitation of proxies by the BNI Board of Directors for use at the Special Meeting of Stockholders of BNI (the "BNI Special Meeting") to be held at Burlington Northern Railroad Company, 3017 Lou Menk Drive, Fort Worth, Texas 76131-2815, on November 18, 1994 at 10:00 a.m., Fort Worth time, and at any adjournment or postponement thereof.

  This Joint Proxy Statement/Prospectus is also being furnished to the stockholders of Santa Fe Pacific Corporation, a Delaware corporation ("SFP"), in connection with the solicitation of proxies by the SFP Board of Directors for use at the Special Meeting of Stockholders of SFP (the "SFP Special Meeting") to be held at the Hyatt Regency O'Hare, 9300 Bryn Mawr Avenue, Rosemont, Illinois on November 18, 1994 at 3:00 p.m., Chicago time, and at any adjournment or postponement thereof.

  At the BNI Special Meeting and the SFP Special Meeting, the common stockholders of BNI and SFP, respectively, will be asked to adopt and approve the Agreement and Plan of Merger dated as of June 29, 1994 (the "Merger Agreement") between BNI and SFP, pursuant to which SFP is to merge with and into BNI, with BNI to be the surviving corporation in the merger (the "Merger").

  This Joint Proxy Statement/Prospectus also constitutes a prospectus of BNI with respect to up to 58,250,000 shares of common stock, no par value, of BNI (the "BNI Common Stock") issuable to SFP stockholders in connection with the Merger. Unless the context otherwise requires, all references in this Joint Proxy Statement/Prospectus to BNI Common Stock include the associated rights (the "BNI Rights") to purchase Junior Class A Preferred Stock of BNI issued pursuant to the Rights Agreement dated as of July 14, 1986 between BNI and The First National Bank of Boston, as Rights Agent (the "Rights Agreement"). To the extent BNI Rights are then outstanding, each share of BNI Common Stock to be issued in the Merger will be accompanied by one BNI Right, which will be evidenced by the certificate of BNI Common Stock. Pursuant to the Rights Agreement, the BNI Rights will expire on July 24, 1996 unless they are earlier redeemed or the term of the BNI Rights Agreement is extended.

  All information herein concerning BNI has been furnished by BNI, and all information herein concerning SFP has been furnished by SFP. BNI has represented and warranted to SFP, and SFP has represented and warranted to BNI, that the particular information so furnished is true and complete.

  This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of BNI and SFP on or about October 13, 1994.

                                 THE COMPANIES

BURLINGTON NORTHERN INC.

  BNI was incorporated in the State of Delaware in 1981 as part of a holding company reorganization. BNI and its majority-owned subsidiaries are primarily engaged in the rail transportation business. BNI's principal subsidiary is Burlington Northern Railroad Company ("BN Railroad"). BN Leasing Corporation, a wholly owned subsidiary of BNI, was formed in 1989 to acquire railroad rolling stock and other equipment necessary for the transportation and other business affairs of BNI.

  BN Railroad operates the largest railroad system in the United States based on miles of road and second main track, with approximately 24,500 total miles at December 31, 1993. The principal cities served include Chicago, Minneapolis-St. Paul, Fargo-Moorhead, Billings, Spokane, Seattle, Portland, St. Louis, Kansas City, Des Moines, Omaha, Lincoln, Cheyenne, Denver, Fort Worth, Dallas, Houston, Galveston, Tulsa, Wichita, Springfield (Missouri), Memphis, Birmingham, Mobile and Pensacola.

  The transportation of coal is BN Railroad's single largest source of revenues, accounting for approximately one-third of the total. Based on carloadings and tons hauled, BN Railroad is the largest transporter of western low-sulfur coal in the United States. Based on the same criteria, BN Railroad is also the largest rail transporter of grain in North America. Other significant aspects of BN Railroad's business include intermodal transportation and the transportation of forest products, chemicals, consumer products, minerals processors, iron and steel, vehicles and machinery and aluminum, non-ferrous metals and ores.

  The principal executive offices of BNI are located at 3800 Continental Plaza, 777 Main Street, Fort Worth, Texas 76102-5384. BNI's telephone number is (817) 333-2000.

SANTA FE PACIFIC CORPORATION

  SFP was incorporated in the State of Delaware in 1983. A holding company, SFP owns subsidiaries engaged in two businesses: Rail, consisting principally of The Atchison, Topeka and Santa Fe Railway Company ("SFP Rail"), a major Class I railroad operating in twelve midwestern, western and southwestern states; and Pipeline, reflecting SFP's interest in a refined petroleum products pipeline system operating in six western and southwestern states. Prior to the consummation of the Gold Spinoff (as defined below) on September 30, 1994, SFP was also engaged in the exploration for and development of gold properties and the mining and processing of gold ores through Santa Fe Pacific Gold Corporation ("SFP Gold") and its subsidiaries.

  One of the nation's major freight railroads, SFP Rail operated as of December 31, 1993 approximately 8,500 route miles of track (excluding, among other things, second main track) extending from Chicago to the Gulf of Mexico and the West Coast and operated related facilities in twelve midwestern, western and southwestern states. Major markets served directly by SFP Rail include Albuquerque, Chicago, Dallas, Denver, Houston, Kansas City, Los Angeles, Phoenix, the San Francisco Bay area and the United States/Mexico crossings of El Paso and San Diego.

  In serving the midwestern, western and southwestern regions of the country, SFP Rail transports a broad range of commodities derived from manufacturing, agricultural and natural resource industries. Intermodal transportation constitutes the single largest source of freight revenues for SFP Rail, which also transports, among other things, chemicals and petroleum, coal, vehicles and parts, whole grain, minerals and ores, forest products, consumer products, grain products and primary metals.

  Santa Fe Pacific Pipelines, Inc. ("SFP Pipelines"), an indirect, wholly owned subsidiary of SFP, serves as the general partner of Santa Fe Pacific Pipeline Partners, L.P. (the "Partnership"), a publicly traded Delaware master limited partnership formed in 1988 to acquire and operate the refined petroleum products pipeline business of SFP. SFP Pipelines owns a two percent interest in the Partnership as the Partnership's general partner and approximately 42 percent as a limited partner. The Partnership is one of the largest independent pipeline common carriers of refined petroleum products in the United States, and the largest in the western United States, in terms of product deliveries, barrel miles, and pipeline mileage, with approximately 3,300 miles of pipeline and fourteen truck loading terminals serving six states.

  SFP Gold is engaged in the exploration for and the development of gold properties and the mining and processing of gold ores. On June 23, 1994, SFP Gold effected an initial public offering of 19.2 million shares of common stock or approximately 14.6% of its outstanding shares at a price of $14.00 per share. On June 29, 1994, the SFP Board declared a special dividend to holders of SFP Common Stock as of September 12, 1994, consisting of a pro-rata distribution of its interests in SFP Gold (the "Gold Spinoff"). The distribution became effective on September 30, 1994.

  The principal executive offices of SFP are located at 1700 East Golf Road, Schaumburg, Illinois 60173-5860. SFP's telephone number is (708) 995-6000.

                              THE SPECIAL MEETINGS

PURPOSE OF THE BNI AND SFP SPECIAL MEETINGS

  The purpose of the BNI and SFP Special Meetings is to consider and vote upon the adoption and approval of the Merger Agreement.

  EACH OF THE BOARDS OF DIRECTORS OF BNI AND SFP HAS, BY UNANIMOUS VOTE, APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT ITS STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

DATE, PLACE AND TIME

  BNI. The BNI Special Meeting will be held at Burlington Northern Railroad Company, 3017 Lou Menk Drive, Fort Worth, Texas 76131-2815 on November 18, 1994, commencing at 10:00 a.m., Fort Worth time.

  SFP. The SFP Special Meeting will be held at the Hyatt Regency O'Hare, 9300 West Bryn Mawr Avenue, Rosemont, Illinois on November 18, 1994, commencing at 3:00 p.m., Chicago time.

RECORD DATES

  BNI. The Board of Directors of BNI has fixed the close of business on October 19, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at the BNI Special Meeting. As of October 10, 1994, there were issued and outstanding 89,224,101 shares of BNI Common Stock. Only holders of record of BNI Common Stock on the Record Date are entitled to vote.

  SFP. The Board of Directors of SFP has fixed the close of business on October 19, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at the SFP Special Meeting. As of October 10, 1994, there were issued and outstanding 186,996,400 shares of SFP Common Stock. Only holders of record of SFP Common Stock on the Record Date are entitled to vote.

  October 19, 1994 is referred to in this Joint Proxy Statement/Prospectus as the "Record Date."

REQUIRED VOTE

  BNI. The affirmative vote of a majority of the shares of BNI Common Stock outstanding on the Record Date is required to approve the Merger Agreement. Each share of BNI Common Stock is entitled to one vote on each matter on which the respective holders of such shares are entitled to vote as set forth above in the BNI Special Meeting. Holders of BNI's 6 1/4% Cumulative Convertible Preferred Stock, Series A No Par Value are not entitled to vote on the Merger. See "Description of BNI Capital Stock--6 1/4% Convertible Preferred Stock."

  As of October 10, 1994, directors and executive officers of BNI and their affiliates were beneficial owners of an aggregate of 1,917,056 shares of BNI Common Stock (approximately 2.0% of the shares then outstanding). The directors and executive officers of BNI have indicated that they intend to vote their shares of BNI Common Stock in favor of approval of the Merger Agreement.

  SFP. The affirmative vote of a majority of the shares of SFP Common Stock outstanding on the Record Date is required to approve the Merger Agreement. Each share of SFP Common Stock is entitled to one vote on each matter on which the respective holders of such shares are entitled to vote as set forth above in the SFP Special Meeting.

  As of October 10, 1994, directors and executive officers of SFP and their affiliates were beneficial owners of an aggregate of 2,572,978 shares of SFP Common Stock (approximately 1.4% of the shares then outstanding). The directors and executive officers of SFP have indicated that they intend to vote their shares of SFP Common Stock in favor of the approval of the Merger Agreement.

VOTING AND REVOCATION OF PROXIES

  Proxy cards for use at either the BNI Special Meeting or the SFP Special Meeting, as the case may be, accompany this Joint Proxy Statement/Prospectus. A stockholder may use the appropriate proxy card if he or she is unable to attend the meeting in person or wishes to have his or her shares voted by proxy even if he or she does attend the meeting. A proxy may be revoked by the person giving it at any time before it is exercised by providing written notice of such revocation to the Secretary of BNI or SFP, as the case may be, by submitting a proxy having a later date, or by appearing at the meeting and electing to vote in person. Any proxy validly submitted and not revoked will be voted in the manner specified therein by the stockholder. IF NO SPECIFICATION IS MADE, SHARES OF BNI COMMON STOCK OR SFP COMMON STOCK, AS THE CASE MAY BE, REPRESENTED BY PROXY WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT. Because approval of the Merger Agreement by BNI stockholders requires the affirmative vote of a majority of the shares of BNI Common Stock outstanding as of the Record Date, and approval of the Merger Agreement by SFP stockholders requires the affirmative vote of a majority of the shares of SFP Common Stock outstanding as of the Record Date, abstentions and broker non-votes will have the effect of a vote against approval of the Merger Agreement. Neither BNI's nor SFP's Board of Directors knows of any other matter that will be presented for action at either of the Special Meetings. If, however, any other matter properly comes before either of the Special Meetings, the persons named in the proxy or their substitutes will vote thereon in accordance with their judgment.

SOLICITATION OF PROXIES

  BNI and SFP each will bear the cost of the solicitation of proxies from its own stockholders, except that BNI and SFP will share equally the cost of printing and mailing this Joint Proxy Statement/Prospectus. In addition to solicitation by mail, the directors, officers and employees of BNI and SFP and their subsidiaries may solicit proxies from stockholders of the relevant corporation by telephone or telegram or in person. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and BNI and SFP will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

   Kissel-Blake, Inc. will assist in the solicitation of proxies by BNI for a fee of $9,000 plus reasonable out-of-pocket expenses.

  D. F. King & Co., Inc. and MacKenzie Partners, Inc. will assist in the solicitation of proxies by SFP for an aggregate anticipated fee of $150,000 plus reasonable out-of-pocket expenses.

                                   THE MERGER

BACKGROUND OF THE MERGER

  The possibility of a business combination between BNI and SFP was first discussed on July 16, 1993 in a meeting between Mr. Gerald Grinstein, Chairman and Chief Executive Officer of BNI, and Mr. Robert D. Krebs, Chairman, President and Chief Executive Officer of SFP. Following that meeting, senior members of management of both companies, together with their legal and financial advisors, undertook to examine, on a preliminary basis, a possible transaction. On the basis of that investigation, both companies concluded that a BNI-SFP merger presented significant strategic and financial opportunities. The two companies then agreed to investigate further a possible stock merger transaction, executed a confidentiality agreement on or about July 28, 1993 and exchanged confidential information.

  From August through November 1993, each company undertook a detailed due diligence investigation of the other. Beginning in October 1993, representatives of BNI and SFP, and their financial and legal advisors, met on a number of occasions and held numerous additional discussions to attempt to negotiate the terms of a merger transaction, including the terms of a merger agreement. A number of difficult issues were raised during the course of these discussions. Of particular importance were the parties' views as to an appropriate exchange ratio.

  At meetings during this period, each of the SFP Board and BNI Board separately received information about a possible BNI-SFP merger, discussed the possibility of such a merger and was briefed by its management on the merger negotiations.

  On November 29, 1993, BNI and SFP separately concluded that they could not reach an agreement on an exchange ratio. In addition, BNI had concerns with respect to certain tax issues and several matters relating to the planned Gold Spinoff. Thereafter, each company independently decided to discontinue merger negotiations.

  On January 31, 1994, Mr. Grinstein and Mr. Krebs met to discuss the possibility of resuming merger negotiations, but reached no conclusion as to whether to do so.

  On or about February 15, 1994, CS First Boston informed representatives of BNI and SFP that Kansas City Southern Industries, Inc. ("KCSI") intended to explore strategic transactions involving its wholly owned railroad subsidiary, The Kansas City Southern Railway Company and related transportation businesses ("KCSR").

  During the period January 1994 through June 1994, the SFP Board was kept informed of and discussed the possibility of resuming merger negotiations with BNI. At its May 24, 1994 board meeting, SFP management reported to the SFP Board on both the status of the potential BNI transaction and a possible KCSR transaction, and stated its view that, although each of these potential transactions would have advantages, a BNI transaction would be superior for SFP and its stockholders.

  On several occasions in June 1994, representatives of BNI and SFP discussed whether to resume merger negotiations in light of, among other things, the fact that KCSI had informed potential bidders that it would establish in the near future a deadline for bids to acquire KCSR and that the KCSI Board would meet, and might select the winning bidder for KCSR, on June 30, 1994.

  On June 24, 1994, the SFP Board, in light of the fact that merger negotiations with BNI had not resumed, authorized SFP management to make a bid for KCSR. That bid was communicated to KCSI on June 24, 1994.

  On June 24, 1994, the BNI Board authorized BNI management to make a bid for KCSR. That bid was communicated to KCSI on June 24, 1994. At that meeting and following presentations from BNI's management and financial and legal advisors, the Board of Directors of BNI also authorized management, together with its financial and legal advisors, to attempt to negotiate a merger agreement with SFP. The Board noted that, among other things, some of its prior concerns had been alleviated by SFP's progress in effecting the Gold Spinoff.

  On June 24, 1994, after the SFP Board had met, a representative of BNI informed a representative of SFP that BNI was interested in resuming merger negotiations with SFP. From shortly after that time through June 29, 1994, representatives of BNI, SFP and their financial and legal advisors resumed negotiations, which resulted in a definitive merger agreement, subject to BNI and SFP Board approval.

  On June 29, 1994, the Boards of Directors of SFP and BNI each met separately to consider a BNI-SFP merger. Each Board separately received presentations from its management and financial and legal advisors about a BNI-SFP merger. Each Board then resumed the discussions in which it had engaged at earlier meetings about whether to pursue such a merger. Following these discussions, each Board approved the terms of the agreement negotiated by their respective managements and advisors and the Merger Agreement was executed and delivered promptly after receipt of such approval. Upon approval of the Merger, each of the SFP and the BNI Boards authorized SFP management and BNI management, respectively, to withdraw their bids for KCSR. The KCSR bids were withdrawn shortly thereafter.

FACTORS FOR CONSIDERATION OF THE MERGER

  Each of the BNI and SFP Boards of Directors believes that a BNI-SFP combination, which will create a rail system with broad geographic coverage, should, among other things, provide shippers with efficient single-line rail service, diversify each railroad's traffic base, generate significant operating efficiencies and create a financially strong, more effective competitor. See "--Recommendations of the Boards of Directors and Reasons for the Merger." However, there can be no assurances that these potential benefits will be realized or that the ICC will not impose conditions on the operation of the merged entity that will affect its ability to fully achieve any one or more of such benefits. See "Other Matters--Additional Financial Considerations." In addition, if the Merger cannot be consummated because the ICC does not give its approval, each of BNI and SFP will have incurred expenses without a corresponding benefit.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND REASONS FOR THE MERGER

  BNI. At a meeting on June 29, 1994, the Board of Directors of BNI, by unanimous vote, determined that the terms of the Merger are fair to and in the best interests of BNI and its stockholders and approved the Merger Agreement and the transactions contemplated thereby. In reaching these determinations, the BNI Board of Directors considered, among other things, the negotiations that had occurred during 1993; advice as to the background of the negotiations since that time; financial and strategic factors relating to the proposed merger; the results of due diligence; financial assessments by Lazard Freres & Co. ("Lazard"), BNI's financial advisor, and BNI management of (x) SFP, (y) BNI and (z) the combined company; legal and regulatory considerations with respect to the proposed merger, including issues relating to the Directors' fiduciary duties and issues relating to the ICC approval process; and the terms and conditions of the Merger Agreement. The Board also was given a presentation by Lazard concerning the Merger and Lazard's written opinion to the effect that the Exchange Ratio was fair to BNI's stockholders from a financial point of view. See "The Merger--Opinions of Financial Advisors--Opinion of Lazard."

  SFP. At a meeting on June 29, 1994, the Board of Directors of SFP, by unanimous vote, determined that the terms of the Merger are fair to and in the best interests of SFP and its stockholders and approved the Merger Agreement and the transactions contemplated thereby. In reaching these determinations, the SFP Board of Directors considered, among other things, the negotiations that had occurred during 1993; advice as to the background of the negotiations since that time; financial and strategic factors relating to the proposed merger; the results of due diligence; financial assessments by Goldman Sachs, SFP's financial advisor, of (x) BNI, (y) SFP and (z) the combined company; legal, tax and regulatory considerations with respect to the proposed merger, including issues relating to the Directors' fiduciary duties and issues relating to the ICC approval process; and the terms and conditions of the Merger Agreement. The Board also was given a presentation by Goldman Sachs concerning the Merger and Goldman Sachs' oral opinion (which has subsequently been confirmed in writing) to the effect that, based on various considerations and assumptions, the Exchange Ratio was fair to SFP's stockholders. See "The Merger--Opinions of Financial Advisors--Opinion of Goldman Sachs."

  The strategic factors considered independently by the BNI and SFP Boards of Directors in approving the Merger included:

  1. Geographic Coverage. The merged entity should provide substantial opportunities for revenue and earnings growth by linking all principal West Coast and Gulf Coast ports, major midwestern and southeastern markets and Canada and Mexico. A BNI-SFP combination will create an expanded rail network, with far broader geographic coverage than either of the carriers' existing systems, and should increase opportunities for intermodal partnerships between the combined company and trucking companies, provide access to better routing opportunities and increase traffic densities.

  2. Single-Line Rail Service. A BNI-SFP combination should provide shippers with more efficient and cost-effective single-line service. The extensive single-line service should position the carriers to attract and serve customers more effectively by eliminating costs and delays of interchanges, improving productivity and enhancing the combined company's ability to respond to customer needs.

  3. Diversified Traffic Base. The Merger should serve to balance SFP's strength in intermodal traffic with BNI's strength in coal and grain operations. The resulting diversification of the combined company's traffic base should reduce the impact of fluctuations in demand for particular commodities and therefore reduce the volatility of the combined company's financial results.

  4. Operating Efficiencies. The Merger should increase operating efficiencies and create substantial cost savings through reductions in general and administrative costs, operations and transportation savings, reduced costs and delays of interchange and maintenance of way and equipment savings.

  5. Increased Competitiveness and Financial Strength. Based on the expanded geographic coverage, single-line service, diversified traffic base and operating efficiencies, the Merger should create a strong, new rail system that is able to compete more effectively with other major western rail carriers. In addition, the combination of two financially sound entities should create a stronger company providing enhanced stockholder value, greater financial strength and improved credit quality.

  In addition, the BNI Board separately concluded that a BNI-SFP merger should provide an opportunity to strengthen and deepen the management team of the combined entity by integrating the BNI and SFP management teams. The SFP Board separately concluded that, because SFP is smaller than a number of its competitors, its ability to grow and compete effectively should be enhanced by the economies of scale that a BNI-SFP merger makes possible.

OPINIONS OF FINANCIAL ADVISORS

 Opinion of Lazard

  Lazard has rendered to the BNI Board of Directors its written opinion dated June 29, 1994, that, based upon and subject to various considerations set forth in the opinion and such other factors as it deemed relevant, on June 29, 1994, the Exchange Ratio was fair to the holders of BNI Common Stock from a financial point of view. Lazard has also delivered to the BNI Board of Directors a substantially identical opinion, dated the date of this Joint Proxy Statement/Prospectus, to the effect that based upon and subject to various considerations set forth in the opinion and such other factors as it deemed relevant, on the date hereof, the Exchange Ratio was fair to the holders of BNI Common Stock from a financial point of view.

  THE FULL TEXT OF THE WRITTEN OPINION OF LAZARD DATED THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND THE REVIEW UNDERTAKEN WITH REGARD TO SUCH OPINION, IS ATTACHED AS APPENDIX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS. BNI STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. LAZARD'S OPINION IS DIRECTED ONLY TO THE EXCHANGE RATIO AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF BNI AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING OF STOCKHOLDERS OF BNI. THE SUMMARY OF THE OPINION OF LAZARD SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In rendering its opinions, Lazard, among other things: (i) reviewed the terms and conditions of the Merger Agreement; (ii) analyzed certain historical business and financial information relating to BNI and SFP, including the Annual Reports to Stockholders and Annual Reports on Form 10-K of BNI and SFP for each of the fiscal years ended December 31, 1989 through 1993 (and any amendments thereto), and Quarterly Reports on Form 10-Q of BNI and SFP for the quarters ended March 31, June 30 and September 30 for each of the same fiscal years and for the quarters ended March 31 and, solely with respect to its opinion dated the date hereof, June 30, 1994 (and any amendments thereto);
(iii) solely with respect to its opinion dated the date hereof, certain Current Reports on Form 8-K of BNI and SFP; (iv) reviewed certain financial forecasts and other data provided to Lazard by BNI and SFP relating to their respective businesses; (v) held discussions with members of the senior management of BNI and SFP with respect to the businesses and prospects of BNI and SFP, respectively, the strategic objectives of each, and possible benefits that might be realized following the Merger; (vi) reviewed public information with respect to certain other companies in lines of businesses Lazard believed to be comparable to the businesses of BNI and SFP; (vii) reviewed the financial terms of certain recent business combinations involving companies in lines of businesses Lazard believed to be comparable to those of BNI and SFP, and in other industries generally; (viii) analyzed the pro forma financial impact of the Merger on BNI and SFP; (ix) reviewed the historical stock prices and trading volumes of the BNI Common Stock and SFP Common Stock; and (x) conducted such other financial studies, analyses and investigations as Lazard deemed appropriate. In addition, solely with respect to its opinion dated the date hereof, Lazard also reviewed this Joint Proxy Statement/Prospectus.

  In connection with its review, Lazard relied upon the accuracy and completeness of the financial and other information provided by BNI and SFP to it and did not undertake any independent verification of such information or any independent valuation or appraisal of any of the assets of BNI or SFP. With respect to the financial forecasts, Lazard assumed that they had been reasonably prepared on bases reflecting the best then currently available estimates and judgments of the respective managements of BNI and SFP as to the future financial performance of their businesses. Further, Lazard assumed that obtaining the necessary regulatory and governmental approvals for the Merger, including approval of the ICC, may significantly delay the consummation of the Merger, and that, in the course of obtaining such approvals, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the Merger to BNI. Lazard's opinions stated that they were also based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the dates of such opinions.

  The following is a brief summary of the analyses performed by Lazard in connection with rendering its June 29, 1994 opinion and discussed with BNI's Board of Directors at its meeting on June 29, 1994.

  Relative Contribution Analysis. Lazard analyzed the pro forma contributions from each of BNI and SFP to the combined company if the Merger were to be consummated as set forth in the Merger Agreement. Among the various income and cash flow statement items analyzed were the relative contribution to the pro forma company of each of BNI's and SFP's revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") and net income available to common stockholders for the years ended December 31, 1993 and 1994 (projected). The 1994 projections were based on estimates of each of BNI's and SFP's managements. In addition, SFP's financial information was adjusted throughout Lazard's analyses to reflect the Gold Spinoff, which was assumed to be consummated on September 30, 1994. (For these purposes, Lazard defined the rail and pipeline businesses of SFP as "SFP Rail" and used such definition throughout its analyses to refer to the entity which would be remaining following the Gold Spinoff.) The relative contribution analysis showed that BNI would contribute between 64.5% and 66.2% of the revenues, between 66.7% and 67.6% of the EBITDA and between 69.3% and 72.8% of the net income available to common stockholders to the combined company, before taking into account any of the possible benefits that may be realized following the Merger. Lazard observed that SFP Rail's net income available to common stockholders was reduced by various non-operating factors, including the relatively high interest rate on certain of its debt. These contribution ratios may be compared with the projected pro forma fully diluted ownership interest of 65.8% that BNI stockholders would receive if the Merger were to be consummated.

  Reconciliation of Theoretical SFP Rail Trading Value. Lazard analyzed the theoretical trading value of SFP Rail reflected in the then current trading value of SFP Common Stock based on the trading values of SFP Common Stock and SFP Gold common stock. Lazard explained that, based on the number of shares of SFP Common Stock outstanding and the number of shares of SFP Gold common stock held by SFP and the fact that SFP had publicly stated its intention to consummate the Gold Spinoff, each share of SFP Common Stock theoretically contained approximately 0.6 of a share of SFP Gold common stock. This methodology suggested the theoretical trading value of SFP Rail of $12.43 and $12.05 based on closing prices of SFP Common Stock and SFP Gold common stock as of June 27 and 29, 1994, respectively. These values were used in connection with certain of the analyses described below.

  Comparable Publicly Traded Company Analysis. Lazard analyzed certain financial and stock market data for SFP Rail based on the theoretical trading value of SFP Rail as described above and SFP Rail's historical and projected financial information provided by SFP's management. Lazard then compared the results calculated for SFP Rail with that of selected publicly traded Class I railroad holding companies that have operations primarily in the western part of the United States, including BNI, Southern Pacific Rail Corporation ("Southern Pacific"), and Union Pacific Corporation ("Union Pacific"). In performing these comparisons, Lazard made certain adjustments with respect to the estimated net present value of the cash proceeds from expected sales of excess real estate of Southern Pacific. This analysis was performed in order to examine whether the theoretical SFP Rail trading value described in the immediately preceding analysis appeared to reasonably reflect SFP Rail's operations and its future prospects in a manner consistent with such other publicly traded railroad holding companies. Although Lazard calculated various financial ratios, it focused on and discussed with BNI's Board of Directors the relationship of market price to earnings per share estimates for 1994 and 1995 which, for SFP Rail were 14.6x and 12.4x, respectively, as of June 27, 1994. Earnings per share estimates for the comparable companies, including that for BNI for the purposes of this comparable company analysis, were based on Institutional Brokers Estimate System ("IBES") estimates as of June 23, 1994. IBES is a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors. This analysis showed that as of June 27, 1994, BNI traded at 11.8x and 9.9x forecasted earnings per share for 1994 and 1995, respectively, Southern Pacific at 18.7x and 12.6x forecasted earnings per share for 1994 and 1995, respectively, after taking into account the real estate related adjustments described above, and Union Pacific at 13.3x and 11.8x forecasted earnings per share for 1994 and 1995, respectively. Lazard noted that these multiples, if calculated based upon closing prices of June 29, 1994, would not change materially.

  Comparable Transaction Analysis. Lazard reviewed certain financial aspects of selected mergers and acquisitions transactions in the U.S. railroad industry, including Kansas City Southern Industries' acquisition of MidSouth Corporation, the acquisition of CNW Corporation by an investor group led by Blackstone Capital Partners, Prospect Group's acquisition of Illinois Central Transportation Corporation, Rio Grande Industries' acquisition of Southern Pacific Transportation Company, Union Pacific's acquisition of Missouri-Kansas-Texas Railroad Company, Anschutz Corporation's acquisition of Rio Grande Industries, and Union Pacific's acquisition of Missouri Pacific (collectively, the "Comparable Transactions"). Of the Comparable Transactions listed above, Lazard noted that the first three transactions (involving MidSouth, CNW and Illinois Central as the acquired companies) were announced within the past six years (collectively, the "Recent Comparable Transactions"). Among the ratios reviewed by Lazard were the equity purchase prices as a multiple of, among other things, historical net earnings, and the transaction values as a multiple of, among other things, historical EBITDA and earnings before interest and taxes ("EBIT"). The historical net earnings multiples of the Comparable Transactions and Recent Comparable Transactions ranged from 6.5x to 33.2x and 18.5x to 24.1x, respectively. The historical EBITDA multiples of the Comparable Transactions and Recent Comparable Transactions ranged from 4.0x to 10.3x and 6.2x to 9.2x, respectively. The historical EBIT multiples of the Comparable Transactions and Recent Comparable Transactions ranged from 6.7x to 20.3x and 12.1x to 12.3x, respectively. These multiples may be compared with the SFP Rail multiples of 18.7x historical net earnings, 7.1x historical EBITDA and 10.8x historical EBIT, in each case implied by the closing price of BNI Common Stock as of June 27, 1994, and the Exchange Ratio. Lazard noted that these multiples, if calculated based upon closing price of June 29, 1994, would not change materially.

  In addition, Lazard analyzed the premiums paid over the pre-announcement share price for each of the Comparable Transactions and for certain selected recently announced stock-for-stock mergers in industries other than railroads, including the mergers between Columbia Healthcare and Medical Care America, Adobe Systems and Aldus Corp., United Healthcare and Ramsay HMO, BankAmerica and Continental Bank, Mellon Bank and Dreyfus, Bell Atlantic and Tele-Communications (which was subsequently canceled), Columbia Healthcare and HCA-Hospital Corp. of America, Society Corp. and KeyCorp., Mattel Inc. and Fisher-Price, AT&T and McCaw Cellular, and Merck and Medco Containment (collectively, the "Recent Large Stock Swaps"). The premiums paid ranged from 6.4% to 90.7% in the Comparable Transactions, from 63.3% to 90.7% in the Recent Comparable Transactions and from -0.9% to 75.8% in the Recent Large Stock Swaps. Lazard noted that, of the Recent Large Stock Swaps, if the merger between Society Corp. and KeyCorp. were to be excluded, the range would be from 20.2% to 75.8%. These premiums may be compared with the implied SFP Rail premium of approximately 16.5% based upon closing prices of June 27, 1994.

Lazard noted that the implied premium, if calculated based upon closing prices of June 29, 1994, would be approximately 19.9%.

  No company or transaction used in the comparable analyses is identical to SFP Rail or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and mergers and acquisitions transactions and other factors that could affect the acquisition or public trading values of the companies analyzed.

  Pro Forma Merger Consequences Analysis. Lazard analyzed certain pro forma effects of the Merger on the earnings and capitalization of the combined company based on the projections provided by the managements of each of BNI and SFP regarding the financial performance of BNI and SFP, respectively, as well as the estimates by the management of BNI of the possible benefits (in the form of cost savings and revenue enhancements) that might be realized following the Merger. The BNI management estimates of the possible benefits used by Lazard were as follows: approximately $118 million benefit during the first year following the Merger, approximately $241 million benefit during the second year following the Merger and approximately $266 million benefit during the third year following the Merger. Lazard expressed no view on whether these possible benefits could be realized. In addition, Lazard assumed, after consultation with BNI management, that the Merger, among other things, (i) would be accounted for under the purchase method of accounting and (ii) would be consummated on December 31, 1995, after obtaining the approval of the ICC. Based on various assumptions including those described above, Lazard observed that the Merger would result in the initial dilution in earnings per share of approximately 7.0% in the first year after the Merger is consummated (which was assumed to be 1996) from BNI's stockholders' point of view, after taking into account the possible benefits anticipated by BNI management at that time to be realized during such year. Lazard further observed that the Merger would provide earnings per share accretion of approximately 4.8% and 9.8% in 1997 and 1998, respectively, from BNI's stockholders' point of view, after taking into account the possible benefits anticipated to be realized during such years. In addition, Lazard analyzed certain pro forma credit statistics of the combined company and observed that the credit statistics of the combined company would either slightly improve or remain largely unchanged compared with those of BNI on a stand-alone basis.

  Other Factors and Analyses. In rendering its opinions, Lazard considered various other factors and conducted certain additional analyses, including, among other things, a review of (i) the history of trading prices and volume for BNI Common Stock and SFP Common Stock and the relationship between movements of such securities and movements in the S&P Railroad Index and the S&P Industrials Index and (ii) the recent developments concerning the initial public offering of shares of SFP Gold common stock and the Gold Spinoff.

  In connection with its opinion dated the date of this Joint Proxy Statement/Prospectus, Lazard confirmed the appropriateness of its reliance on the analyses used to render its June 29, 1994 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith. With respect to updating the pro forma merger consequences analysis, Lazard assumed, based upon the advice of the BNI management, that the Merger would be accounted for under the pooling of interests method of accounting (instead of the purchase method of accounting which was assumed in the same analysis in connection with the June 29, 1994 opinion). Except for the change in the accounting method, Lazard used the same set of projections and other assumptions as used in the pro forma merger consequences analysis in connection with the June 29, 1994 opinion. Based on the pooling of interests method of accounting and without taking into account certain post-Merger restructuring-related expenses which would be recognized as non-recurring charges, Lazard observed that the Merger would result in the initial dilution in earnings per share of approximately 1.6% in the first year after the Merger is consummated (which was assumed to be 1996) from BNI's stockholders' point of view, after taking into account the potential cost savings and operating efficiencies anticipated at that time by BNI management to be realized during such year. Lazard further observed that the Merger would provide earnings per share accretions of approximately 9.8% and 14.4% in 1997 and 1998, respectively, from BNI's stockholders' point of view, after taking into account the potential cost savings and operating efficiencies anticipated to be realized during such years. In addition, Lazard observed that the credit statistics of the combined company under the pooling of interests method of accounting would remain largely unchanged compared with those of BNI on a stand-alone basis.

  In arriving at its written opinions dated June 29, 1994 and the date of this Joint Proxy Statement/Prospectus, and in discussing its June 29, 1994 opinion with BNI's Board of Directors, Lazard performed various financial analyses, portions of which are summarized above. The summary set forth above does not purport to be a complete description of Lazard's analyses. Lazard believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, could create an incomplete view of the process underlying the opinion. In performing its analyses, Lazard made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of BNI or SFP. The analyses performed by Lazard are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect actual market valuations or trading ranges, which may vary significantly from amounts set forth above.

  BNI retained Lazard to act as its exclusive financial advisor in connection with the Merger and related matters based upon its qualifications, expertise, and reputation in investment banking in general and mergers and acquisitions specifically. Lazard is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes.

  In consideration for Lazard's services in connection with the Merger, BNI has agreed to pay Lazard fees as follows: (i) $1.5 million upon public announcement of the Agreement, which has been paid; (ii) an additional fee of $3.0 million upon receipt of the approvals of both BNI's and SFP's stockholders; and (iii) an additional fee of $4.5 million upon consummation of the Merger. In addition, BNI has agreed to reimburse Lazard for its out-of-pocket expenses and to indemnify Lazard and its affiliates, and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under the Federal securities laws.

 Opinion of Goldman Sachs

  Goldman Sachs delivered its oral opinion to the SFP Board of Directors on June 29, 1994 that, as of the date of such opinion, the Exchange Ratio was fair to the holders of SFP Common Stock. Goldman Sachs subsequently confirmed its June 29, 1994 opinion by delivery of its written opinion, dated as of the date hereof, that, as of the date hereof, the Exchange Ratio was fair to the holders of SFP Common Stock.

  THE FULL TEXT OF THE OPINION OF GOLDMAN SACHS DATED THE DATE HEREOF, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. SUCH OPINION STATES THAT GOLDMAN SACHS HAVE ASSUMED, WITH THE CONSENT OF THE SFP BOARD, THAT IN ANALYZING THE EXCHANGE RATIO, GOLDMAN SACHS NEED NOT TAKE INTO ACCOUNT THE CONSIDERATION WHICH MIGHT BE RECEIVED UNDER THE UPC PROPOSAL. STOCKHOLDERS OF SFP ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

  In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) the Joint Proxy Statement/Prospectus; (iii) the Annual Reports to Stockholders and Annual Reports on Form 10-K of SFP and BNI for the five years ended December 31, 1993 (and any amendments thereto);
(iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of SFP and BNI (and any amendments thereto); (v) certain other communications from SFP and BNI to their respective stockholders; (vi) certain Current Reports on Form 8-K of SFP and BNI; and (vii) certain internal financial analyses and forecasts for SFP and BNI prepared by their respective managements. Goldman Sachs also held discussions with members of the senior management of SFP and BNI regarding the past and current business operations, financial condition, and future prospects of their respective companies. Furthermore, Goldman Sachs considered the views of the senior management of SFP regarding the strategic importance of, and potential synergies in the form of cost savings expected to be realized from, the Merger. In addition, Goldman Sachs reviewed the reported price and trading activity for the SFP Common Stock and the BNI Common Stock, compared certain financial and stock market information for SFP and BNI with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the railroad industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

  Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of SFP or BNI or any of their respective subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal.

  Set forth below is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its oral opinion to SFP's Board of Directors on June 29, 1994. Goldman Sachs utilized substantially the same types of financial analyses in preparing its written opinion dated the date hereof.

    (i) Pro Forma Merger Analysis. Goldman Sachs prepared pro forma analyses of the financial impact of the Merger relying on financial projections prepared by the managements of SFP and BNI, respectively, and estimates made at that time by senior management of SFP of the synergies in the form of cost savings expected to be realized from the Merger of $150 million in the first year after the Merger is consummated (which was assumed to be 1996) and $300 million in each of 1997 and 1998. Goldman Sachs compared the earnings per share ("EPS") of BNI Common Stock on a stand alone basis to the EPS of the common stock of the combined company on a pro forma basis. Goldman Sachs also compared the EPS of SFP Common Stock on a stand alone basis to the EPS of the common stock of the combined company on a pro forma basis. Such analyses were prepared for the years 1996, 1997 and 1998 since Goldman Sachs had assumed, after consulting with SFP management, that approval of the ICC of the transaction might not be received until late 1995. Goldman Sachs further assumed that the Merger would be accounted for using purchase accounting. These analyses showed that the Merger would initially dilute the EPS of BNI by approximately 4.1% but thereafter provide EPS accretion of approximately 7.2% and 7.9% in 1997 and 1998, respectively, after taking into account the synergies in the form of cost savings expected to be realized from the Merger in each year. Furthermore, Goldman Sachs' analyses showed that from the point of view of SFP stockholders the Merger would provide EPS accretion of approximately 38.3%, 42.1% and 35.2% for the years 1996, 1997 and 1998, respectively, after taking into account the synergies in the form of cost savings expected to be realized from the Merger in each year.

    In addition, this analysis showed that SFP stockholders would receive an additional $0.28 in dividends on a pro forma per share basis.

    In connection with its written opinion, dated as of the date of this Joint Proxy Statement/Prospectus, Goldman Sachs confirmed the appropriateness of its reliance on the analyses used to render its June 29, 1994 oral opinion by updating certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith. In updating the pro forma merger analysis, Goldman Sachs assumed, based upon the advice of SFP management, that the Merger would be accounted for as a pooling of interests (instead of being accounted for using purchase accounting as was assumed in connection with Goldman Sachs' June 29, 1994 oral opinion). With the exception of the change in accounting method, Goldman Sachs used the same set of projections and assumptions as had been used in its June 29, 1994 oral opinion. Such revised pro forma merger analysis showed that the Merger, after taking into account the synergies in the form of cost savings expected to be realized, would result in the initial dilution of the EPS of BNI by approximately 0.3% in the first year after the Merger is consummated (which was assumed to be 1996), but that thereafter the Merger would provide EPS accretion to BNI stockholders of approximately 10.7% and 11.2% in 1997 and 1998, respectively. Furthermore, Goldman Sachs' revised analyses showed that from the view of SFP stockholders the Merger would provide EPS accretion of approximately 43.6% in the first year after the Merger is consummated (which was assumed to be 1996) and that thereafter the Merger would provide EPS accretion to SFP stockholders of approximately 46.7% and 39.2% in 1997 and 1998, respectively.

    (ii) SFP Rail Stock Analysis. Goldman Sachs analyzed the indicated trading value of SFP Rail reflected in the then current trading value of SFP Common Stock based on estimated 1994 earnings per share for SFP Rail and an appropriate price earnings ratio for SFP Rail taking into consideration such ratios for the Selected Companies (as defined below). This analysis indicated an estimated trading value of SFP Rail of approximately $13.00 per share. Using this indicated price, Goldman Sachs analyzed the premium to be received by holders of SFP Common Stock pursuant to the Merger Agreement. This analysis showed that the price per share of SFP Common Stock to be paid pursuant to the Merger Agreement represented a premium of 12.2% based on an assumed price of $54.00 per share for BNI. Based on a range of historical average prices of BNI Common Stock, this analysis further showed that the price per share of SFP Common Stock to be paid pursuant to the Merger Agreement represented a premium ranging from 12% to 24%. In addition, Goldman Sachs, as an alternative approach to determining the premium received by SFP stockholders in the Merger, analyzed the implied trading value of SFP Rail reflected in the then current public trading value of SFP Common Stock and SFP Gold common stock. This methodology suggested a trading value of SFP Rail of $11.87 based on closing prices of SFP Common Stock and SFP Gold common stock (assuming a 1 for 1.7 share spin-off ratio) on June 28, 1994. Based on such implied trading value and an assumed price of $54.00 per share for BNI Common Stock, the price per share of SFP Common Stock to be paid pursuant to the Merger Agreement represented a premium of 22.9%.

    (iii) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to SFP to corresponding financial information, ratios and public market multiples for nine publicly traded corporations: Consolidated Rail Corporation ("Conrail"), Chicago and North Western Holdings Corp., CSX Corporation, Illinois Central Corporation, Norfolk Southern Corporation, Southern Pacific Rail Corporation, Union Pacific Corporation, Kansas City Southern Industries, Inc. and Canadian Pacific Limited (the "Selected Companies"). The Selected Companies were chosen because they are publicly-traded companies with operations that for purposes of analysis may be considered similar to the operations of SFP. This analysis showed, among other things, that the price earnings ratio using estimated 1994 earnings (based on mean estimates from First Call as of June 17, 1994) for the Selected Companies ranged from a low of 11.6 to a high of 21.7, as compared to a ratio for SFP (including SFP Gold) of 17.0 and 11.7 for BNI and the price earnings ratio using estimated 1995 earnings (based on mean estimates from First Call as of June 17, 1994) for the Selected Companies ranged from a low of 10.0 to a high of 14.2, as compared to a ratio for SFP of 14.4 (including SFP Gold) and 9.9 for BNI. First Call is a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors.

    (iv) Contribution Analysis. Goldman Sachs reviewed certain historical and estimated future operating and financial information (including, among other things, revenue, EBITDA (defined below), operating income, net income, operating cash flow and free cash flow) for SFP, BNI and the pro forma combined entity resulting from the Merger based on SFP and BNI managements' financial forecasts for each of SFP and BNI and the pro forma combined entity. The analysis indicated that the SFP stockholders would receive 34.5% of the outstanding common equity of the combined companies after the Merger. Based on financial data provided to Goldman Sachs by SFP and BNI managements, Goldman Sachs also analyzed the relative income statement contribution of SFP and BNI to the combined companies on a pro forma basis before taking into account any of the possible benefits that may be realized following the Merger. This analysis indicated that for the years 1994 through 1998, SFP would have contributed (i) 35.8%, 36.4%, 37.2%, 38.2% and 39.0%, respectively, to combined revenues; (ii) 33.6%, 33.2%, 33.7%, 34.5% and 35.2%, respectively, to combined earnings before interest, taxes, and depreciation ("EBITDA"); (iii) 33.0%, 32.4%, 32.9%, 34.0% and 34.7%, respectively, to combined operating income before interest and special charges; and (iv) 27.2%, 27.0%, 26.8%, 28.6% and 29.8%, respectively, to combined net income (excluding extraordinary gains/losses).

    (v) Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the BNI Common Stock and the relationship between movements of such common stock and movements in (i) SFP Common Stock (including SFP Gold), (ii) the S&P 400, and a composite index of certain railroad companies (the "Composite Index"). The Composite Index is composed of the following companies: Burlington Northern Inc., Conrail, Chicago and North Western Holdings Corp., CSX Corporation, Illinois Central Corporation, Norfolk Southern Corporation and Union Pacific Corporation. This analysis showed that the SFP Common Stock (including SFP Gold) outperformed the BNI Common Stock, the S&P 400 and the Composite Index from the period of August 1, 1993 through June 1, 1994.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to SFP or BNI or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the SFP Board of Directors as to the fairness of the Exchange Ratio to the holders of SFP Common Stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, Goldman Sachs' opinion and presentation to the SFP Board of Directors was one of many factors taken into consideration by the SFP Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Appendix D hereto.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with SFP, having performed various investment banking services for SFP from time to time, including having acted as managing and co-managing underwriter of public offerings of SFP Common Stock in October 1991 and June 1992, respectively, having acted as financial advisor on the asset exchange between SFP and Hanson Natural Resources Company in June 1993, having acted as managing underwriter of a public offering of common stock of SFP Gold in June 1994, and having acted as SFP's financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. Goldman Sachs has also provided certain investment banking services to BNI from time to time, including acting as co-managing underwriter of a public offering of BNI Common Stock in November 1991, acting as managing underwriter of a public offering of 6 1/4% Cumulative Convertible Preferred Stock, Series A No Par Value in November 1992 and acting as a co-managing underwriter in a public offering of 7 1/2% Debentures due 2002 in July 1993, and may provide investment banking services to BNI in the future. SFP selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

  Pursuant to a letter agreement dated October 21, 1993 (the "Engagement Letter"), SFP engaged Goldman Sachs to act as its financial advisor in connection with the possible merger with, or sale of stock or assets to, BNI. Pursuant to the terms of the Engagement Letter, if the merger with, or sale of stock or assets to, BNI is accomplished in one or a series of transactions, SFP will pay Goldman Sachs upon consummation of the Merger a transaction fee of 0.45% of the aggregate consideration paid in such transaction or series of transactions, with a maximum transaction fee of $15 million. As part of this fee, SFP will pay Goldman Sachs $5 million upon approval of the transaction by the stockholders of SFP and BNI (which will be credited towards the total transaction fee). SFP has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the Federal securities laws.

MERGER CONSIDERATION

  Pursuant to the Merger Agreement, each share of SFP Common Stock outstanding immediately prior to the Effective Time (as defined below) and not held by SFP as treasury stock or owned by BNI or any of its subsidiaries, will be converted into the right to receive 0.27 shares of BNI Common Stock, with cash being paid in lieu of fractional shares of BNI Common Stock. To the extent BNI Rights are then outstanding, each share of BNI Common Stock issued in the Merger will be accompanied by one BNI Right, which will be evidenced by the certificate of BNI Common Stock issued in the Merger. The shares of BNI Common Stock, together with the associated BNI Rights, if then outstanding, are referred to as the "Merger Consideration." Shares of SFP Common Stock held by SFP as treasury stock or owned by BNI or any of its subsidiaries immediately prior to the Effective Time will be canceled, and no payment will be made with respect thereto. See "The Merger Agreement--The Merger."

EFFECTIVE TIME

  The Merger will become effective upon the filing of a certificate of merger with, and acceptance by, the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "Effective Time"). At the Effective Time, the separate existence of SFP will cease, and BNI will continue as the surviving corporation. The filing of a certificate of merger will occur promptly after the satisfaction or waiver of all conditions to BNI's and SFP's obligation to effect the Merger. The Merger Agreement provides that either party may terminate the Agreement if the Merger is not consummated by December 31, 1997.

  The approval of the ICC is required to consummate the Merger. Under existing law, the ICC is required to enter a final order with respect to the Merger within 31 months after the application for such approval is filed by BNI and SFP. On October 5, 1994, the ICC served an order establishing a schedule that would result in a final ICC decision within 535 days from the filing of the application. The parties are filing the application on October 13, 1994. There can be no assurance that the ICC will issue a decision any sooner than the 31-month period permitted the ICC by law. An ICC approval order may be appealed by certain persons and the effectiveness of the order might be stayed by the ICC or by an appellate court while such an appeal is pending. Any appeals from the ICC order might not be resolved for a substantial period of time after the entry of the order by the ICC. ICC approval is not automatically stayed if a party seeks judicial review of the decision; however, it is possible that the approval could be stayed by the ICC or a reviewing court. If the approval is stayed, consummation of the Merger would be delayed. Consummation of the Merger, which will occur after stockholder approval, receipt of required regulatory approvals and satisfaction or waiver of all of the other conditions set forth in the Merger Agreement, may not occur for two or more years in the future. See "Other Matters--ICC Approval."

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; DIVIDENDS; NO FRACTIONAL SHARES

  Upon consummation of the Merger, each share of SFP Common Stock outstanding immediately prior to the Effective Date (other than shares of SFP Common Stock owned by SFP as treasury stock or owned by BNI or any subsidiary of BNI immediately prior to the Effective Time, all of which will be canceled) will be converted into the right to receive 0.27 shares of BNI Common Stock, and will cease to be outstanding. As of October 10, 1994, the value of 0.27 shares of BNI Common Stock was $13.03 based on the closing price of BNI Common Stock on the NYSE on such date. Based upon the shares outstanding of BNI and SFP as of October 10, 1994 and the Exchange Ratio, it is expected that the stockholders of SFP immediately prior to the consummation of the Merger will own approximately 36.1% of the outstanding shares of BNI Common Stock immediately after the consummation of the Merger.

  If any holder of shares of SFP Common Stock would be entitled to receive a number of shares of BNI Common Stock that includes a fraction, then, in lieu of a fractional share, such holder will be entitled to receive a cash payment representing such holder's proportionate interest in the net proceeds from the sale by an agent appointed by BNI and reasonably satisfactory to SFP (the "Exchange Agent") in one or more transactions (made at such times, in such manner and on such terms as the Exchange Agent will determine in its reasonable discretion) on behalf of all holders of the aggregate of fractional shares of BNI Common Stock which would otherwise have been issued. The sale of such aggregate of fractional shares of BNI Common Stock by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent possible.

  At the Effective Time, BNI will deposit with the Exchange Agent certificates representing the aggregate Merger Consideration to be paid in respect of shares of SFP Common Stock. Promptly after the Effective Time, BNI will send, or will cause the Exchange Agent to send, to each holder of record of SFP Common Stock a letter of transmittal to be used in forwarding his or her certificates evidencing such shares of SFP Common Stock to the Exchange Agent for surrender and exchange for certificates evidencing the Merger Consideration to which he or she has become entitled and, if applicable, cash in lieu of a fractional share of BNI Common Stock. Such letter of transmittal will specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper delivery to the Exchange Agent of the certificates representing such holder's shares of SFP Common Stock. Upon surrender to the Exchange Agent of a certificate or certificates representing a holder's shares of SFP Common Stock, such holder will be entitled to receive the Merger Consideration and, if applicable, cash in lieu of a fractional share of BNI Common Stock in respect thereof.

  Any portion of the Merger Consideration deposited with the Exchange Agent and any portion of the net proceeds from the sale of the aggregate of fractional shares by the Exchange Agent that remains unclaimed for a period of twelve months after the Effective Time by the stockholders of SFP will, upon demand, be returned to BNI, and any such holder who has not exchanged his shares of SFP Common Stock for the Merger Consideration after such period will thereafter only look to BNI for his or her claim for BNI Common Stock, any cash in lieu of fractional shares of BNI Common Stock and any dividends or distributions in respect of BNI Common Stock, subject to applicable abandoned property laws.

  After the Effective Time, each certificate evidencing shares of SFP Common Stock, until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the Merger Consideration which the holder of such certificate is entitled to receive and the right to receive any cash payment in lieu of a fractional share of BNI Common Stock. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions until such certificate is surrendered. Upon such surrender, there shall be paid, without interest, to the person in whose name the certificates representing the BNI Common Stock into which such shares of SFP Common Stock were converted are registered, (1) all dividends and other distributions in respect of BNI Common Stock that are payable on a date subsequent to, and the record date for which occurs after, the Effective Time and (2) all dividends or other distributions in respect of shares of SFP Common Stock that are payable on a date subsequent to, and the record date for which occurs before, the Effective Time.

NAME OF SURVIVING ENTITY

  Upon consummation of the Merger, BNI will change its name to Burlington Northern Santa Fe Corporation.

NYSE LISTING

  It is a condition to SFP's obligation to effect the Merger that the shares of BNI Common Stock issuable pursuant to the Merger Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

EXPENSES

  Except as otherwise agreed in writing by SFP and BNI, and except for expenses in connection with the printing and mailing of this Joint Proxy Statement/Prospectus and the related Registration Statement on Form S-4 and experts hired jointly in connection with proceedings before the ICC, which will be shared equally by BNI and SFP, each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with the Merger Agreement and the transactions contemplated thereby.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

 Directors and Officers of the Merged Entity

  The Merger Agreement provides that two-thirds of the initial members of the board of directors of the merged company will be designated by BNI, and one-third of the members of the board will be designated by SFP. Further, the parties have agreed that Mr. Gerald Grinstein, Chairman and Chief Executive Officer of BNI, will serve as Chairman of the merged company and Mr. Robert D. Krebs, Chairman, President and Chief Executive Officer of SFP, will serve as President and Chief Executive Officer of the merged company. Other senior officers of the merged entity will be selected by the merged entity's board of directors based upon, among other things, the recommendations of Mr. Grinstein and Mr. Krebs.

 SFP

  Directors and Officers Generally. Officers and directors of SFP owning SFP Common Stock will receive the same consideration in the Merger as other SFP stockholders. In the Merger Agreement, BNI has agreed that it will indemnify and hold harmless each person who is, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, an officer or director of SFP, in respect of acts or omissions occurring prior to the Effective Time (the "Indemnified Parties") (including but not limited to the transactions contemplated by the Merger Agreement) to the extent provided under SFP's certificate of incorporation, bylaws and (A) indemnity agreements between SFP and any of its officers or directors ("Indemnity Agreements") in effect on the date of the Merger Agreement or (B) indemnity agreements that may be entered into by SFP from and after the date of the Merger Agreement and prior to the Effective Time so long as such agreements shall contain terms and provisions substantially similar to Indemnity Agreements in effect as of the date of the Merger Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For six years after the Effective Time, BNI will provide, if available, officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time, including but not limited to the transactions contemplated by the Merger Agreement, covering each such officer or director currently covered by SFP's officers' and directors' liability insurance policy, or who becomes covered by such policy prior to the Effective Time, on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement, provided that, in satisfying such obligation, BNI will not be obligated to pay premiums in excess of 200% of the amount per annum SFP paid in 1993, but provided further that BNI will nevertheless be obligated to provide such coverage as may be obtained for such amount.

  Severance Agreements. SFP has entered into thirty-one severance agreements, including individual executive severance agreements with each of Carol Beerbaum, Russell Hagberg, Thomas Hund, Steven Marlier, Donald McInnes, Jeffrey Moreland, Marsha Morgan, Patrick Ottensmeyer, Denis Springer, Daniel Westerbeck and Catherine Westphal. Such individuals are not eligible for duplicate salary replacement benefits under both the individual agreements and The Atchison, Topeka and Santa Fe Railway Company Severance Program (the "ATSF Severance Program") discussed below. Stockholder approval of the Merger will constitute a "change in control" for purposes of the individual agreements. The agreements generally provide that if the executive's employment is terminated (for any reason other than disability, death or termination by SFP for cause) or if the executive terminates his or her employment as the result of certain specified actions taken by SFP or its successors, after a change in control and prior to the expiration of the agreement, the executive will be entitled to certain severance benefits. The agreements will expire on the latest of (a) 36 months after the change in control, (b) the effective date of ICC approval of the Merger or, if later, the first anniversary of the consummation of the Merger (or if SFP determines that it will not consummate the Merger, the date of that determination), or (c) the date on which the ICC determines that it will not approve the Merger.

  The maximum severance benefits to which the executives will be entitled under the individual agreements (assuming the conditions described in the preceding paragraph are met) are: (i) payment of full base salary through the date of termination, all amounts otherwise due the executive under the terms of any SFP compensation plan and, at the executive's election, a lump sum payment of amounts deferred (and earnings thereon) under the Santa Fe Pacific Supplemental Retirement and Savings Plan (or any similar plan), (ii) severance payments equal to, as elected by the executive, the sum of (A) 200% of the executive's annual salary or the amount of salary replacement payments the executive would otherwise receive under the ATSF Severance Program, and (B) 200% of the maximum incentive award payable to the executive under the Annual Incentive Compensation Plan of SFP (or its affiliates) for the year in which the executive's employment terminates, and in either case, if the executive terminates for certain specified reasons, an additional payment necessary to provide such benefits on an after-tax basis, (iii) payment of outstanding performance awards, calculated as though all relevant performance goals have been met, (iv) a cash payment in settlement of all outstanding stock options, which options will be canceled, (v) payment of all legal fees incurred by the executive as a result of his termination, (vi) continuing life, disability, accident and group health insurance benefits for a period of 24 months after termination of employment, and (vii) payment of outplacement services for a period of twelve months following termination.

  Certain limitations apply to the amount of benefits payable under the agreements. In particular, exercisability of options and rights shall not be accelerated and no payment or benefit shall be accelerated under agreements to the extent that such acceleration of exercisability, payment or benefit, when aggregated with other payments or benefits to the affected individual, would result in "excess parachute payments" equal to or greater than three times the "base amount" (as defined in section 280G of the Code). The term "excess parachute payments" for purposes of the agreements means "parachute payments" (as defined in section 280G of the Code) other than (i) health and life insurance benefits, and (ii) payments attributable to any award, benefit or other compensation plan or program based upon the number of full or fractional months of any restricted period relating thereto which has elapsed prior to the date of the change in control. In addition, payments or benefits under the agreements shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by section 4999 of the Code, but only if, by reason of such reduction, the executive's net after-tax benefits (as defined under the SFP Long Term Incentive Stock Plan (the "Incentive Plan")) shall exceed the net after-tax benefit if such reduction were not made.

  SFP Pipelines has entered into an individual executive severance agreement with Mr. Toole. Mr. Toole is not eligible for duplicate salary replacement benefits under both the individual agreement and the Santa Fe Pacific Pipelines, Inc. Severance Program (the "Pipelines Severance Program"). Stockholder approval of the Merger will constitute a "change in control" for purposes of Mr. Toole's agreement. That agreement generally provides for the same benefits as the individual severance agreements previously described. Mr. Toole's agreement, however, will expire 24 months after the change in control. In addition, the maximum severance payments payable to Mr. Toole under his agreement are equal to, as elected by the executive, the sum of (A) two times his annual salary or the amount of salary replacement payments the executive would otherwise receive under the Pipelines Severance Program, (B) the maximum incentive award payable to the executive under the Annual Incentive Compensation Plan of SFP Pipelines for the year in which Mr. Toole's employment terminates and (C) a cash payment attributable to the cash out of Partnership phantom units.

  The Pipelines Severance Program must remain in effect for a period of at least 24 months following a change in control. Stockholder approval of the Merger will constitute a "change in control" for purposes of the Pipelines Severance Program. The executive officers of SFP other than Mr. Toole are not eligible for benefits under the Pipelines Severance Program. Mr. Toole, however, may elect salary replacement benefits under the Pipelines Severance Program in lieu of those provided under his individual severance agreement. The applicable benefits under the Pipelines Severance Program are generally the same as those provided under the ATSF Severance Program.

  If payments under the individual agreements are triggered following a change in control, the estimated amounts (based on current compensation levels and assuming terminations occurring during 1994) payable to SFP's five most highly compensated executive officers (including Mr. Krebs, who does not have an individual severance agreement) are as follows: Mr. Springer, $1,664,188; Mr. McInnes, $1,239,377; Mr. Marlier, $914,483; and Mr. Hagberg, $1,517,895. The
estimated amounts (based on current compensation levels) payable to SFP's other executive officers in such circumstances range from $251,977 to

$1,177,975, and the aggregate amount that would be paid to all of SFP's executive officers in such circumstances would be approximately $11,463,857. In addition, each SFP executive officer would receive non-cash and non-stock benefits of approximately $42,000. As of October 1, 1994, there are thirteen SFP executive officers. The foregoing information (i) includes certain bonus payments to be made in respect of restricted stock (calculated without giving effect to the limitations relating to section 280G of the Code described above) and (ii) does not include the value of stock options or restricted stock discussed below.

  SFP and its subsidiaries maintain the ATSF Severance Program for all full-time salaried employees, including Mr. Krebs, who are terminated by their respective companies other than for cause as defined in the severance programs. A participant is generally entitled to an amount up to one year's pay based upon a participant's age, length of service and current salary, or in certain circumstances, supplemental payments provided that the aggregate does not exceed two years' pay. The ATSF Severance Program further provides that in the event of a change in control (which is similar to the definition used in the individual agreements), the program will be maintained for a 24-month period. Benefits under the ATSF Severance Program will not be paid if a participant received payments under individual agreements. Upon a covered termination occurring in 1994, Mr. Krebs would be entitled to a cash payment of approximately $760,000 and non-cash benefits with a value of approximately $42,000.

  SFP executives who have individual severance agreements with SFP may elect to receive salary replacement payments under the ATSF Severance Program instead of the severance payments provided by their individual severance agreements. The amounts payable under the ATSF Severance Program are less than the amounts payable under the individual severance agreements. The applicable salary replacement benefits under the ATSF Severance Program generally are based on the executive's benefit under the SFP Retirement Plan (as defined below). Because Mr. Krebs does not have an individual severance agreement, his only source of severance payments would be the ATSF Severance Program.

  If the Santa Fe Pacific Retirement Plan (the "SFP Retirement Plan") is terminated within three years following a "change in control," any assets remaining after satisfaction of all benefit liabilities to participants will be applied (to the extent permitted under applicable law) to the payment of retiree medical and life insurance benefits payable to participants and their beneficiaries. Any assets still remaining would be used to increase the retirement benefits payable to participants and their beneficiaries (to the extent permitted under applicable law). For purposes of the SFP Retirement Plan, stockholder approval of the Merger will not constitute a change in control. A subsequent change in the composition of the Board of Directors as a result of the Merger (as discussed above), however, may constitute a "change in control" for purposes of the plan.

  Stock Options and Other Stock-Based Awards. Stockholder approval of the Merger by the SFP stockholders will constitute a "change in control" accelerating the vesting of or lapse of restrictions, restricted periods and performance periods applicable to most outstanding stock options, restricted stock awards, stock appreciation rights, performance units, performance shares and limited stock appreciation rights under the Incentive Plan and the SFP Incentive Stock Compensation Plan (collectively, the "Stock Plans"). Acceleration of awards under the Stock Plans are subject to the same limitations relating to section 280G of the Code as apply with respect to payments under the severance agreements.

  The following indicates the number of shares of restricted stock awarded to SFP's five most highly compensated executive officers, and the approximate value thereof (determined using a stock price of $13.00 per SFP share trading on a when issued basis as of September 15, 1994) with respect to which vesting will be accelerated upon stockholder approval of the Merger: Mr. Krebs, 36,920 ($479,960), Mr. Springer, 13,841 ($179,933), Mr. Marlier, 10,222 ($132,886),
Mr. McInnes, 10,619 ($138,047), and Mr. Hagberg, 10,829 ($140,777). The
aggregate number of shares awarded to all of SFP's executive officers which will vest upon stockholder approval of the Merger is 137,666 shares, which have an aggregate value of approximately $1,789,658 (determined based on a stock price of $13.00 per SFP share trading on a when issued basis as of September 15, 1994). With respect to executive officers, no other benefits under the stock plans will be accelerated upon stockholder approval of the Merger (other than stock options which are discussed below).

  Assuming that the Merger is approved by SFP stockholders in the fourth quarter of 1994, the total amount of compensation expense that will be charged to operations in the fourth quarter of 1994 due to accelerated vesting of unearned compensation relating to restricted stock will be approximately $6 million.

  The following indicates the number of options granted to the five most highly compensated executive officers, and the approximate value thereof (assuming a stock price of $22.50 per share as of September 15, 1994), which are unvested as of September 30, 1994 and which would vest upon SFP stockholder approval of the Merger: Mr. Krebs, 332,334 ($1,006,859), Mr. Springer, 50,000 ($268,000),
Mr. Marlier, 60,000 ($214,800), Mr. McInnes, 60,000 ($214,800), and Mr.
Hagberg, 41,063 ($217,319). The aggregate number of options granted to all SFP executive officers which are unvested as of September 30, 1994 is 716,777 and the aggregate value of such options (assuming a stock price of $22.50 per share as of September 15, 1994) is approximately $2,808,544.

  The foregoing information uses a price of $13.00 to value restricted stock and $22.50 to value options. The $13.00 per share stock price used to value restricted stock is intended to reflect the value of SFP Common Stock after the distribution to stockholders on September 30, 1994 in connection with the Gold Spinoff. The $22.50 per share stock price was used to value options because the options following the Gold Spinoff will continue to retain the pre-Gold Spinoff value (due to adjustments to the option price and number of shares subject to the options).

 BNI

  Severance Arrangements. BNI has entered into certain change in control severance agreements (the "Severance Agreements") with approximately seventy employees of BNI and/or its subsidiaries, including all of its executive officers other than Mr. Grinstein. These Severance Agreements provide for certain severance benefits if the individual's employment with BNI is terminated for certain reasons subsequent to a change in control of BNI. A "change in control" takes place if (i) a person acquires 20% voting power of BNI's stock, (ii) during any two-year period individuals who constitute the Board of Directors at the beginning of such period cease to constitute a majority thereof or (iii) BNI's stockholders approve a merger, consolidation or sale of substantially all BNI's assets or a plan of liquidation or dissolution of BNI. If the employment of a person covered by a Severance Agreement is terminated during the period commencing on the date of the BNI stockholders' approval of the Merger and ending on the second anniversary of the Effective Time for reasons other than death or permanent disability, cause or mandatory retirement or is terminated by the employee for Good Reason (as defined below), then the employee shall be entitled to receive the following benefits: payments of base compensation (annual salary rate and maximum bonus target) through the date of termination and all amounts otherwise owed the executive under the terms of any BNI compensation plan, three times the individual's base compensation, an amount equal to the retirement benefits and BNI's Thrift and Profit Sharing Plan employer contributions payable (assuming the individual remained an employee for three more years or until mandatory retirement, both based on base compensation increasing 8% per year), certain insurance benefits for 18 months after termination, waiver of any restricted periods on, and the vesting of, any outstanding awards of restricted stock or stock options, any legal fees incurred in enforcing the Severance Agreement and payment of any Federal excise taxes on certain amounts paid. For purposes of the Severance Agreements, "Good Reason" means the occurrence of any of the following circumstances: (a) the assignment of any duties inconsistent with and inferior to those held immediately prior to the change in control; (b) a reduction in the individual's base compensation; (c) the relocation of BNI's principal executive offices to a location outside the Fort Worth, Texas Metropolitan Area, requiring the individual to be based anywhere other than BNI's principal executive offices or where the individual was located immediately prior to such change in control; (d) the failure by BNI to pay to the individual any portion of the individual's current or deferred compensation or other benefits when due; (e) the failure by BNI to continue in effect any material compensation plan in which the individual participated immediately prior to the change in control or the failure by BNI to continue the individual's participation therein on a basis not materially less favorable, as existed at the time of the change in control of BNI; (f) the failure to continue to provide benefits at a cost substantially similar to the cost of those enjoyed under any of BNI's life insurance, medical, health and accident, or disability plans in which the individual was participating at the time of the change in control of BNI, or the material reduction of such benefits; (g) any purported termination of the individual's employment that is not effected pursuant to the terms of the Severance Agreement; and (h) any material breach by BNI of any provision of the Severance Agreement. Prior to a change in control, the Severance Agreements impose no obligation on BNI to retain an individual as an employee or to make payment of any of the benefits mentioned therein.

  Approval of the Merger by BNI stockholders will constitute a "change in control" under the Severance Agreements. If payments under the Severance Agreements are triggered following a "change in control," the estimated cash amounts (based on current compensation levels and assuming termination occurring during 1994) payable to BNI's five most highly compensated executive officers (including Mr. Grinstein, who does not have a Severance Agreement) are as follows: Mr. D.C. Anderson, $3,208,386; Mr. J.Q. Anderson, $2,602,826; Mr. E.W. Burke, $2,669,638; and Mr. J.T. Chain, $2,873,989. The estimated cash amounts (based on current compensation levels) payable to BNI's other executive officers in such circumstances range from $795,169 to $2,494,772. The maximum aggregate cash amount that could be paid pursuant to the Severance Agreements to all executive officers of BNI (based on current compensation levels), assuming all executive officers are terminated, in the circumstances outlined above is approximately $33,672,291. In addition, each BNI executive officer would receive non-cash benefits ranging from $11,000 to $15,000 with an estimated non-cash total of up to $242,000. The foregoing information does not include the value of stock options or other stock-based awards, which are discussed below.

  BNI anticipates that, subject to board approval, it will establish a severance program for all full-time salaried employees of BNI and Burlington Northern Railroad Company (the "Proposed Severance Program") who are terminated by their respective companies other than for cause. The current proposal contemplates that participants would be generally entitled to an amount up to one year's salary based upon a participant's age, length of service and current salary, or in certain circumstances, supplemental payments provided that the aggregate would not exceed two years' salary. The Proposed Severance Program would further provide that in the event of a change in control (which definition would be similar to that used in the Severance Agreements) the Proposed Severance Program would be maintained for a 24-month period. Benefits under the Proposed Severance Program would not be paid if a participant received payments under the Severance Agreements discussed above. Mr. Grinstein, who does not have a Severance Agreement and who would accordingly be entitled to participate in the Proposed Severance Program, has elected not to be a participant.

  Stock Options and Other Stock-Based Awards. Approval of the Merger by the BNI stockholders will constitute a "change in control" accelerating the vesting of or lapse of restrictions, restricted periods and performance periods applicable to all outstanding stock options, restricted stock awards, stock appreciation rights, performance units, performance shares and limited stock appreciation rights under various stock-based plans for officers and directors and certain other employees of BNI.

  Vesting will be accelerated upon stockholder approval of the Merger with respect to an aggregate of 294,281 shares of restricted BNI Common Stock with an aggregate value of approximately $15,412,967 (determined based on a stock price of $52.375 per share) awarded to the following five highest compensated officers of BNI, all other executive officers of BNI and all other directors as a group as of September 15, 1994: Mr. G. Grinstein, 67,816 ($3,551,863); Mr. D.C. Anderson, 36,600 ($1,916,925); Mr. E.W. Burke, 23,866 ($1,249,982); Mr.
J.T. Chain, 23,832 ($1,248,201); Mr. J.Q. Anderson, 17,299 ($906,035); all
other executive officers as a group, 120,871 ($6,330,619); and all other directors as a group, 3,997 ($209,343).

  The following indicates the number of options granted to the five highest compensated officers of BNI, all other executive officers of BNI as a group and all other directors as a group with an approximate aggregate value of $4,953,354 (assuming a stock price of $52.375 per share), which will vest early upon stockholder approval of the Merger, as of September 15, 1994: Mr. G. Grinstein, 135,868 ($1,940,476); Mr. D.C. Anderson, 28,085 ($108,603); Mr. E.W.
Burke, 36,908 ($482,742); Mr. J.T. Chain, 27,250 ($120,344); Mr. J.Q. Anderson,
19,975 ($120,844); all other executive officers as a group, 199,045 ($2,180,346); and all other directors as a group, 8,000 ($0).

  Assuming that the Merger is approved by BNI stockholders in the fourth quarter of 1994, the total amount of compensation expense that will be charged to operations in the fourth quarter of 1994 due to the accelerated vesting of unearned compensation relating to restricted stock will be approximately $25 million.

  Employment Agreement with Certain Persons. Since the date of its most recent Proxy Statement, BNI has entered into employment agreements with the following executive officers:

  Mr. Ronald A. Rittenmeyer is employed pursuant to an employment agreement commencing April 22, 1994 and terminating on May 29, 1996, providing for a minimum annual salary of $250,000 with further increases as determined by the Board of Directors from time to time. In February 1995, Mr. Rittenmeyer will receive a one-time lump sum bonus payment of a minimum of $160,000. Effective January 1, 1995, he will become a regular participant in BNI's annual bonus program. On Mr. Rittenmeyer's commencement date, he received an award of 7,800 shares of restricted stock under the Burlington Northern Inc. Restricted Stock Incentive Plan and an initial award of 11,700 stock options under the Burlington Northern Inc. Stock Option Incentive Plan, to vest in accordance with said plans. If employed through the fifth anniversary of his employment, or if his termination prior thereto was caused by death, permanent disability or by BNI without cause, his pension benefits will be based upon his years of service with BNI plus those with his prior employer, such benefits to be offset by those received from his prior employer.

  Mr. Gregory T. Swienton is employed pursuant to an employment agreement commencing June 11, 1994 and terminating June 11, 1996, providing for a minimum annual salary of $230,000 with further increases as determined by the Board of Directors from time to time. In January 1995, Mr. Swienton will receive an incentive bonus of a minimum of $68,000. Effective January 1, 1995, Mr. Swienton will participate in BNI's annual bonus program. On Mr. Swienton's commencement date, he was granted an award of 2,800 shares of restricted stock under the Burlington Northern Inc. Restricted Stock Incentive Plan and 11,700 stock options under the Burlington Northern Inc. Stock Option Incentive Plan, to vest in accordance with said plans.

  Additional information relating to executive compensation and various benefit arrangements of BNI and SFP is set forth in, and incorporated herein by reference to, BNI's and SFP's respective Annual Reports on Form 10-K. See "Available Information" and "Incorporation of Certain Documents by Reference."

ACCOUNTING TREATMENT

  The Merger will be accounted for under the "pooling of interests" method of accounting. Based on the most current information then available, at the time of the execution of the Merger Agreement BNI and SFP evaluated the Merger assuming that the "purchase" method of accounting would apply.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of certain material United States Federal income tax consequences of the Merger to BNI, SFP and the SFP stockholders. The summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described herein. The summary only applies to holders that hold shares of SFP Common Stock as capital assets and does not address tax considerations which may affect the treatment of certain special status taxpayers such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, investment companies, foreign taxpayers, and persons who acquired SFP stock pursuant to employee stock options or plans. SFP stockholders are urged to consult their own tax advisors as to the particular United States Federal income tax consequences to them of the Merger and as to the foreign, state, local and other tax consequences of the Merger.

  The Merger has been structured to qualify as a tax-free reorganization under section 368 of the Code. The obligation of either BNI or SFP to consummate the Merger is conditioned on receipt of an opinion of nationally recognized tax counsel that the Merger so qualifies. Assuming the Merger so qualifies, the material tax consequences are as follows: (i) except with respect to cash received in lieu of fractional shares, as discussed below, SFP stockholders will not recognize gain, income or loss upon the receipt of shares of BNI Common Stock in exchange for their shares of SFP Common Stock; (ii) no gain, income or loss will be recognized by BNI or SFP pursuant to the Merger; (iii) the tax basis of the shares of BNI Common Stock received by SFP stockholders will be the same as the tax basis of the shares of SFP Common Stock exchanged therefor (as previously reduced pursuant to the Gold Spinoff); (iv) the holding period of the shares of BNI Common Stock received by SFP stockholders will be the same as the holding period of the shares of SFP Common Stock surrendered therefor; and (v) the payment of cash in lieu of fractional shares will be treated as if the fractional shares were received in the Merger and then sold, with an SFP stockholder recognizing gain or loss to the extent of the difference between the cash received and the basis of the fractional share (as calculated pursuant to clause (iii) above).

MANAGEMENT AND DIRECTOR STOCK OPTIONS

  SFP. As of October 10, 1994, there were 15,834,422 unexercised options outstanding under various employee stock option plans of SFP to purchase shares of SFP Common Stock at prices ranging from $2.61 to $14.29 per share. As of that date, 10,538,916 options to purchase shares of SFP Common Stock were exercisable and 5,295,506 options were not exercisable.

  At the Effective Time, each outstanding option to purchase shares of SFP Common Stock (a "SFP Stock Option") granted under any employee stock option or compensation plan or arrangement of SFP will be canceled and replaced by an option (an "Adjusted BNI Option") to acquire BNI Common Stock. The number of BNI shares subject to the Adjusted BNI Option shall be determined by applying the Exchange Ratio to the number of SFP shares subject to the SFP Stock Option, and the aggregate exercise price of the options shall remain the same. In addition, each Adjusted BNI Option will provide the option holder with rights and benefits that are no less favorable to such holder than were provided under the SFP Stock Option for which it was substituted. At or as soon as practicable after the Effective Time, BNI will issue to each holder of an SFP Stock Option which is canceled an agreement that accurately reflects the terms of the Adjusted BNI Option substituted therefor.

  In addition, BNI will take all corporate actions necessary to reserve for issuance such number of shares of BNI Common Stock as will be necessary to satisfy exercises in full of all Adjusted BNI Options after the Effective Time, including: (i) as soon as practicable after the Effective Time filing with the Commission a Registration Statement on Form S-8 and using its reasonable best efforts to have such registration statement remain continuously effective under the Securities Act and (ii) filing with the NYSE a listing application and using its reasonable best efforts to have such shares admitted to trading thereon upon exercises of Adjusted BNI Options. BNI will also use its reasonable best efforts to ensure that all Adjusted BNI Options that are issued in substitution for SFP Stock Options that were incentive stock options (within the meaning of the Code) will qualify as such at all times after the Effective Time.

  BNI. BNI management and director stock options and other stock-based awards that are outstanding at the Effective Time will remain in effect in accordance with their terms.

  See "The Merger--Interests of Certain Persons in the Merger" for information concerning the vesting and acceleration of certain SFP and BNI stock options and other stock-based awards upon SFP or BNI stockholder approval of the Merger, as the case may be.

NO APPRAISAL RIGHTS

  Under Delaware law, neither holders of BNI Common Stock nor holders of SFP Common Stock are entitled to appraisal rights in connection with the Merger.

                              RECENT DEVELOPMENTS

  On October 5, 1994, Mr. Drew Lewis, the Chairman and Chief Executive Officer of Union Pacific Corporation ("UPC"), called Mr. Robert D. Krebs, the Chairman, President and Chief Executive Officer of SFP, and stated that UPC wished to acquire SFP and that Mr. Lewis wanted to meet with Mr. Krebs. Mr. Lewis further stated that he was going to call Mr. Gerald Grinstein, the Chairman and Chief Executive Officer of BNI, to request a meeting with him as well. Mr. Krebs told Mr. Lewis that SFP was already a party to a Merger Agreement, that it was unlikely that the ICC would permit a merger between SFP and UPC, and that therefore there was no reason to have a meeting. Mr. Lewis replied that UPC intended to make public a proposal if no meeting occurred and urged that a meeting be held. The two men then agreed that Mr. Krebs would consult his counsel. After doing so, Mr. Krebs called Mr. Lewis back and agreed to a meeting. During the conversations, Mr. Lewis told Mr. Krebs that UPC had looked at Southern Pacific and at SFP, and had decided that SFP was the company to break up. Mr. Lewis also stated that UPC would offer concessions to BNI to persuade it to acquiesce to UPC's proposal.

  Mr. Lewis then called Mr. Grinstein, stated that UPC wanted to acquire SFP and asked to see Mr. Grinstein. Mr. Grinstein declined to see Mr. Lewis.

  Mr. Lewis, Mr. Richard Davidson, President of UPC, Mr. Krebs, and Mr. Robert
A. Helman, SFP's counsel, had a meeting in the late afternoon of October 5. At the meeting, Mr. Helman stated that SFP is subject to a binding Merger Agreement and that it is unlikely that a UPC-SFP combination would be approved by the ICC. Mr. Helman also stated that UPC had misled SFP because, earlier in 1994, when Mr. Krebs returned an unsolicited telephone call from Mr. Lewis, Mr. Lewis had stated that if SFP made its deal with BNI, UPC would not oppose it.

  Mr. Lewis denied having made that statement, contending that what he had stated was that UPC would not oppose a BNI-SFP merger subject to an evaluation of its merits. Mr. Lewis then placed a written proposal (the "UPC Proposal") on Mr. Krebs' desk and, as Mr. Lewis was leaving, stated that Mr. Krebs was making a mistake, that UPC would offer more--$20 per share--than the amount provided for in the UPC Proposal, and that UPC would consider using a voting trust for the proposed transaction. Mr. Lewis and Mr. Davidson then left SFP's headquarters, where the meeting had taken place.

  In the UPC Proposal, UPC proposed to acquire SFP in a tax-free merger in which SFP stockholders would receive, for each share of SFP Common Stock, .344 of a share of UPC common stock, having a value of $18 per SFP share based on the closing price on October 4, 1994 of UPC common stock. On October 10, 1994, .344 of a share of UPC common stock (based on the closing price on that date) had a value of $17.24.

  The transaction contemplated in the UPC Proposal is subject to ICC approval, the termination of the BNI-SFP Merger Agreement, execution of a definitive agreement and the approval of the Board of Directors and the stockholders of both SFP and UPC. The UPC Proposal is also conditioned upon the satisfactory completion of a due diligence review of SFP. UPC offered to facilitate an SFP due diligence review of UPC.

  The UPC Proposal stated that UPC is prepared to grant conditions to Southern Pacific, BNI or other railroads, including access to points that would otherwise change from two serving railroads to one, rights to handle service-sensitive business moving between California, Chicago and the Midwest, and access to the Kansas and Oklahoma grain markets. The UPC Proposal further stated that UPC envisions that certain members of the SFP Board would be invited to serve on UPC's Board. The UPC Proposal further stated that UPC was prepared to immediately commence negotiation of a definitive merger agreement containing mutually agreeable terms and conditions.

  The SFP Board met to consider the UPC Proposal on October 5 and October 6, 1994. At those meetings, counsel for SFP explained that SFP's directors did not have the right to terminate the Merger Agreement in response to the UPC Proposal but did have the right, to the extent required by their fiduciary duties under applicable law if so advised by outside counsel, (i) to engage in negotiations or provide any confidential information or data to UPC relating to the UPC Proposal and (ii) to withdraw, modify or amend their recommendation that SFP's stockholders approve the Merger Agreement and the Merger.

  Mr. Krebs reminded the SFP Board of his description at prior Board meetings of two telephone calls he had had with Mr. Lewis earlier in the year. The first, on June 7, 1994, occurred when Mr. Krebs returned Mr. Lewis' unsolicited telephone call made on June 6. Mr. Lewis stated on June 7 that if SFP made its deal with BNI, UPC would not oppose it and in fact, would welcome it because UPC liked good competitors. Mr. Lewis went on to say that UPC also would not object if SFP entered into a transaction to acquire Kansas City Southern Railway Company. The second telephone call was shortly after the BNI-SFP Merger Agreement was announced on June 29, 1994. Mr. Krebs called Mr. Lewis as a courtesy, and Mr. Lewis stated that he had seen the press release and that UPC would study the matter.

  After discussions at both meetings and consultation with its financial and legal advisors, the SFP Board unanimously decided to reject the UPC Proposal and reaffirm its recommendation to SFP's stockholders that they approve the Merger Agreement and the Merger. In reaching its decision, the SFP Board considered the following factors:

  1. Likelihood of ICC Approval. The SFP Board concluded that it is unlikely that a UPC-SFP combination would receive ICC approval. The SFP Board based its conclusion in part on its own knowledge, and the view of management, that the extensive market overlaps between the two railroad systems and the dominant position of UPC would make such a combination anticompetitive. The SFP Board also based its conclusion in part on advice of counsel that, given the anticompetitive effects of a UPC-SFP combination, the ICC was unlikely to approve such a combination absent concessions by UPC that would make the transaction untenable and the ICC might well not approve it regardless of any concessions made by UPC. The SFP Board noted that in the past it had, as part of management's strategic reviews with the SFP Board, discussed the possibility of a UPC-SFP combination, but had not pursued this idea because of the improbability of obtaining ICC approval, given the adverse effect on competition that such a combination would have.

  2. Perception of UPC Proposal. The SFP Board perceived the UPC Proposal as apparently designed to prevent the consummation of the BNI-SFP Merger and the creation of a strong competitor to UPC. The SFP Board based this perception on its conclusion that ICC approval of a UPC-SFP combination is unlikely and on the timing of the UPC Proposal. The SFP Board also took account of the inconsistency between UPC's present position and Mr. Lewis' earlier statement to Mr. Krebs that UPC would not oppose a BNI-SFP Merger.

  3. Opinion of Financial Advisor. Goldman Sachs advised the SFP Board that under the circumstances described to the SFP Board by SFP's management and counsel, Goldman Sachs reaffirmed its opinion with respect to the Exchange Ratio contemplated by the BNI-SFP Merger. See the full text of the opinion of Goldman Sachs dated the date hereof, which sets forth certain assumptions made by Goldman Sachs, including the assumption that under the foregoing circumstances Goldman Sachs, in analyzing the Exchange Ratio, need not take into account the consideration which might be received under the UPC Proposal.

  4. Binding Agreement. The SFP Board noted that SFP has no right to terminate the Merger Agreement and that it is important to avoid breaches of the Merger Agreement, particularly in light of the SFP Board's belief that consummation of the BNI-SFP Merger is in the best interest of SFP's stockholders because (1) the BNI-SFP Merger has significant benefits for SFP stockholders and (2) if the Merger Agreement is terminated and if the UPC Proposal cannot be consummated, SFP would be left without a strategic combination which is required to protect and enhance shareholder value.

  The SFP Board also discussed the significance of Mr. Lewis' remarks to Mr. Krebs regarding the possibility of UPC offering a $20 per share price and establishing a voting trust. The SFP Board noted that Mr. Lewis' statements were inconsistent with the UPC Proposal and UPC's press release, which was issued after Mr. Lewis met with Mr. Krebs. However, the SFP Board decided, after being advised by outside counsel that its fiduciary duties under applicable law required such a step, that SFP should communicate to UPC that, if UPC were to make a proposal at a fair price and with an adequate provision for a voting trust that would substantially eliminate the regulatory risk for SFP stockholders, the SFP Board would consider that proposal in light of its fiduciary duties.

  On October 6, 1994, this information, along with the SFP Board's decision to reject the UPC Proposal, was sent to UPC in a letter from Mr. Krebs to Mr. Lewis and in a press release issued by SFP. BNI was made aware of, and did not object to, the contents of the letter and press release before they were sent or issued.

  On October 11, 1994, in a letter addressed to Mr. Krebs, UPC expressed its dissatisfaction with the SFP Board's prompt rejection of the UPC Proposal. It emphasized the possible benefits to be attained in accepting the UPC Proposal, asked the SFP Board to consider UPC's analysis of ICC matters, and urged Mr. Krebs, along with his advisors, to meet with UPC representatives. UPC concluded its letter by stating that the proposed purchase price was considered by UPC to be a "fair price" but that UPC would be prepared to receive information from SFP that might justify a greater consideration. The SFP Board considered the October 11 letter, and decided to reaffirm its prior position but requested UPC to provide SFP with UPC's analysis of ICC matters.
               BOARD OF DIRECTORS AND MANAGEMENT AFTER THE MERGER


  Pursuant to a letter agreement dated June 29, 1994, a copy of which is attached hereto as Appendix B, between Gerald Grinstein, Chairman and Chief Executive Officer of BNI and Robert D. Krebs, Chairman, President and Chief Executive Officer of SFP, the board of directors of the merged entity initially will be constituted as follows: two-thirds of the directors will be designated by BNI, and one-third of the directors will be designated by SFP. Mr. Grinstein will serve as Chairman of the merged entity and Mr. Krebs will serve as President and Chief Executive Officer of the merged entity. Additional officers of the merged entity will be selected by the merged entity's board of directors based upon, among other things, the recommendations of Mr. Grinstein and Mr. Krebs.
                              THE MERGER AGREEMENT


  The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. ALL STOCKHOLDERS OF BNI AND SFP ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY. Capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement.

THE MERGER

  The Merger Agreement provides that, following its approval and adoption by the stockholders of each of BNI and SFP, receipt of all necessary material regulatory approvals, including ICC approval, and the satisfaction or waiver of the other conditions to the Merger, SFP will be merged with and into BNI, and the separate existence of SFP will cease with BNI continuing as the surviving corporation.

  After satisfaction or waiver of the conditions to the Merger, the parties will file with the Secretary of State of the State of Delaware a duly executed certificate of merger, and the Merger will become effective upon the filing and acceptance thereof or at such time thereafter as is provided in the certificate of merger (the "Effective Time").

  Upon consummation of the Merger, each share of SFP Common Stock outstanding immediately prior to the Effective Time (other than shares of SFP Common Stock owned by SFP as treasury stock or owned by BNI or any Subsidiary of BNI immediately prior to the Effective Time, all of which will be canceled) will be converted into 0.27 shares of BNI Common Stock, and will cease to be outstanding.

  If any holder of shares of SFP Common Stock would be entitled to receive a number of shares of BNI Common Stock that includes a fraction, then, in lieu of a fractional share, such holder will be entitled to receive a cash payment representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent in one or more transactions (made at such times, in such manner and on such terms as the Exchange Agent will determine in its reasonable discretion) on behalf of all holders of the aggregate of fractional shares of BNI Common Stock which would otherwise have been issued. The sale of such aggregate of fractional shares of BNI Common Stock by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent possible.

  At the Effective Time, BNI will deposit with the Exchange Agent certificates representing the aggregate Merger Consideration to be paid in respect of shares of SFP Common Stock. Promptly after the Effective Time, BNI will send, or will cause the Exchange Agent to send, to each holder of record of SFP Common Stock a letter of transmittal to be used in forwarding his or her certificates evidencing such shares of SFP Common Stock to the Exchange Agent for surrender and exchange for certificates evidencing the Merger Consideration to which he or she has become entitled and, if applicable, cash in lieu of a fractional share of BNI Common Stock. Such letter of transmittal will specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper delivery to the Exchange Agent of the certificates representing such holder's shares of SFP Common Stock. Upon surrender to the Exchange Agent of a certificate or certificates representing a holder's shares of SFP Common Stock, such holder will be entitled to receive the Merger Consideration in respect thereof.

  Any portion of the Merger Consideration deposited with the Exchange Agent and any portion of the net proceeds from the sale of the aggregate of fractional shares by the Exchange Agent that remains unclaimed for a period of twelve months after the Effective Time by the stockholders of SFP will, upon demand, be returned to BNI, and any such holder who has not exchanged shares of SFP Common Stock for the Merger Consideration after such period will thereafter only look to BNI for such holder's claim for BNI Common Stock, any cash in lieu of fractional shares of BNI Common Stock and any dividends or distributions in respect of BNI Common Stock, subject to any amount paid to a public official pursuant to applicable abandoned property laws.

  After the Effective Time, each certificate evidencing shares of SFP Common Stock, until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the Merger Consideration which the holder of such certificate is entitled to receive and the right to receive any cash payment in lieu of a fractional share of BNI Common Stock. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions with respect to the BNI Common Stock constituting part of the Merger Consideration until such certificate is surrendered. Upon such surrender, there shall be paid, without interest, to the person in whose name the certificates representing the BNI Common Stock into which such shares of SFP Common Stock were converted are registered, (1) all dividends and other distributions in respect of BNI Common Stock that are payable on a date subsequent to, and the record date for which occurs after, the Effective Time and (2) all dividends or other distributions in respect of shares of SFP Common Stock that are payable on a date subsequent to, and the record date for which occurs before, the Effective Time.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains customary representations and warranties of SFP relating, with respect to SFP and its Subsidiaries, to, among other things, (a) organization, standing and similar corporate matters; (b) government authorization; (c) capital structure; (d) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (e) the non-contravention of the Merger Agreement and related transactions with (i) SFP and its Subsidiaries' certificates of incorporation or by-laws or (ii) law, regulation, judgment, injunction, order or decree applicable to SFP or any of its Subsidiaries; (f) the compliance as to form of the documents filed by SFP and its Subsidiaries with the Commission in connection with the Merger Agreement and related transactions and the accuracy of information contained therein and the absence of undisclosed liabilities;
(g) the accuracy of information supplied by SFP in connection with this Joint Proxy Statement/Prospectus; (h) the absence of any material adverse effect, whether existing or prospective, on the financial condition, business or properties of SFP and its Subsidiaries taken as a whole or on the ability of SFP to perform its obligations under the Merger Agreement (a "Material Adverse Effect"), since the date of the most recent audited financial statements of SFP filed with the Commission; (i) the absence of pending or threatened litigation which could reasonably be expected to have a Material Adverse Effect on SFP; (j) benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (k) the filing of tax returns and payment of taxes; (l) the inapplicability of any antitakeover statute or regulation enacted under state or Federal laws; (m) the absence of Environmental Liabilities that would reasonably be expected to have a Material Adverse Effect on SFP; and (n) brokers' fees and expenses. In addition, SFP has made representations and warranties in regard to the Gold Spinoff and receipt of a private letter ruling from the Internal Revenue Service (the "IRS") with respect to the Gold Spinoff. See "Other Matters--The Gold Spinoff."

  The Merger Agreement also contains customary representations and warranties of BNI with respect to BNI and its Subsidiaries substantially identical, where applicable, to those of SFP set forth above. BNI also represents and warrants that no benefits will be received by BNI's stockholders pursuant to the BNI Rights Agreement as a result of the execution of the Merger Agreement or the consummation of the Merger.

COVENANTS

 Conduct of Business Pending the Merger

  The Merger Agreement contains certain reciprocal restrictions on the conduct of the respective businesses of SFP and BNI from the date of the Merger Agreement to the Effective Time. Each of SFP and BNI has agreed that, during such period, except as permitted by the Merger Agreement, each of SFP, BNI and their respective Subsidiaries shall conduct their businesses in the ordinary course of business consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and (a) will not adopt or propose any change to their respective certificates of incorporation or bylaws, except that BNI will adopt an amendment to its certificate of incorporation authorizing the issuance of additional shares of Junior Class A Preferred Stock in connection with the issuance of BNI Rights to former holders of SFP Common Stock; (b) except for the Merger and, in the case of SFP, the Gold Spinoff, will not (i) adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (ii) make any acquisition of any business or other assets by means of merger, consolidation or otherwise other than in the ordinary course of business and other than such acquisitions that are Customary Actions (as defined below); (c) will not sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments, (ii) in the ordinary course of business,
(iii) for any such transaction that is a Customary Action and (iv) in the case of SFP, the Gold Spinoff; (d) will not declare, set aside or pay any dividend or make any other distribution with respect to any shares of capital stock other than (i) aggregate cash dividends, in the case of SFP, not in excess of $0.10, $0.18, $0.20 and $0.22 per share of SFP Common Stock in 1994, 1995, 1996 and 1997, respectively, and, in the case of BNI, not in excess of $1.20, $1.32, $1.48 and $1.64 per share of BNI Common Stock in 1994, 1995, 1996 and 1997, respectively, and (ii) in the case of SFP, the Gold Spinoff; (e) will not authorize or propose the issuance, delivery or sale of capital stock or voting debt or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire any capital stock or voting debt except as otherwise permitted in the Merger Agreement; (f) will not incur any indebtedness for borrowed money or guarantee any such indebtedness except borrowings in the ordinary course of business consistent with past practice, borrowings that are Customary Actions or as otherwise permitted in the Merger Agreement; (g) will not make any loans, advances or capital contributions to, or investments in, any other Person except in the ordinary course of business consistent with past practice or in transactions that are Customary Actions;
(h) (i) except for any of the actions that are taken in the ordinary course of business consistent in magnitude and character with past practice and with the terms of severance or termination arrangements in effect or pending on the date of the Merger Agreement with respect to individuals with comparable positions or responsibilities, and except for any of such actions which, in the aggregate, are not material, will not grant any severance or termination pay to, or enter into any termination or severance arrangement with, any of their respective directors, executive officers or employees and (ii) except for any of the actions that are taken in the ordinary course of business consistent in magnitude and character with past practice, and except for any of such actions which in the aggregate are not material, will not establish, adopt, enter into, amend or take action to accelerate any rights or benefits under, or grant awards under, (A) any plan or arrangement providing for options, stock, performance awards or other forms of incentive or deferred compensation or (B) any collective bargaining, bonus, profit sharing, thrift, compensation, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of their respective directors, executive officers or employees. For purposes of the Merger Agreement, an action will be considered a "Customary Action" where such action occurs in the ordinary course of a Person's business and where the taking of such action is generally recognized as being customary and prudent for other major enterprises in such Person's line of business.

 Stockholder Meetings

  Each of SFP and BNI shall cause a special meeting of their stockholders to be called as soon as reasonably practicable after the date of the Merger Agreement to vote on the approval and adoption of the Merger Agreement and the Merger, with the Boards of Directors of SFP and BNI to recommend such approval and adoption; provided that prior to such special meetings, such recommendation may be withdrawn, modified or amended as necessary in accordance with fiduciary duties under applicable law following receipt of a Takeover Proposal. The term "Takeover Proposal," when used in connection with BNI or SFP, means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving BNI or SFP or any Subsidiary of BNI or SFP, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of BNI or SFP or any Subsidiary of BNI or SFP, other than pursuant to the Merger.

 Access to Information

  Subject to any confidentiality agreements or other confidentiality obligations binding upon SFP, BNI or any of their respective Subsidiaries, from the date of the Merger Agreement until the Effective Time, SFP and BNI will give each other, their counsel, financial advisors, auditors and other authorized representatives full access to their offices, properties, books and records, will furnish such financial and operating data and other information as such Persons may reasonably request and will instruct employees, counsel and financial advisors to cooperate with an investigation of their respective businesses; provided that no investigation pursuant to the Merger Agreement shall affect any representation or warranty given by SFP or BNI and provided further that access to certain information will require compliance with the protective order entered by the ICC on July 15, 1994; full access will be granted to such information consistent with the Merger Agreement and subject to the terms of such order.

 Notice of Certain Events

  SFP and BNI shall promptly notify each other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Merger Agreement; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by the Merger Agreement including, with respect to SFP, the Gold Spinoff and the merger of SFP Properties, Inc. with and into SFP (the "Liquidation"); and
(iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of their knowledge threatened against, relating to or involving or otherwise affecting SFP, BNI or any of their respective Subsidiaries which, if pending on the date of the Merger Agreement, would have been required to have been disclosed or which relate to the consummation of the transactions contemplated by the Merger Agreement.

 Tax Matters

  From the date of the Merger Agreement until the Effective Time, SFP, BNI and their respective Subsidiaries will (i) file all significant tax returns, statements, reports and forms (collectively, the "Post-Signing Returns") required to be filed with any taxing authority in accordance with all applicable laws; (ii) timely pay all taxes shown as due and payable on the Post-Signing Returns that are so filed and as of the time of filing and, in addition, the Post-Signing Returns will correctly reflect the facts regarding their income, business, assets, operations, activities and status in all material respects; (iii) make provision for all taxes payable for which no Post-Signing Return has yet been filed; and (iv) promptly notify each other of any action, suit, proceeding, investigation, audit or claim pending against or with respect to either party or any of their Subsidiaries in respect of any tax where there is a reasonable possibility of a determination or decision against either party which would reasonably be expected to have a significant adverse effect on tax liabilities or other tax attributes.

 No Solicitations

  SFP and BNI will not, and SFP and BNI will use their reasonable best efforts to ensure that their officers, directors, employees or other agents do not, directly or indirectly: initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal of either party, or, in the event of an unsolicited Takeover Proposal of either party, except to the extent required by their fiduciary duties under applicable law if so advised by outside counsel, engage in negotiations or provide any confidential information or data to any Person relating to any such Takeover Proposal. SFP and BNI shall notify each other orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the Person making it), within 48 hours of the receipt thereof and shall give each other five days' advance notice of any agreement to be entered into with or any information to be supplied to any Person making such inquiry, offer or proposal.

 Additional SFP Covenants

  SFP (i) shall, at least forty days prior to the Closing Date, deliver to BNI a letter identifying all Persons who are, at the time of the special meeting of SFP stockholders, deemed to be "affiliates" of SFP for purposes of Rule 145 under the Securities Act and SFP shall use its best efforts to cause each such Person to deliver an affiliate letter agreement in a form attached to the Merger Agreement at least thirty days prior to the Closing Date and (ii) will not, and will not permit any of its Subsidiaries (other than SFP Gold and its Subsidiaries) to, enter into or undertake any transaction, arrangement or agreement with SFP Gold or its Subsidiaries except for (x) transactions, arrangements or agreements that have been entered into on or prior to the date of the Merger Agreement which have been provided to BNI on or prior to such date, (y) the allocation to employees of SFP Gold of their share of the SFP employee benefit plans in accordance with applicable law or (z) such other transactions, arrangements or agreements that are consented to by BNI (such consent not to be unreasonably withheld), provided that without limiting the generality of the foregoing, in no event may SFP or any of its Subsidiaries pay any dividend, or make any distribution, to holders of SFP Common Stock directly or indirectly in connection with the Gold Spinoff, except for the distribution of SFP Gold common stock pursuant to the Gold Spinoff.

 Additional BNI Covenants

  BNI shall indemnify and hold harmless each person who is, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, an officer or director of SFP, in respect of acts or omissions occurring prior to the Effective Time (the "Indemnified Parties") (including but not limited to the transactions contemplated by the Merger Agreement) to the extent provided under SFP's certificate of incorporation, bylaws and (A) indemnity agreements between SFP and any of its officers or directors ("Indemnity Agreements") in effect on the date of the Merger Agreement or (B) Indemnity Agreements that may be entered into by SFP from and after the date of the Merger Agreement and prior to the Effective Time so long as such agreements shall contain terms and provisions substantially similar to Indemnity Agreements in effect as of the date of the Merger Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For six years after the Effective Time, BNI shall provide, if available, officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time, including but not limited to the transactions contemplated by the Merger Agreement, covering each such Person currently covered by SFP's officers' and directors' liability insurance policy, or who becomes covered by such policy prior to the Effective Time, on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger

Agreement, provided that in satisfying its obligation, BNI shall not be obligated to pay premiums in excess of 200% of the amount per annum SFP paid in its last full fiscal year, which amount has been disclosed to BNI but provided further that BNI shall nevertheless be obligated to provide such coverage as may be obtained for such amount.

 Joint Covenants of SFP and BNI

  In addition to the aforementioned reciprocal and individual covenants, SFP and BNI have agreed to (a) use their reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement, (b) take all such actions as are necessary to (i) cooperate with each other to prepare and present to the ICC as soon as practicable all filings and other presentations in connection with seeking any ICC approval, exemption or other authorization necessary to consummate the transactions contemplated by the Merger Agreement, (ii) prosecute such filings and other presentations with diligence, (iii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any such ICC approval by persons not party to the Merger Agreement, and (iv) take all such further action as reasonably may be necessary to obtain a final order or orders of the ICC approving such transactions consistent with the Merger Agreement, (c) promptly prepare and file with the Commission, using their reasonable best efforts to have cleared by the Commission and thereafter mail to their stockholders as promptly as practicable the respective Proxy Statements and all other proxy materials for the respective stockholder meetings, and use their reasonable best efforts to obtain the necessary approvals by their stockholders of the Merger Agreement and the transactions contemplated thereby (provided that, prior to the respective stockholder meetings, the respective boards of directors' recommendations may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of a Takeover Proposal relating to SFP or BNI, the respective boards of directors deem it necessary to do so in the exercise of their fiduciary obligations to their respective stockholders after being so advised by counsel), and will otherwise comply with all legal requirements applicable to such meeting and make all other filings or recordings required under applicable Delaware law in connection with the Merger and, in the case of BNI, prepare and file with the Commission the registration statement on Form S-4 and take any action required to be taken under any applicable state Blue Sky law in connection with the issuance of BNI Common Stock, (d) consult with each other before issuing any press release with respect to the Merger Agreement and the transactions contemplated thereby, (e) authorize the officers and directors of the Surviving Corporation to execute and deliver, in the name and on behalf of SFP, any deeds, bills of sale, assignments or assurances and to take or do any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in properties or assets of SFP acquired or to be acquired by the Surviving Corporation, (f) grant such approvals and take such actions as are necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable and otherwise act to eliminate or minimize the effects of any Takeover Statute, (g) coordinate and cooperate (i) with respect to the timing of their respective stockholder meetings to use their reasonable best efforts to hold such meetings on the same day, (ii) in connection with the preparation of each document required to be filed with the Commission in connection with the transactions contemplated by the Merger Agreement (the "Disclosure Documents"), (iii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, and (iv) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with their respective Disclosure Documents and timely seeking to obtain any such actions, consents, approvals or waivers, and (h) from September 30, 1995 to the Effective Time, pay all dividends declared by SFP and BNI to their respective stockholders on a quarterly basis, with identical record and payment dates, in amounts not exceeding the amounts set forth in the Merger Agreement.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

  Each party's obligation to effect the Merger is subject to the satisfaction or waiver of various conditions which include the following:

    (a) the Merger Agreement shall have been adopted by the requisite vote of stockholders of SFP and BNI;

    (b) the waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), shall have expired;

    (c) no court, arbitrator or governmental body or agency or official shall have issued any order, and there shall not be any statute, rule or regulation restraining or prohibiting the consummation of the Merger or the operation of the businesses of SFP, BNI and their respective Subsidiaries after the Effective Time;

    (d) all actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Merger shall have been obtained, but excluding any consent, approval, clearance or confirmation, the failure to obtain which could not reasonably be expected to have a Material Adverse Effect on the Surviving Corporation after the Effective Time;

    (e) the ICC shall have issued a decision (which decision shall not have been stayed or enjoined) that (A) constitutes a final order approving, exempting or otherwise authorizing consummation of the Merger and all other transactions contemplated by the Merger Agreement (as may require ICC authorization) and (B) does not (i) require the inclusion of any other rail carriers or material rail properties, (ii) change the Exchange Ratio or
  (iii) impose any other terms or conditions that significantly and adversely affect the economic benefit of the transactions contemplated by the Merger Agreement;

    (f) SFP and BNI shall have obtained an opinion of nationally recognized tax counsel to the effect that the Merger will be a tax-free reorganization under section 368 of the Internal Revenue Code and the regulations thereunder;

    (g) the Merger shall conform to the requirements set forth in the private letter ruling previously received by SFP in connection with the Gold Spinoff, and the Gold Spinoff and the Liquidation shall be tax-free pursuant to and in conformity with such private letter ruling;

    (h) each of SFP and BNI shall have performed in all material respects all of their obligations required to be performed at or prior to the Effective Time, and the representations and warranties of SFP and BNI shall have been accurate in all material respects both when made and at and as of the Effective Time except as otherwise provided in the Merger Agreement; and

    (i) all other statutory requirements for the valid consummation by SFP and BNI of the transactions contemplated by the Merger Agreement shall have been fulfilled.

  In addition to the aforementioned reciprocal conditions to the consummation of the Merger, SFP's obligation to consummate the Merger is subject to the satisfaction or waiver of the following additional conditions:

    (a) the BNI Common Stock required to be issued pursuant to the Merger Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance; and

    (b) the Gold Spinoff and the Liquidation shall have been consummated.

TERMINATION

  Notwithstanding any approval of the Merger Agreement by the stockholders of BNI or SFP, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (a) by mutual written consent of BNI and SFP; (b) by either BNI or SFP (i) if the Merger shall not have been consummated by December 31, 1997; (ii) if any judgment, injunction, order or decree enjoining BNI or SFP from consummating the Merger is entered and such judgment, injunction order or decree shall become final and nonappealable; or
(iii) if the approvals of the stockholders of BNI or SFP contemplated by the Merger Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof; (c) by BNI, if the Gold Spinoff has not occurred by December 31, 1994; (d) by BNI, if any Person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than BNI acquires beneficial ownership of fifty percent or more of the outstanding SFP Common Stock; (e) by BNI, if, prior to the SFP stockholder meeting, the board of directors of SFP shall have withdrawn, modified or changed in a manner adverse to BNI its approval or recommendation of the Merger Agreement or the Merger; (f) by BNI, upon a breach of any representation, warranty, covenant or agreement of SFP, or if any representation or warranty of SFP shall become untrue, in either case such that certain conditions would be incapable of being satisfied by December 31, 1997 (or such later date extended), provided that a willful breach shall be deemed to cause such conditions to be incapable of being satisfied by such date; (g) by SFP, if any Person, entity or group acquires beneficial ownership of fifty percent or more of the outstanding BNI Common Stock; (h) by SFP, if, prior to the BNI stockholder meeting, the board of directors of BNI shall have withdrawn, modified or changed in a manner adverse to SFP its approval or recommendation of the Merger Agreement or the Merger; and (i) by SFP, upon a breach of any representation, warranty, covenant or agreement of BNI, or if any representation or warranty of BNI shall become untrue, in either case such that certain conditions would be incapable of being satisfied by December 31, 1997 (or as otherwise extended), provided that a willful breach shall be deemed to cause such conditions to be incapable of being satisfied by such date.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

  The representations and warranties and agreements contained in the Merger Agreement shall not survive the Effective Time or the termination of the Merger Agreement, except that certain agreements set forth in the Merger Agreement will survive a termination of the Merger Agreement.

AMENDMENTS; NO WAIVERS

  Any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by SFP and BNI or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of the Merger Agreement by the stockholders of SFP, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of SFP, (ii) any term of the certificate of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of SFP.

EXPENSES

  Except as otherwise agreed in writing by SFP and BNI, each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with the Merger Agreement and the transactions contemplated thereby. See "The Merger--Expenses," for information concerning the expenses shared by BNI and SFP.

GOVERNING LAW

  The Merger Agreement shall be construed in accordance with and governed by the law of the State of Delaware (without regard to principles of conflict of laws).

JURISDICTION

  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Merger Agreement or the transactions contemplated thereby may be brought against any of the parties in the United States District Court for the District of Delaware or any state court sitting in the City of Wilmington, Delaware, and each of the parties has consented to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and has waived any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma combined financial statements give effect to the exchange of 0.27 shares of BNI Common Stock for each share of SFP Common Stock pursuant to the Merger Agreement, with the Merger accounted for under the pooling of interests method. The pro forma adjustments do not reflect any potential increases in operating income which may arise from the Merger or adjustments to conform BNI and SFP accounting practices. See Note 3--Conforming accounting practices and "Other Matters--Additional Financial Considerations."

  The unaudited pro forma combined balance sheet as of June 30, 1994 combines the historical consolidated balance sheets of BNI and SFP giving effect to the Merger as if it had been consummated on that date. The unaudited pro forma combined statements of operations for the six months ended June 30, 1994 and 1993, and for each of the three years in the period ended December 31, 1993, combine the historical consolidated statements of operations of BNI and SFP giving effect to the Merger as if it had been consummated on January 1, 1991.

  The unaudited pro forma combined financial statements are prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that might have occurred had the Merger actually taken place on the dates indicated, or of future results of operations or financial position of the combined company. Consummation of the Merger is conditioned upon, among other things, approval of both BNI and SFP stockholders and the approval of the ICC. See "Other Matters--ICC Approval" and "The Merger Agreement--Conditions to the Consummation of the Merger."

  The unaudited pro forma combined financial statements are based on the historical consolidated financial statements of BNI and SFP and should be read in conjunction with such historical financial statements and the notes thereto, which are incorporated by reference in this Joint Proxy Statement/Prospectus, and in conjunction with the selected historical financial data and unaudited selected pro forma financial data, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference," "Selected Historical Financial Data," and "Unaudited Selected Pro Forma Financial Data."

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1994
                             (DOLLARS IN MILLIONS)

                           HISTORICAL AMOUNTS
                         ----------------------                  BURLINGTON NORTHERN
                         BURLINGTON  SANTA FE    PRO FORMA            SANTA FE
                          NORTHERN    PACIFIC   ADJUSTMENTS          CORPORATION
                            INC.    CORPORATION  (NOTE 2)             PRO FORMA
                         ---------- ----------- -----------      -------------------
         ASSETS
Current assets
  Cash and cash
   equivalents..........   $   18     $   15       $  --               $    33
  Accounts receivable,
   net..................      569         94          --                   663
  Net assets of
   discontinued
   operations...........       --        504        (504)(A)                --
  Other current assets..      449        292          --                   741
                           ------     ------       -----               -------
    Total current
     assets.............    1,036        905        (504)                1,437
Property and equipment,
 net....................    6,074      4,542          --                10,616
Other assets............      284        270          --                   554
                           ------     ------       -----               -------
    Total assets........   $7,394     $5,717       $(504)              $12,607
                           ======     ======       =====               =======
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities
  Accounts payable......   $  509     $  266       $  48 (C)           $   823
  Dividend payable--gold
   distribution.........       --        504        (504)(A)                --
  Other current
   liabilities..........      791        431         (23)(C)             1,199
  Current portion of
   long-term debt and
   commercial paper.....      240        173          --                   413
                           ------     ------       -----               -------
    Total current
     liabilities........    1,540      1,374        (479)                2,435
Long-term debt..........    1,694        932          --                 2,626
Deferred income taxes...    1,388      1,148           5 (C)             2,541
Other liabilities.......      742      1,107          --                 1,849
                           ------     ------       -----               -------
    Total liabilities...    5,364      4,561        (474)                9,451
                           ------     ------       -----               -------
Stockholders' equity
  Convertible preferred
   stock................      337         --          --                   337
  Common stock..........        1        190        (190)(B)                 1
  Paid-in capital.......    1,442        858          92 (B),(C)         2,392
  Retained earnings.....      293        212         (61)(C)               444
  Treasury stock........       (5)      (104)        104 (B)                (5)
  Other.................      (38)        --          25 (C)               (13)
                           ------     ------       -----               -------
  Total stockholders'
   equity...............    2,030      1,156         (30)                3,156
                           ------     ------       -----               -------
    Total liabilities
     and stockholders'
     equity.............   $7,394     $5,717       $(504)              $12,607
                           ======     ======       =====               =======

 (See accompanying notes to unaudited pro forma combined financial statements)

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1994
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                 HISTORICAL AMOUNTS
                               ---------------------- BURLINGTON NORTHERN
                               BURLINGTON  SANTA FE        SANTA FE
                                NORTHERN    PACIFIC       CORPORATION
                                  INC.    CORPORATION      PRO FORMA
                               ---------- ----------- -------------------
Revenues......................   $2,402      $1,290          $3,692
Operating expenses
  Compensation and benefits...      873         417           1,290
  Fuel........................      172         120             292
  Materials...................      155          65             220
  Equipment rents.............      217         122             339
  Purchased services..........      232         178             410
  Depreciation................      176          99             275
  Other.......................      217         101             318
                                 ------     -------         -------
    Total operating expenses..    2,042       1,102           3,144
                                 ------     -------         -------
Operating income..............      360         188             548
Interest expense..............       78          60             138
Other income (expense), net...       (6)         50              44
                                 ------     -------         -------
Income before income taxes....      276         178             454
Income tax expense............      107          75             182
                                 ------     -------         -------
Income from continuing
 operations...................   $  169      $  103          $  272
                                 ======     =======         =======
Earnings per common share
  Income from continuing
   operations.................   $ 1.75      $  .54          $ 1.85 Note 2 (D)
                                 ======     =======         =======
Number of shares used in
 computation of earnings per
 common share (in thousands)..   90,286     189,800         141,532 Note 2 (D)


 (See accompanying notes to unaudited pro forma combined financial statements)

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1993
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                 HISTORICAL AMOUNTS
                               ---------------------- BURLINGTON NORTHERN
                               BURLINGTON  SANTA FE        SANTA FE
                                NORTHERN    PACIFIC       CORPORATION
                                  INC.    CORPORATION      PRO FORMA
                               ---------- ----------- -------------------
Revenues......................   $2,312      $1,192          $3,504
Operating expenses
  Compensation and benefits...      857         405           1,262
  Fuel........................      177         119             296
  Materials...................      154          64             218
  Equipment rents.............      188         105             293
  Purchased services..........      222         154             376
  Depreciation................      172          93             265
  Other.......................      226          99             325
                                 ------     -------         -------
    Total operating expenses..    1,996       1,039           3,035
                                 ------     -------         -------
Operating income..............      316         153             469
Interest expense..............       69          70             139
Gain on sale of California
 lines........................       --         145             145
Other income, net.............       --           2               2
                                 ------     -------         -------
Income before income taxes....      247         230             477
Income tax expense............       93          95             188
                                 ------     -------         -------
Income from continuing
 operations...................   $  154      $  135          $  289
                                 ======     =======         =======
Earnings per common share
  Income from continuing
   operations.................   $ 1.60      $  .72          $ 1.99 Note 2 (D)
                                 ======     =======         =======
Number of shares used in
 computation of earnings per
 common share (in thousands)..   89,439     186,300         139,740 Note 2 (D)


 (See accompanying notes to unaudited pro forma combined financial statements)

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1993
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                 HISTORICAL AMOUNTS
                               ---------------------- BURLINGTON NORTHERN
                               BURLINGTON  SANTA FE        SANTA FE
                                NORTHERN    PACIFIC       CORPORATION
                                  INC.    CORPORATION      PRO FORMA
                               ---------- ----------- -------------------
Revenues......................   $4,699     $ 2,409         $ 7,108
Operating expenses
  Compensation and benefits...    1,709         800           2,509
  Fuel........................      362         239             601
  Materials...................      300         128             428
  Equipment rents.............      395         229             624
  Purchased services..........      457         322             779
  Depreciation................      352         188             540
  Other.......................      463         185             648
                                 ------     -------         -------
    Total operating expenses..    4,038       2,091           6,129
                                 ------     -------         -------
Operating income..............      661         318             979
Interest expense..............      145         133             278
Gain on sale of California
 lines........................       --         145             145
Other income, net.............        5          24              29
                                 ------     -------         -------
Income before income taxes....      521         354             875
Income tax expense............      225         177             402
                                 ------     -------         -------
Income from continuing
 operations...................   $  296     $   177         $   473
                                 ======     =======         =======
Earnings per common share
  Income from continuing
   operations.................   $ 3.06     $   .95         $  3.22 Note 2 (D)
                                 ======     =======         =======
Number of shares used in
 computation of earnings per
 common share (in thousands)..   89,672     187,200         140,216 Note 2 (D)


 (See accompanying notes to unaudited pro forma combined financial statements)

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1992
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                 HISTORICAL AMOUNTS
                               ----------------------
                                                      BURLINGTON NORTHERN
                               BURLINGTON  SANTA FE        SANTA FE
                                NORTHERN    PACIFIC       CORPORATION
                                  INC.    CORPORATION      PRO FORMA
                               ---------- ----------- -------------------
Revenues......................   $4,630     $ 2,252         $ 6,882
Operating expenses
  Compensation and benefits...    1,709         799           2,508
  Fuel........................      348         206             554
  Materials...................      295         128             423
  Equipment rents.............      389         186             575
  Purchased services..........      449         277             726
  Depreciation................      338         181             519
  Other.......................      505         178             683
  Special charge..............       --         320             320
                                 ------     -------         -------
    Total operating expenses..    4,033       2,275           6,308
                                 ------     -------         -------
Operating income (loss).......      597         (23)            574
Interest expense..............      186         165             351
Gain on sale of California
 lines........................       --         205             205
Other income, net.............       41          24              65
                                 ------     -------         -------
Income before income taxes....      452          41             493
Income tax expense............      153          20             173
                                 ------     -------         -------
Income from continuing
 operations...................   $  299     $    21         $   320
                                 ======     =======         =======
Earnings per common share
  Income from continuing
   operations.................   $ 3.35     $   .11         $  2.29 Note 2 (D)
                                 ======     =======         =======
Number of shares used in
 computation of earnings per
 common share (in thousands)..   88,617     184,800         138,513 Note 2 (D)


 (See accompanying notes to unaudited pro forma combined financial statements)

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1991
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                 HISTORICAL AMOUNTS
                                               ----------------------
                                                                      BURLINGTON NORTHERN
                                               BURLINGTON  SANTA FE        SANTA FE
                                                NORTHERN    PACIFIC       CORPORATION
                                                  INC.    CORPORATION      PRO FORMA
                                               ---------- ----------- -------------------
Revenues......................................   $4,559     $ 2,154         $ 6,713
Operating expenses
  Compensation and benefits...................    1,756         782           2,538
  Fuel........................................      368         207             575
  Materials...................................      283         135             418
  Equipment rents.............................      401         162             563
  Purchased services..........................      442         232             674
  Depreciation................................      347         184             531
  Other.......................................      493         197             690
  Special charge..............................      708          --             708
                                                 ------     -------         -------
    Total operating expenses..................    4,798       1,899           6,697
                                                 ------     -------         -------
Operating income (loss).......................     (239)        255              16
Interest expense..............................      226         209             435
Other income (expense), net...................      (25)         53              28
                                                 ------     -------         -------
Income (loss) before income taxes.............     (490)         99            (391)
Income tax expense (benefit)..................     (184)         37            (147)
                                                 ------     -------         -------
Income (loss) from continuing operations......   $ (306)    $    62         $  (244)
                                                 ======     =======         =======
Earnings (loss) per common share
  Income (loss) from continuing operations....   $(3.96)    $   .35         $ (1.95) Note 2 (D)
                                                 ======     =======         =======
Number of shares used in computation of
 earnings
 (loss) per common share (in thousands).......   77,462     178,000         125,522  Note 2 (D)


 (See accompanying notes to unaudited pro forma combined financial statements)

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION

  Pursuant to the Merger Agreement, each share of SFP Common Stock outstanding at the Effective Time will be converted into 0.27 shares of BNI Common Stock. The Merger will be accounted for under the pooling of interests method. Accordingly, recorded assets and liabilities are carried forward to the combined company at their historical values.

  The accompanying unaudited pro forma combined financial statements are presented for illustrative purposes only and do not give effect to any potential increases in operating income which may arise from the Merger. See "Other Matters--Additional Financial Considerations." Additionally, the unaudited pro forma combined financial statements exclude the nonrecurring costs and expenses associated with integrating the operations of the businesses. Such nonrecurring costs are expected to relate to the elimination of duplicate facilities, computer systems and other assets, as well as employee related payments. Additionally, no provision has been made for any make-whole premium payable in connection with certain of SFP's debt securities upon consummation of the Merger. See "Other Matters--Acceleration of Certain Debt Obligations of SFP."

  For consistency of presentation, certain amounts in the historical financial statements have been reclassified in the unaudited pro forma combined financial statements.

NOTE 2.  PRO FORMA ADJUSTMENTS

 (A) Discontinued operations

  Net assets of discontinued operations and dividend payable--gold distribution have been eliminated to reflect SFP's distribution of SFP Gold's common stock to SFP stockholders, effective September 30, 1994.

 (B) Stockholders' equity

  Common stock has been reduced by $190 million, paid-in capital has been increased by $86 million and treasury stock has been decreased by $104 million to reflect the combination of BNI and SFP through the exchange of approximately 50 million shares of BNI Common Stock for all outstanding shares of SFP Common Stock at an exchange ratio of 0.27 shares of BNI Common Stock for each share of SFP Common Stock.

 (C) Costs of the Merger and accelerated vesting of restricted stock

  Accounts payable have been increased by $48 million for the cost of the Merger as if they have been accrued. Additionally, paid-in capital and other equity have been increased by $6 million and $25 million, respectively, as if compensation expense totaling $31 million had been recorded for the lapse of restrictions on restricted stock of BNI and SFP. Deferred income taxes and current tax liabilities have been adjusted by $18 million for the tax effects of these entries. The result is a net reduction in retained earnings of $61 million.

  Compensation expense related to restricted stock, as well as certain other costs of the Merger, will be charged to operations upon stockholder approval of the Merger. Other costs of the Merger will be recorded periodically as charges to operations between stockholder approval and the consummation of the Merger.

 (D) Earnings (loss) per common share

  Pro forma weighted average shares outstanding represent the conversion at an exchange ratio of 0.27 of SFP common shares to BNI common shares. Earnings
(loss) per common share are determined by dividing income (loss) from continuing operations, after deduction of preferred stock dividends, by the weighted average number of common shares outstanding and common share equivalents.

NOTE 3.  CONFORMING ACCOUNTING PRACTICES

   No adjustments to conform the accounting practices of BNI and SFP have been made in these unaudited pro forma combined financial statements for capitalization of assets, depreciation and other areas. The effects of these changes are not presently determinable but will be recorded after the consummation date.

                                 OTHER MATTERS

ICC APPROVAL

  The approval of the ICC on several issues must be obtained to consummate the Merger. Under the Interstate Commerce Act, the ICC is required to approve the Merger if it finds that the Merger is consistent with the public interest. In making that determination, the ICC must consider at least the following factors:

    (A) the effect of the proposed transaction on the adequacy of transportation to the public;

    (B) the effect on the public interest of including, or failing to include, other rail carriers in the area involved in the proposed transaction;

    (C) the total fixed charges that result from the proposed transaction;

    (D) the interest of carrier employees affected by the proposed transaction; and

    (E) whether the proposed transaction would have an adverse effect on competition among rail carriers in the affected region.

  The ICC is required to enter a final order with respect to the Merger within 31 months after the application for such approval is filed by BNI and SFP. However, BNI and SFP have requested the ICC to decide the case on an expedited basis and the parties expect that the final ICC decision will be made on a time frame significantly shorter than the 31-month period required by law. On October 5, 1994, the ICC served an order establishing a schedule that would result in a final ICC decision within 535 days from the filing of the application. The parties are filing the application on October 13, 1994. Notwithstanding this schedule, there can be no assurance that the ICC will issue a decision any sooner than the 31-month period permitted the ICC by law.

  Interested parties, including other railroads, shippers, state and federal agencies, and BNI or SFP stockholders may seek to participate in the ICC proceeding on the Merger, consistent with applicable ICC rules, regulations, decisions and orders, and may participate to support, oppose, or seek to have conditions imposed on the transaction or, in the case of other railroads, to be included in the Merger. Under applicable statutory provisions, interested parties have 45 days from the date on which the ICC publishes its notice of acceptance of the application in the Federal Register to submit their comments in order to participate in the ICC proceeding. An ICC approval order exempts the parties from Federal, state and local law, including laws governing contract rights, as necessary to permit them to carry out the transaction.

  An ICC approval order may be appealed by certain persons and the effectiveness of the order could be stayed by the ICC or by an appellate court while such an appeal is pending. Any appeals from the ICC order might not be resolved for a substantial period of time after the entry of the order by the ICC. ICC approval is not automatically stayed if a party seeks judicial review of the decision; however, it is possible that the approval could be stayed by the ICC or a reviewing court. If the approval is stayed, consummation of the Merger would be delayed. Consummation of the Merger, which will occur after stockholder approval, receipt of required regulatory approvals and satisfaction or waiver of all of the other conditions set forth in the Merger Agreement, may not occur for two or more years in the future.

  Either BNI or SFP may terminate the Agreement if the ICC disapproves the Merger, changes the Exchange Ratio, requires the inclusion of other rail carriers or properties, or imposes other terms and conditions, including, but not limited to, employee protective conditions other than those which are now currently standard, that, in the reasonable opinion of either BNI or SFP, significantly and adversely affect the economic benefits of the Merger.

OTHER REGULATORY APPROVALS

  The consummation of the Merger, as it relates to SFP's pipeline operations, is also subject to the expiration or termination of any applicable waiting period under the HSR Act.

  Certain aspects of the Merger will require notification to, and filings with, various securities and other authorities in certain states, including jurisdictions where SFP and BNI currently operate.

ADDITIONAL FINANCIAL CONSIDERATIONS

  BNI and SFP are filing an application for approval of the Merger with the ICC on October 13, 1994. See "Other Matters--ICC Approval." As part of that application, BNI and SFP indicate to the ICC that, in their views, the Merger will yield a significant increase in operating income. This anticipated increase in operating income from the Merger is expected to result from both operating efficiencies and increased revenues. The application to the ICC states that the expected annual increase in operating income will be approximately $560 million per year. This increase is expected to be achieved over a number of years, with substantially all of the increase to be achieved in the first three years following consummation of the Merger.

  The ICC application also states that significant savings will be achieved in the general and administrative, overhead and support functions of the merged company by eliminating duplicative activities and improving productivity through rationalization and specialization of functions. The application identifies approximately $350 million annually in savings in traditional general and administrative functions primarily located in the corporate and administrative headquarters of each of BNI and SFP, as well as field management of certain operating, maintenance and other departments.

  The ICC application also states that a number of opportunities for significant reduction in operating costs exist. These operating efficiencies are expected to be achieved through operations and transportation savings, reduced costs and delays at interchange, maintenance of way and equipment savings, and shorter routing of cars. The ICC application indicates that these operational savings will be in excess of $100 million annually.

  The ICC application also states that freight revenues will increase as a result of the Merger. Studies in support of the ICC application demonstrate significant opportunities for increased traffic that the new system expects to attract from shippers currently using other railroads and from trucks. The ICC application also projects increased traffic as a result of extending the hauls of shippers currently using either SFP Rail or BN Railroad. It is expected that the increased traffic will result in increased revenues of more than $300 million annually for the new system, which are expected to increase operating income by over $100 million annually.

  In order to achieve these increases in operating revenue, it is expected that certain nonrecurring cash costs would be incurred, which would include relocation, employee separation and retraining and capital improvement costs. The ICC application states that such costs are approximately $350 million, a substantial portion of which will be incurred during the first year following consummation of the Merger.

  The ICC application utilizes a base year of 1993, adjusted to reflect the impact of the above cost efficiencies and reductions as well as the increase in revenues. This information shows that when these benefits are realized, the combined operating income will exceed $1.5 billion per year and the combined operating ratio will be approximately 79%.

  The ICC application projections do not include normal business and other revenue growth occurring after the 1993 base year not related to the Merger, cost initiatives which each of BNI and SFP anticipates to achieve not related to the Merger, and future general economic conditions. If these items were included, BNI and SFP believe further improvements in operating income and the operating ratio would result.

  The material assumptions underlying the projected savings in operating costs are the following. Operating savings would result from the changes described in the operating plan as set forth in the ICC application (the "Operating Plan") for the merged entity. The Operating Plan describes the anticipated internal rerouting of rail traffic, consolidation of common point facilities and rationalization of system facilities. The Operating Plan also describes the savings expected to be achieved through these operational changes, reduced costs and delays at interchange, maintenance of way and equipment savings, and shorter routing of cars. The Operating Plan indicates a savings of 34 million car miles, 2 billion gross ton miles, 1.7 million locomotive unit miles and 1.5 million switches. The total estimated operational savings are in excess of $100 million annually.

  The material assumptions underlying the savings to be achieved in general and administrative, overhead and support functions are the following: estimates of cost reductions that are projected by eliminating duplicative activity, improvements in productivity through rationalization, centralization or the specialization of functions, including executive offices, transportation overheads, maintenance of way and equipment support, purchasing functions, operating support, management information systems, general business unit overheads, as well as other general and administrative functions. It is projected that savings in this category will amount to approximately $350 million.

  The material assumptions underlying the projected revenue increases are the following. Traffic will increase because the combined BN Railroad/SFP Rail system would provide new single-line service and related efficiencies that would attract both rail and intermodal truck traffic to the combined system. BNI and SFP have conducted three traffic studies that estimate the traffic gains and resulting revenues that could be achieved by the combined BN Railroad/SFP Rail system. A study was conducted by BNI and SFP marketing personnel to determine whether a combined BN Railroad/SFP Rail system could extend its haul on interline movements in which they participated in 1993. A second study was conducted to determine whether a combined BN Railroad/SFP Rail system, with its expanded single-line service and other improvements resulting from the consolidation, could attract rail traffic that moved over other carriers in 1993. A third study was conducted to identify intermodal traffic that could be diverted to rail from truck. The total estimated increase in traffic that could be drawn to the new combined system from these three sources represents more than $300 million in additional revenue. After deducting the costs associated with handling the increased traffic, this additional revenue represents more than $100 million in net contribution to the merged system.

  The ICC application is available for public inspection at the ICC Records Control Branch, Room 1221, 12th Street and Constitution Avenue, N.W., Washington, D.C. 20423.

  NEITHER BNI NOR SFP AS A MATTER OF COURSE PUBLICLY DISCLOSES ITS EXPECTATIONS OF ITS FUTURE PERFORMANCE OR OF THE PERFORMANCE OF ANY PARTICULAR TRANSACTION IT MAY UNDERTAKE. THE ESTIMATES SUBMITTED TO THE ICC ARE BASED UPON A VARIETY OF ASSUMPTIONS INVOLVING JUDGMENTS WITH RESPECT TO, AMONG OTHER THINGS, FUTURE ECONOMIC, FINANCIAL, COMPETITIVE AND REGULATORY CONDITIONS, ALL OF WHICH ARE BEYOND THE CONTROL OF BNI AND SFP. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE INCREASE IN OPERATING INCOME REFERRED TO ABOVE WILL BE REALIZED, AND THE ACTUAL INCREASE IN OPERATING INCOME, IF ANY, REALIZED FROM THE MERGER MAY VARY MATERIALLY FROM THE ESTIMATES SHOWN ABOVE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT THE NONRECURRING CASH COSTS REFERRED TO ABOVE WILL NOT EXCEED THE FOREGOING ESTIMATES. FURTHERMORE, THERE CAN BE NO ASSURANCE THAT THE ESTIMATED INCREASE IN OPERATING INCOME SET FORTH ABOVE WILL BE ACCEPTED BY THE ICC OR THAT THE ICC WILL NOT IMPOSE CONDITIONS ON THE OPERATION OF THE MERGED COMPANY THAT WILL AFFECT THE ABILITY OF THE COMPANY TO REALIZE THE ACTUAL INCREASE IN OPERATING INCOME OR WILL IMPOSE ADDITIONAL CASH COSTS ON THE MERGED COMPANY. IN LIGHT OF THE UNCERTAINTIES INHERENT IN ESTIMATES OF THIS TYPE, THE INCLUSION OF SUCH

ESTIMATES HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY BNI, SFP OR ANY OTHER PERSON THAT SUCH INCREASE IN OPERATING INCOME WILL BE ACHIEVED OR THAT NONRECURRING CASH COSTS WILL NOT EXCEED THE FOREGOING ESTIMATES. INVESTORS ARE ADVISED NOT TO PLACE UNDUE RELIANCE ON THESE ESTIMATES.

  The estimated increase in operating income and the estimated nonrecurring cash costs submitted to the ICC has been calculated in accordance with ICC regulations and not in accordance with the public guidelines of the Securities and Exchange Commission for estimates of this type. Neither SFP nor BNI intends publicly to update or otherwise publicly revise the estimates set forth above (except as part of the ICC application process) even if experience or future changes make it clear that the expected increase in operating income will not be realized or that the actual costs to be incurred will exceed the foregoing estimates.

ACCELERATION OF CERTAIN DEBT OBLIGATIONS OF SFP

  The consummation of the Merger will be a "change in control event" within the meaning of the indenture relating to SFP's $200 million 12.65% Senior Notes due October 1, 2000 (the "Notes"). Upon the occurrence of a change in control event, SFP must offer to prepay all the outstanding Notes in full, together with accrued interest and a make-whole premium based on market interest rates at the time of the Merger and the then-remaining weighted average life of the Notes. Each holder of Notes has the right to accept or reject SFP's offer, without regard to whether any other Noteholder accepts or rejects the offer.

  It is not possible at this time to calculate the amount of the make-whole premium or to determine whether any of the Noteholders will accept SFP's offer to prepay the Notes. However, based upon the assumptions that the Merger occurs December 31, 1995, all Noteholders accept the prepayment offer and interest rates do not change until the Merger, the amount SFP would be required to pay under the terms of the indenture would be approximately $35 million.

THE GOLD SPINOFF

  The obligation of SFP to consummate the Merger is subject to, among other things, the consummation of the Gold Spinoff. Under the terms of the Merger Agreement and prior to the Effective Time, BNI may terminate the Merger Agreement and abandon the Merger if the Gold Spinoff has not been completed by December 31, 1994. The SFP Board has declared and set September 30, 1994 as the distribution date of the dividend to holders of record of SFP Common Stock as of September 12, 1994. The Gold Spinoff was completed as planned on September 30, 1994.

CERTAIN PENDING LITIGATION

  Four purported stockholder class action suits have been filed arising out of SFP's proposed participation in the Merger with BNI. On June 30, 1994, shortly after announcement of the proposed merger, two purported stockholder class action suits were filed in the Court of Chancery of the State of Delaware (Miller v. Santa Fe Pacific Corporation, C.A. No. 13587; Cosentino v. Santa Fe Pacific Corporation, C.A. No. 13588). On July 1, 1994, two additional purported stockholder class action suits were filed in the Court of Chancery of the State of Delaware (Fielding v. Santa Fe Pacific Corporation, C.A. No. 13591; Wadsworth v. Santa Fe Pacific Corporation, C.A. No. 13597).

  The actions name as defendants SFP, the individual members of the SFP Board of Directors and BNI. In general, the actions variously allege that SFP's directors breached their fiduciary duties to the stockholders by agreeing to the proposed merger for allegedly "grossly inadequate" consideration in light of recent operating results of SFP, recent trading prices of SFP's common stock and other alleged factors, by allegedly failing to take all necessary steps to ensure that stockholders will receive the maximum value realizable for their shares (including allegedly failing to actively pursue the acquisition of SFP by other companies or conducting an adequate "market check") and by allegedly failing to disclose to stockholders the full extent of the future earnings potential of SFP, as well as the current value of its assets. The Miller and Fielding cases further allege that the proposed merger is unfairly timed and structured and, if consummated, would allegedly unfairly deprive the stockholders of standing to pursue certain pending stockholder derivative litigation.

Plaintiffs also have alleged that BNI is responsible for aiding and abetting the alleged breach of fiduciary duty committed by the SFP Board. The actions seek certification of a class action on behalf of SFP's stockholders. In addition, the actions seek injunctive relief against consummation of the Merger and, in the event that the Merger is consummated, the rescission of the Merger, an award of compensatory or rescissory damages and other damages, including court costs and attorneys' fees, an accounting by defendants of all profits realized by them as a result of the Merger and various other forms of relief.

  On October 6, 1994, shortly after UPC issued a press release in which it announced the UPC Proposal, plaintiffs in the four lawsuits described above filed in the Court of Chancery of the State of Delaware a Consolidated Amended Complaint. (Miller v. Santa Fe Pacific Corporation, C.A. No. 13587). In their Consolidated Amended Complaint, plaintiffs repeat the allegations contained in their earlier lawsuits and further allege that, in light of the UPC Proposal, SFP's directors have breached their fiduciary duties by failing to fully inform themselves about available alternatives to the Merger with BNI, including the alternative of a merger transaction with UPC, and by failing to fully inform themselves about the value of SFP. The Consolidated Amended Complaint seeks the same relief sought in plaintiffs' earlier lawsuits and, in addition, requests that SFP's directors be ordered to explore alternative transactions and to negotiate in good faith with all interested persons, including UPC.

  Also on October 6, 1994, UPC filed in the Court of Chancery of the State of Delaware a lawsuit against SFP, SFP's directors and BNI (Union Pacific Corporation v. Santa Fe Pacific Corporation, C.A. No. 13778). In its Complaint, UPC alleges that SFP's management purportedly rejected the UPC Proposal "out-of-hand" without regard to the facts of the UPC Proposal, and that SFP's directors have breached their fiduciary duties by purportedly refusing to negotiate with UPC regarding the UPC Proposal. UPC seeks injunctive relief mandating SFP to negotiate with UPC regarding the UPC Proposal, a declaration that UPC has not tortiously interfered with defendants' contractual or other legal rights, an injunction against defendants from bringing or maintaining any action against UPC alleging that UPC has tortiously interfered with defendants' contractual or other legal rights, a declaration that the Merger Agreement with BNI permits SFP to terminate the Merger Agreement in order to accept the UPC Proposal or, in the alternative, that the Merger Agreement with BNI is invalid and unenforceable for failing to include such a provision, and an award of UPC's costs in bringing its lawsuit, including reasonable attorneys' fees.

  Also, on October 6, 1994, five additional purported stockholder class action suits relating to SFP's proposed participation in the Merger with BNI were filed in the Court of Chancery of the State of Delaware (Weiss v. Santa Fe Pacific Corporation, C.A. No. 13779; Lifshitz v. Krebs, C.A. No 13780; Stein v. Santa Fe Pacific Corporation, C.A. No. 13782; Lewis v. Santa Fe Pacific Corporation, C.A. No. 13783; Abramson v. Lindig, C.A. No. 13784). On October 7, 1994, three more purported stockholder class action suits relating to SFP's proposed participation in the Merger with BNI were filed in the Court of Chancery of the State of Delaware (Graulich v. Santa Fe Pacific Corporation, C.A. No. 13786; Anderson v. Santa Fe Pacific Corporation, C.A. No. 13787; Green
v. Santa Fe Pacific Corporation, C.A. No. 13788). All of these lawsuits name as defendants SFP and the individual members of the SFP Board of Directors; the Lifshitz case further names BNI as a defendant. In general, these actions variously allege that, in light of SFP's recent operating results and the UPC merger proposal, SFP's directors have breached their fiduciary duties to shareholders by purportedly not taking the necessary steps to ensure that SFP's stockholders will receive "maximum value" for their shares of SFP stock, including purportedly refusing to negotiate with UPC or to "seriously consider" the UPC merger proposal and failing to announce any active auction or open bidding procedures. The actions generally seek relief that is materially identical to the relief sought in the Miller case, and in addition seek entry of an order requiring SFP's directors to immediately undertake an evaluation of SFP's worth as a merger/acquisition candidate and to establish a process designed to obtain the highest possible price for SFP, including taking steps to "effectively expose" SFP to the marketplace in an effort to create an "active auction" in SFP. The Weiss case further seeks entry of an order enjoining SFP's directors from implementing any poison pill or other device designed to thwart UPC's merger proposal or any other person's proposal to acquire SFP.

  Defendants believe that all of these lawsuits are meritless and intend to oppose them vigorously.

                        DESCRIPTION OF BNI CAPITAL STOCK

  The authorized capital stock of BNI consists of 300,000,000 shares of BNI Common Stock, 25,000,000 shares of No Par Value Preferred Stock ("No Par Value Preferred"), including 6,900,000 shares of BNI's 6 1/4% Cumulative Convertible Preferred Stock, Series A No Par Value ("6 1/4% Convertible Preferred Stock"), and 50,000,000 shares of Class A Preferred Stock, No Par Value (the "Class A Preferred Stock"), including 800,000 shares of Series A Junior Participating Class A Preferred Stock, No Par Value (the "Junior Class A Preferred Stock"). The following description of BNI's capital stock does not purport to be complete and is qualified in its entirety by reference to the General Corporation Law of the State of Delaware (the "Delaware Corporation Law") and BNI's Certificate of Incorporation (including the Certificate of Designation for the 6 1/4% Convertible Preferred Stock).

BNI COMMON STOCK

  At October 10, 1994, there were 89,224,101 shares of BNI Common Stock outstanding. All of the outstanding shares of BNI Common Stock are fully paid and nonassessable, and the shares of BNI Common Stock to be issued in the Merger, when issued pursuant to the Merger Agreement, will be fully paid and nonassessable. Each holder of BNI Common Stock is entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders. Subject to the rights and preferences of BNI's preferred stock, each share of BNI Common Stock is entitled to receive dividends as may be declared by the Board of Directors out of funds legally available therefor and to share ratably in all assets available for distribution to stockholders upon dissolution or liquidation. No holder of BNI Common Stock has any preemptive right to subscribe for any securities of BNI.

6 1/4% CONVERTIBLE PREFERRED STOCK

  As of October 10, 1994, 6,900,000 shares of 6 1/4% Convertible Preferred Stock were outstanding.

 Rank

  The 6 1/4% Convertible Preferred Stock has a liquidation preference of $50 per share and ranks, as to dividends and liquidation, prior to the BNI Common Stock. Without the requisite vote of holders of the 6 1/4% Convertible Preferred Stock as described below, no class or series of capital stock can be created ranking senior to the 6 1/4% Convertible Preferred Stock as to dividend rights, liquidation preference or voting rights. However, BNI may create additional classes of preferred stock, increase the authorized number of shares of preferred stock or issue series of preferred stock ranking on a parity with the 6 1/4% Convertible Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up and voting rights without the consent of any holder of 6 1/4% Convertible Preferred Stock.

 Dividend Rights

  The holders of the 6 1/4% Convertible Preferred Stock are entitled to receive, when, as and if declared by BNI's Board of Directors, cumulative cash dividends at the rate of 6 1/4% per annum per share, payable quarterly.

  With limited exceptions, unless full cumulative dividends on the 6 1/4% Convertible Preferred Stock have been paid or declared in full and sums set aside for the payment thereof, no dividends (other than dividends in BNI Common Stock or other shares of the BNI's capital stock ranking junior to the 6 1/4% Convertible Preferred Stock as to dividends) may be paid or declared and set aside for the payment or other distribution made upon the BNI Common Stock or, except as provided above, on any other capital stock of BNI ranking junior to or on a parity with the 6 1/4% Convertible Preferred Stock as to dividends, nor may any BNI Common Stock or any other capital stock ranking junior to or on a parity with the 6 1/4% Convertible Preferred Stock as to dividends be redeemed, purchased or otherwise acquired for any consideration by BNI or any subsidiary of BNI (except by conversion into or exchange for capital stock of BNI ranking junior to the 6 1/4% Convertible Preferred Stock as to dividends).

 Conversion Rights

  Holders of the 6 1/4% Convertible Preferred Stock have the right, exercisable at any time and from time to time, to convert all or any 6 1/4% Convertible Preferred Stock into such number of whole shares of BNI Common Stock as is equal to the aggregate liquidation preference amount of the shares of 6 1/4% Convertible Preferred Stock surrendered for conversion divided by the conversion price of $47 per share of BNI Common Stock (equivalent to a conversion rate of approximately 1.064 shares of BNI Common Stock per share of 6 1/4% Convertible Preferred Stock). The conversion rate is subject to adjustment upon the occurrence of certain events.

 Liquidation Preference

  In the event of any liquidation, dissolution or winding up of the affairs of BNI, whether voluntary or otherwise, after payment or provision for payment of BNI's debts and other liabilities, the holders of the 6 1/4% Convertible Preferred Stock will be entitled to receive, out of the remaining net assets of BNI, the amount of $50 in cash for each share of 6 1/4% Convertible Preferred Stock, plus an amount in cash equal to all dividends accrued and unpaid on each such share up to the date fixed for distribution, before any distribution is made to the holders of BNI Common Stock or any other capital stock of BNI ranking (as to any such distribution) junior to the 6 1/4% Convertible Preferred Stock. If upon any liquidation, dissolution or winding up of BNI, the assets distributable among the holders of shares of 6 1/4% Convertible Preferred Stock and all other classes and series of preferred stock ranking (as to any such distribution) on a parity with the 6 1/4% Convertible Preferred Stock are insufficient to permit the payment in full to the holders of all such shares of all preferential amounts payable to all such holders, then the entire assets of BNI thus distributable will be distributed ratably among the holders of the 6 1/4% Convertible Preferred Stock and of all classes and series of preferred stock ranking (as to any such distribution) on a parity with the 6 1/4% Convertible Preferred Stock.

  For purposes of the foregoing, a distribution of assets in any dissolution, winding up or liquidation will not include (i) any consolidation or merger of BNI with or into any other corporation or (ii) a sale or other disposition of all or substantially all of BNI's assets to another corporation.

 Optional Redemption

  The 6 1/4% Convertible Preferred Stock is not redeemable prior to December 26, 1995. On and after such date, the 6 1/4% Convertible Preferred Stock is redeemable at the option of BNI, in whole or in part, at specified redemption prices for specified periods, plus, in each case, all accrued and unpaid dividends up to the date fixed for redemption.

 Voting Rights

  Except as set forth below or required under the Delaware Corporation Law, the holders of the 6 1/4% Convertible Preferred Stock are not entitled to vote on any question or in any proceedings or to be represented at or to receive notice of any meeting of stockholders of BNI; provided that the holders of the 6 1/4% Convertible Preferred Stock will have voting rights (i) as provided under "Limitations" below and (ii) in the event BNI shall have failed to declare and pay or set apart for payment in full the preferential dividends accumulated on the outstanding 6 1/4% Convertible Preferred Stock for any six quarterly dividend payment periods, whether or not consecutive (a "Dividend Non-Payment"). Except as required by law, the holders of 6 1/4% Convertible Preferred Stock will not be entitled to vote on any merger or consolidation involving BNI or a sale of all or substantially all of the assets of BNI. Consequently, these holders are not entitled to vote on the Merger. In the event of a Dividend Non-Payment, the number of directors of BNI will be increased by two and the holders of the outstanding 6 1/4% Convertible Preferred Stock, voting together as a class with all other series of No Par Value Preferred ranking on a parity with the 6 1/4% Convertible Preferred Stock with respect to dividends or distribution of assets upon liquidation and then entitled to vote on the election of such additional directors, will be entitled to elect, as a single class separately from the holders of any other class of stock of BNI, such two additional directors until the full dividends accumulated on all outstanding 6 1/4% Convertible Preferred Stock shall have been declared and paid or set apart for payment.

 Limitations

  In addition to any other rights provided by applicable law, so long as any shares of the 6 1/4% Convertible Preferred Stock are outstanding, BNI will not, without the affirmative vote of the holders of at least two-thirds of the outstanding shares of the 6 1/4% Convertible Preferred Stock, voting as a single class:

    (a) authorize or issue any class or series of, or rights to subscribe to or any security convertible into, capital stock ranking senior to the 6 1/4% Convertible Preferred Stock as to payment of dividends, in distribution of assets upon liquidation or in voting rights; or

    (b) change the preferences, rights or powers with respect to the 6 1/4% Convertible Preferred Stock so as to affect such capital stock adversely.

  Except as may otherwise be required by applicable law, such a class vote or consent is not required (i) in connection with any increase in the total number of authorized shares of BNI Common Stock, or (ii) in connection with the authorization or increase of any class or series of shares ranking, as to dividends and distribution of assets upon liquidation, pari passu with or junior to the 6 1/4% Convertible Preferred Stock. BNI may issue its presently authorized but unissued shares of capital stock, or bonds, notes, mortgages, debentures, and other obligations, and incur indebtedness to banks and to other lenders, without such consent or class vote.

 Preemptive Rights

  No holder of the 6 1/4% Convertible Preferred Stock will have preemptive rights to subscribe for any securities of BNI.

ADDITIONAL CLASSES OF PREFERRED STOCK

  No additional No Par Value Preferred or Class A Preferred is outstanding. Under BNI's Certificate of Incorporation, BNI's Board of Directors has the authority to issue up to the authorized number of such classes of preferred stock in one or more series, to fix the number of shares of each series and to fix the designations, rights and powers of each series. Any series of either class of preferred stock may be issued without stockholder approval. However, pursuant to the Merger Agreement, BNI may not authorize or propose the issuance, delivery or sale of any BNI capital stock except in connection with the issuance of BNI Rights to SFP stockholders in the Merger.

BNI RIGHTS; JUNIOR CLASS A PREFERRED STOCK

  See "Comparison of Rights of Stockholders of BNI and SFP--Rights Plans" for a description of the BNI Rights and BNI's Junior Class A Preferred Stock.

              COMPARISON OF RIGHTS OF STOCKHOLDERS OF BNI AND SFP

  Upon the consummation of the Merger, stockholders of SFP will become stockholders of BNI whose rights will be governed by the Delaware Corporation Law and BNI's Certificate of Incorporation and Bylaws.

  The following is a summary of the material differences of the rights of stockholders of SFP, on the one hand, and stockholders of BNI, on the other hand. As both BNI and SFP are Delaware corporations, these differences arise principally from provisions of the certificate of incorporation and bylaws of each of BNI and SFP, as well as the existence of BNI's Rights Agreement.

  The following summaries do not purport to be complete statements of the rights of SFP stockholders under SFP's Certificate of Incorporation and Bylaws as compared with the rights of BNI stockholders under BNI's Certificate of Incorporation, Bylaws and Rights Agreement or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. These summaries are qualified in their entirety by reference to the Delaware Corporation Law and the governing corporate instruments of BNI and SFP, to which stockholders are referred. The terms of BNI's capital stock are described under "Description of BNI Capital Stock."

BOARD OF DIRECTORS

 Classified Board

  The board of directors of BNI is elected by the BNI stockholders at each annual meeting of stockholders for a term of one year. BNI's entire board of directors stands for election at each annual meeting.

  The SFP Board is divided into three classes. Each class is to consist, as nearly as possible, of one-third of the total number of SFP Directors. At each annual meeting of SFP stockholders, successors to the class of directors whose term expired as of the annual meeting are elected for a three-year term.

  Classification of directors has the effect of making it more difficult for stockholders to change the composition of the SFP Board. At least two annual meetings, rather than one, will generally be required to effect a change in the majority of the SFP Board.

 Removal of Directors

  Any BNI Director may be removed, with or without cause, at any special meeting of stockholders called for that purpose, by the affirmative vote of the holders of a majority in number of shares of BNI entitled to vote for the election of directors, and the vacancy in the board caused by any such removal may be filled by the stockholders at such a meeting.

  SFP's Certificate of Incorporation and Bylaws make no provision for the removal of directors. However, Section 141(k) of the Delaware Corporation Law provides that, in the case of a corporation whose board is classified, stockholders may effect a removal only for cause.

 Number of Directors

  The BNI Board is to consist of not less than three nor more than 21 directors. A majority of the BNI Board may fix from time to time the precise number of directors on the board. BNI's Board of Directors currently consists of nine members.

  The SFP Board is to consist of not less than three nor more than 36 directors. A majority of the SFP Board may fix from time to time the precise number of directors on the board. The SFP Board currently consists of ten members.

  For information concerning the composition of the board of directors of the entity surviving the Merger, see "The Merger--Interests of Certain Persons in the Merger."

SPECIAL MEETINGS OF STOCKHOLDERS

  Special meetings of the stockholders of BNI may be called for any purpose at any time by a majority of the board of directors or by the chairman of the board and shall be called by the secretary of BNI at the request of the holders of not less than fifty-one percent of all issued and outstanding shares of BNI entitled to vote at the meeting.

  Special meetings of the stockholders of SFP may be called only by the board of directors or the executive committee thereof, or the chairman or a vice chairman of the board or the president of SFP.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT

  Article SEVENTH of BNI's Certificate of Incorporation prohibits BNI stockholders from acting by written consent in lieu of a meeting; provided that the provisions of Article SEVENTH may be amended with the affirmative vote of not less than 51% of the BNI Voting Stock, excluding any BNI Voting Stock held by an "Interested Stockholder." The term "BNI Voting Stock" means all stock of BNI entitled to vote for the election of directors. The term "Interested Stockholder" is defined as a person other than BNI who is (i) the beneficial owner of ten percent or more of the BNI Voting Stock or (ii) an affiliate of BNI and (A) at any time within a two-year period prior to the record date to vote on a Business Combination to which it is a party (as defined below) was the beneficial owner of ten percent or more of the BNI Voting Stock or (B) at the completion of the Business Combination will be the beneficial owner of ten percent or more of the BNI Voting Stock.

  Article SIXTH of SFP's Certificate of Incorporation prohibits SFP stockholders from acting by written consent in lieu of a meeting; provided that the provisions of Article SIXTH may be amended with the affirmative vote of the holders of 80% or more of the aggregate voting power of all outstanding shares of capital stock entitled to vote generally for the election of directors.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER PROPOSALS

  BNI's Bylaws do not contain any provisions requiring advance notification of proposals to be brought before stockholder meetings.

  SFP's Bylaws provide that, for business to be properly brought before an annual meeting by a stockholder, a stockholder's notice (setting forth certain specified information) must be delivered to SFP not less than 50 days nor more than 75 days prior to the meeting; provided that in the event that less than 65 days' notice or public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than fifteen days following the date on which notice of the annual meeting was mailed or such public disclosure was made, whichever first occurs.

VOTE REQUIRED FOR CERTAIN BUSINESS COMBINATIONS

  The affirmative vote of not less than 51% of the BNI Voting Stock, excluding the Voting Stock of an Interested Stockholder who is a party to the Business Combination, shall be required for the adoption or authorization of a Business Combination, unless the Disinterested Directors determine that (a) the Interested Stockholder is the beneficial owner of not less than eighty percent of the BNI Voting Stock and has declared its intention to vote in favor of or approve such Business Combination; or (b)(i) the fair market value of the consideration per share to be received or retained by the holders of each class or series of stock of BNI in a Business Combination is equal to or greater than the consideration per share (including brokerage commissions and soliciting dealer's fees) paid by such Interested Stockholder in acquiring the largest number of shares of such class of stock previously acquired in any one transaction or series of related transactions, whether before or after the Interested Stockholder became an Interested Stockholder and (ii) the Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance provided by BNI, whether in anticipation of or in connection with such Business Combination or otherwise.

  For purposes of the foregoing the following terms have the following meanings:

  "Disinterested Director" means a member of the board of directors of BNI (other than the Interested Stockholder) who was director prior to the time the Interested Stockholder became an Interested Stockholder, or any director who was recommended for election by the Disinterested Directors. Any action to be taken by the Disinterested Directors shall require the affirmative vote of at least two-thirds of the Disinterested Directors.

  "Business Combination" means (i) a merger or consolidation of BNI or any of its subsidiaries with an Interested Stockholder; (ii) the sale, lease, exchange, pledge, transfer or other disposition (A) by BNI or any of its subsidiaries of all or a Substantial Part of the corporation's Assets to an Interested Stockholder, or (B) by an Interested Stockholder of any of its assets, except in the ordinary course of business, to BNI or any of its subsidiaries; (iii) the issuance of stock or other securities of BNI or any of its subsidiaries to an Interested Stockholder, other than on a pro rata basis to all holders of Voting Stock of the same class held by the Interested Stockholder pursuant to a stock split, stock dividend or distribution of warrants or rights; (iv) the adoption of any plan or proposal for the liquidation or dissolution of BNI proposed by or on behalf of an Interested Stockholder; (v) any reclassification of securities, recapitalization, merger or consolidation or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of any Voting Stock beneficially owned by an Interested Stockholder; or (vi) any agreement, contract or other arrangement providing for any of the foregoing transactions.

  "Substantial Part of the corporation's Assets" means assets of BNI or any of its subsidiaries in an amount equal to 20 percent or more of the fair market value, as determined by the Disinterested Directors, of the total consolidated assets of BNI and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is made.

  There are no provisions in SFP's Certificate of Incorporation or Bylaws addressing the stockholder voting requirements for business combinations.
Section 251(c) of the Delaware Corporation Law requires that the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote thereon is necessary for the adoption of a business combination.

  In addition, the provisions of section 203 of the Delaware Corporation Law are applicable to both BNI and SFP. Section 203 provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers and employee stock purchase plans in which employee participants do not have the right to determine confidentially whether plan shares will be tendered in a tender or exchange offer) or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in section 203 of the Delaware Corporation Law, an interested stockholder is defined to include (a) any person that is the owner of fifteen percent or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of fifteen percent or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (b) the affiliates and associates of any such person.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The BNI Bylaws provide that BNI shall indemnify any officer or director to whom, and to the extent, indemnification may be granted pursuant to the Delaware Corporation Law and further provides that a person who was or is made a party to, or is involved in any action, suit or proceeding by reason of the fact that he is or was a director, officer or employee of BNI will be indemnified by BNI against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon such person. The BNI Bylaws also provide that the foregoing right of indemnification shall be in addition to and not exclusive of all other rights to which such director, officer or employee may be entitled. The SFP Bylaws contain substantially similar provisions with respect to indemnification.

RIGHTS PLANS

  SFP does not have a rights plan.

  The following is a summary of BNI's rights plan. The BNI rights plan will not be triggered by the Merger. The summary does not purport to be complete and is qualified in its entirety to BNI's Registration Statement on Form 8-A dated July 15, 1986, including the Rights Agreement included as an exhibit thereto.

  On July 10, 1986, the Board of Directors of BNI declared a dividend distribution of one BNI Right for each outstanding share of BNI Common Stock to stockholders of record at the close of business on July 24, 1986 (the "Rights Record Date"). Except as set forth below, each BNI Right, when exercisable, entitles the registered holder to purchase from BNI one one-hundredth of a share of Junior Class A Preferred Stock at a price of $190 per one one-hundredth of a share (the "Purchase Price"), subject to adjustment.

  Initially, the BNI Rights will be attached to all BNI Common Stock certificates representing shares then outstanding, and no separate BNI Rights certificates will be distributed. Until the earlier to occur of (i) ten days following a public announcement that, without the prior consent of BNI, a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of securities having twenty percent or more of the voting power of all outstanding voting securities of BNI (the "Stock Acquisition Date"), or (ii) ten days following the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer which would result in any person or group and related persons having beneficial ownership of securities having twenty percent or more of such voting power, without the prior consent of BNI (the earlier of such dates being called the "Distribution Date"), the BNI Rights will be evidenced, with respect to any of the BNI Common Stock certificates outstanding as of the Rights Record Date, by such BNI Common Stock certificate. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with BNI Common Stock certificates. From as soon as practicable after the Rights Record Date and until the Distribution Date (or earlier redemption or expiration of the BNI Rights), new BNI Common Stock certificates issued after the Rights Record Date upon transfer or new issuance of the BNI Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for BNI Common Stock outstanding as of the Rights Record Date will also constitute the transfer of the BNI Rights associated with the BNI Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the BNI Rights ("Rights Certificates") will be mailed to holders of record of the BNI Common Stock as of the close of business on the Distribution Date, and the separate Rights Certificates alone will evidence the BNI Rights.

  The BNI Rights are not exercisable until the Distribution Date. The BNI Rights will expire on July 24, 1996, unless earlier redeemed or the term of the BNI Rights Agreement is extended by BNI as described below.

  The Purchase Price payable, and the number of shares of the Junior Class A Preferred Stock or other securities or property issuable, upon exercise of the BNI Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Class A Preferred Stock, (ii) upon the grant to holders of the Junior Class A Preferred Stock of certain rights or warrants to subscribe for Junior Class A Preferred Stock, certain convertible securities or securities having the same or more favorable rights, privileges and preferences as the Junior Class A Preferred Stock at less than the current market price of the Junior Class A Preferred Stock or (iii) upon the distribution to holders of the Junior Class A Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends out of earnings or retained earnings and dividends payable in Junior Class A Preferred Stock) or of subscription rights or warrants (other than those referred to above).

  In the event that BNI is acquired in a merger or other business combination transaction where BNI is not the surviving corporation or where the BNI Common Stock is exchanged or changed or fifty percent or more of its assets or earning power are sold (in one transaction or a series of transactions), proper provision shall be made so that each holder of a BNI Right shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the BNI Right, that number of shares of common stock of the acquiring company (or, in the event there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred) which at the time of such transaction would have a market value of two times the exercise price of the BNI Right (such right being called the "Merger Right"). In the event that BNI is the surviving corporation in a merger and the BNI Common Stock is not changed or exchanged, or in the event that an Acquiring Person engages in one of a number of self-dealing transactions specified in the Rights Agreement, or an Acquiring Person becomes the beneficial owner of securities having 25% or more of the voting power of all then outstanding voting securities of BNI (unless pursuant to an all-cash tender offer for all outstanding shares of BNI Common Stock), proper provision shall be made so that each holder of a BNI Right will for a 60-day period thereafter have the right to receive upon exercise that number of shares (or fractional shares) of Junior Class A Preferred Stock having a market value of two times the exercise price of the BNI Right, subject to the availability of a sufficient number of treasury shares on authorized but unissued shares (such right being called the "Subscription Right"). The holder of a BNI Right will continue to have the Merger Right whether or not such holder exercises the Subscription Right. Upon the occurrence of any of the events giving rise to the exercisability of the Subscription Right or the Merger Right, any BNI Rights that are or were at any time owned by an Acquiring Person engaging in any of such transactions or receiving the benefits thereof on or after the time the Acquiring Person becomes such shall become void insofar as they relate to the Subscription Right or the Merger Right.

  With certain exceptions, no adjustments in the Purchase Price will be required until cumulative adjustments require an adjustment of at least one percent in such Purchase Price. No fractions of shares (other than fractional shares of Junior Class A Preferred Stock that are integral multiples of one one-hundredth of a share) will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Junior Class A Preferred Stock on the last trading date prior to the date of exercise.

  At any time prior to the earlier to occur of (i) the close of business on the Stock Acquisition Date or (ii) the expiration of the BNI Rights, BNI may redeem the BNI Rights in whole, but not in part, at a price of $.05 per BNI Right (the "Redemption Price"), which redemption shall be effective upon the action of the BNI Board of Directors. Additionally, BNI may thereafter redeem the then outstanding BNI Rights in whole, but not in part, at the Redemption Price, provided that such redemption is incidental to a merger or other business combination transaction or series of transactions involving BNI but not involving an Acquiring Person or any person who was an Acquiring Person or following an event giving rise to, and the expiration of the exercise period for, the Subscription Right if and for as long as an Acquiring Person beneficially owns securities representing less than twenty percent of the voting power of BNI's voting securities. BNI's right to redeem the BNI Rights may be reinstated if an Acquiring Person reduces his beneficial ownership of securities to those having less than five percent of the voting power of all then outstanding voting securities of BNI in a transaction or series of transactions not involving BNI. The redemption of BNI Rights described in the two preceding sentences shall be effective only as of such time when the Subscription Right is not exercisable, and in any event, only after ten business days prior notice. Upon the effective date of the redemption of the BNI Rights, the right to exercise the BNI Rights will terminate and the only right of the holders of BNI Rights will be to receive the Redemption Price.

  The Junior Class A Preferred Stock purchasable upon exercise of the BNI Rights will be nonredeemable and junior to any other series of preferred stock BNI may issue (unless otherwise provided in the terms of such stock). Each share of Junior Class A Preferred Stock will have a preferential quarterly dividend in an amount equal to the greater of $10.00 and 100 times the dividend declared on each share of BNI Common Stock. In the event of liquidation, the holders of Junior Class A Preferred Stock will receive a preferred liquidation payment equal to the greater of $19,000 and 100 times the payment made per share of BNI Common Stock. Each share of Junior Class A Preferred Stock will have 100 votes, voting together with the shares of BNI Common Stock. In the event of any merger, consolidation or other transaction in which shares of BNI Common Stock are exchanged, each share of Junior Class A Preferred Stock will be entitled to receive

100 times the amount and type of consideration received per share of BNI Common Stock. The rights of the Junior Class A Preferred Stock as to dividends, liquidation and voting, and in the event of merger and consolidations, are protected by customary anti-dilution provisions. Fractional shares of Junior Class A Preferred Stock in integral multiples of one one-hundredth of a share of Junior Class A Preferred Stock will be issuable; however, BNI may elect to distribute depositary receipts in lieu of such fractional shares. In lieu of fractional shares other than fractions that are integral multiples of one one-hundredth of a share, an adjustment in cash will be made based on the market price of the Junior Class A Preferred Stock on the last trading date prior to the date of exercise.

  Until a BNI Right is exercised, the holder thereof, as such, will have no rights as a stockholder of BNI, including, without limitation, the right to vote or to receive dividends.

                                    EXPERTS

  The consolidated financial statements of BNI as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, incorporated by reference in this Joint Proxy Statement/Prospectus, have been incorporated herein by reference in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The consolidated financial statements of SFP as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, incorporated by reference in this Joint Proxy Statement/Prospectus to SFP's Form 8-K/A dated October 5, 1994, have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  Representatives of Coopers & Lybrand L.L.P. are expected to be present at the BNI Special Meeting and representatives of Price Waterhouse LLP are expected to be present at the SFP Special Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 LEGAL MATTERS

  The validity of the BNI Common Stock offered hereby will be passed upon by Francis T. Kelly, Esq., Securities and Finance Counsel of BNI. Mr. Kelly owns 4,030 shares of BNI Common Stock (2,788 shares subject to risk of forfeiture) and holds options to purchase 7,381 shares of BNI Common Stock.

                    OTHER BUSINESS AT THE SPECIAL MEETINGS;
                             STOCKHOLDER PROPOSALS

  BNI management and SFP management know of no other matters that may properly be, or which are likely to be, brought before the BNI Special Meeting or the SFP Special Meeting, respectively. However, if any other matters are properly brought before such Special Meetings, the persons named in the enclosed proxy or their substitutes will vote the proxies in accordance with the recommendations of management.

  In order to be considered for inclusion in the proxy statement for the next annual meeting of stockholders of BNI, any stockholder proposal intended to be presented at the meeting must have been received by BNI at its executive offices on or before November 19, 1994.

  In order to be considered for inclusion in the proxy statement for the 1995 annual meeting of stockholders of SFP, any stockholder proposal intended to be presented at the meeting must have been received by SFP at its executive offices no later than November 15, 1994.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                                 JUNE 29, 1994

                                    BETWEEN

                            BURLINGTON NORTHERN INC.

                                      AND

                          SANTA FE PACIFIC CORPORATION

                             TABLE OF CONTENTS(/1/)

                                                                            PAGE
                                   ARTICLE I

                                   THE MERGER

 1.1.The Merger............................................................  A-1
 1.2.Conversion of Shares..................................................  A-1
 1.3.Surrender and Payment.................................................  A-2
 1.4.Stock Options.........................................................  A-3
 1.5.Adjustments...........................................................  A-3
 1.6.Closing...............................................................  A-3
 1.7.Fractional Shares.....................................................  A-4

                                   ARTICLE II

                        CERTAIN MATTERS RELATING TO BNI
                         AND THE SURVIVING CORPORATION

 2.1.Directors of the Surviving Corporation................................  A-4
 2.2.Certificate of Incorporation and Bylaws of the Surviving Corporation..  A-4

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF SFP

 3.1.Corporate Existence and Power.........................................  A-4
 3.2.Corporate Authorization...............................................  A-5
 3.3.Governmental Authorization............................................  A-5
 3.4.Non-Contravention.....................................................  A-5
 3.5.Capitalization........................................................  A-5
 3.6.Material Subsidiaries.................................................  A-6
 3.7.SEC Filings...........................................................  A-6
 3.8.Financial Statements..................................................  A-7
 3.9.Disclosure Documents..................................................  A-7
 3.10. Information Supplied................................................  A-8
 3.11.No Material Adverse Changes..........................................  A-8
 3.12.Undisclosed Material Liabilities.....................................  A-8
 3.13.Litigation...........................................................  A-8
 3.14.Taxes................................................................  A-8
 3.15. ERISA...............................................................  A-9
 3.16. Finders' Fees......................................................  A-11
 3.17. Environmental Matters..............................................  A-11
 3.18. Takeover Statutes..................................................  A-11
 3.19. Compliance With Laws...............................................  A-11
- --------
(/1/)The Table of Contents is not a part of this Agreement.

 3.20. Spinoff Dividend...................................................  A-11
 3.21. Private Letter Ruling..............................................  A-11
 3.22. Excess Loss Accounts...............................................  A-12

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BNI

 4.1. Corporate Existence and Power.......................................  A-12
 4.2. Corporate Authorization.............................................  A-12
 4.3. Governmental Authorization..........................................  A-12
 4.4. Non-Contravention...................................................  A-12
 4.5. Capitalization......................................................  A-13
 4.6. Material Subsidiaries...............................................  A-13
 4.7. SEC Filings.........................................................  A-14
 4.8. Financial Statements................................................  A-14
 4.9. Disclosure Documents................................................  A-14
 4.10. Information Supplied...............................................  A-15
 4.11. No Material Adverse Changes........................................  A-15
 4.12. Undisclosed Material Liabilities...................................  A-15
 4.13. Litigation.........................................................  A-15
 4.14. Taxes..............................................................  A-15
 4.15. ERISA..............................................................  A-16
 4.16. Finders' Fees......................................................  A-18
 4.17. Environmental Matters..............................................  A-18
 4.18. Takeover Statutes..................................................  A-18
 4.19. Compliance with Laws...............................................  A-18
 4.20. BNI Rights Agreement...............................................  A-18

                                   ARTICLE V

                                COVENANTS OF SFP

 5.1. Conduct of SFP......................................................  A-18
 5.2. Stockholder Meeting.................................................  A-19
 5.3. Access to Information...............................................  A-20
 5.4. Notices of Certain Events...........................................  A-20
 5.5. Tax Matters.........................................................  A-20
 5.6. Rule 145 Affiliates.................................................  A-20
 5.7. The Spinoff.........................................................  A-20
 5.8. No Solicitations....................................................  A-21

                                   ARTICLE VI

                                COVENANTS OF BNI

 6.1. Conduct of BNI......................................................  A-21
 6.2. Stockholder Meeting.................................................  A-23
 6.3. Access to Information...............................................  A-23
 6.4. Notices of Certain Events...........................................  A-23
 6.5. Tax Matters.........................................................  A-23

 6.6. Director and Officer Liability......................................  A-23
 6.7. No Solicitations....................................................  A-24

                                  ARTICLE VII

                            COVENANTS OF BNI AND SFP

 7.1. Reasonable Best Efforts.............................................  A-24
 7.2. ICC Approval........................................................  A-24
 7.3. Certain Filings; Proxy Materials....................................  A-25
 7.4. Public Announcements................................................  A-25
 7.5. Further Assurances..................................................  A-25
 7.6. Antitakeover Statutes...............................................  A-25
 7.7. Cooperation.........................................................  A-25
 7.8. Dividends...........................................................  A-26

                                  ARTICLE VIII

                            [INTENTIONALLY OMITTED]

                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

 9.1. Conditions to the Obligations of Each Party.........................  A-26
 9.2. Conditions to the Obligations of BNI................................  A-27
 9.3. Conditions to the Obligations of SFP................................  A-27

                                   ARTICLE X

                                  TERMINATION

10.1. Termination.........................................................  A-27
10.2. Effect of Termination...............................................  A-28

                                   ARTICLE XI

                                 MISCELLANEOUS

11.1. Notices.............................................................  A-29
11.2. Entire Agreement; Survival of Representations and Warranties......... A-29
11.3. Amendments; No Waivers..............................................  A-30
11.4. Expenses............................................................  A-30
11.5. Successors and Assigns..............................................  A-30
11.6. Governing Law.......................................................  A-30
11.7. Jurisdiction........................................................  A-30
11.8. Counterparts; Effectiveness.........................................  A-31

                              TABLE OF DEFINITIONS

TERM                                                                    SECTION
- ----                                                                    --------
1933 Act............................................................... 1.4(c)
1933 Act Affiliates.................................................... 5.6
6- 1/4% Convertible Preferred Stock.................................... 4.5(a)
Agreement.............................................................. Recitals
Acquiring Person....................................................... 4.20
Balance Sheet Date..................................................... 3.8
BNI.................................................................... Recitals
BNI Balance Sheet...................................................... 4.8
BNI Benefit Arrangements............................................... 4.16(e)
BNI Common Stock....................................................... 1.2(a)
BNI Disclosure Documents............................................... 4.9
BNI Employee Plans..................................................... 4.15(a)
BNI Form 10-K.......................................................... 4.7(a)
BNI Form 10-Q.......................................................... 4.7(a)
BNI Material Subsidiary................................................ 4.6(a)
BNI Option............................................................. 1.4(a)
BNI Pension Plans...................................................... 4.15(b)
BNI Post-Signing Returns............................................... 6.5
BNI Proxy Statement.................................................... 4.9
BNI Returns............................................................ 4.14
BNI Rights Agreement................................................... 4.20
BNI Securities......................................................... 4.5(a)
BNI Stockholder Meeting................................................ 6.2
BNI Subsidiary Securities.............................................. 4.6(b)
BNI Voting Debt........................................................ 4.5(b)
Class A Preferred Stock................................................ 4.5(a)
Closing................................................................ 1.6
Closing Date........................................................... 1.6
Code................................................................... Recitals
Common Shares Trust.................................................... 1.7
Confidentiality Agreement.............................................. 11.2
Customary Action....................................................... 5.1
Distribution Date...................................................... 4.20
DGCL................................................................... 3.18
Effective Time......................................................... 1.1(b)
Environmental Laws..................................................... 3.17(b)
Environmental Liabilities.............................................. 3.17(b)
ERISA.................................................................. 3.15(a)
ERISA Affiliate........................................................ 3.15(a)
Excess Shares.......................................................... 1.7
Exchange Act........................................................... 1.2(d)
Exchange Agent......................................................... 1.3(a)
Exchange Ratio......................................................... 1.2(a)
Form 10................................................................ 3.9(b)
Form S-1............................................................... 3.9(b)
Form S-4............................................................... 7.3(a)
Hazardous Substances................................................... 3.17(b)

TERM                                                                    SECTION
- ----                                                                    --------
HSR Act................................................................ 3.3
ICC.................................................................... 3.3
Indemnified Parties.................................................... 6.6
Indemnity Agreements................................................... 6.6
Lien................................................................... 3.4
Liquidation............................................................ 3.21
Material............................................................... 6.1(h)
Material Adverse Effect................................................ 3.1
Merger................................................................. 1.1(a)
Merger Consideration................................................... 1.2(b)
Multiemployer Plan..................................................... 3.16(b)
NYSE................................................................... 1.4(c)
PBGC................................................................... 3.16(b)
Person................................................................. 1.2(d)
Private Letter Ruling.................................................. 3.21
Properties............................................................. 3.21
SEC.................................................................... 1.4(c)
SFP.................................................................... Recitals
SFP Balance Sheet...................................................... 3.8
SFP Common Stock....................................................... 1.2(a)
SFP Disclosure Documents............................................... 3.9(a)
SFP Employee Plans..................................................... 3.15(a)
SFP Form 10-K.......................................................... 3.7(a)
SFP Form 10-Q.......................................................... 3.7(a)
SFP Material Subsidiary................................................ 3.6(a)
SFP Pension Plans...................................................... 3.15(b)
SFP Post-Signing Returns............................................... 5.5
SFP Preferred Stock.................................................... 3.5(a)
SFP Proxy Statement.................................................... 3.9(a)
SFP Properties......................................................... 5.2
SFP Returns............................................................ 3.14(i)
SFP Securities......................................................... 3.5(a)
SFP Stock Option....................................................... 1.4(a)
SFP Stockholder Meeting................................................ 5.2
SFP Subsidiary Securities.............................................. 3.6(b)
SFP Voting Debt........................................................ 3.5(b)
Share.................................................................. 1.2(a)
Shares................................................................. 1.2(a)
Spinoff................................................................ Recitals
Spinoff Company........................................................ Recitals
Spinoff Dividend....................................................... Recitals
Spinoff Registration Documents......................................... 3.9(b)
Stock Acquisition Date................................................. 4.20
Subsidiary............................................................. 1.2(c)
Surviving Corporation.................................................. 1.1(a)
Takeover Proposal...................................................... 5.8
Takeover Statute....................................................... 3.18

                          AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER dated as of June 29, 1994 (this "Agreement") between Burlington Northern Inc., a Delaware corporation ("BNI"), and Santa Fe Pacific Corporation, a Delaware corporation ("SFP").

  WHEREAS, the respective Boards of Directors of BNI and SFP have determined that it is in the best interests of their respective stockholders to consummate the merger provided for herein;

  WHEREAS, the respective Boards of Directors of BNI and SFP have determined that this Agreement is in the best interests of BNI or SFP, as the case may be, and its respective stockholders and have duly approved this Agreement and authorized its execution and delivery;

  WHEREAS, the respective Boards of Directors of BNI and SFP have received the opinions of Lazard Freres & Co. and Goldman, Sachs & Co., respectively, that the Exchange Ratio (as defined in Section 1.2(a)(i)) is fair to their respective stockholders from a financial point of view;

  WHEREAS, BNI has been informed that (a) as a result of an initial public offering of shares of common stock of SFP Gold Corporation (the "Spinoff Company"), SFP presently owns approximately 85% of the outstanding capital stock of the Spinoff Company, (b) the Board of Directors of SFP has declared, pursuant to resolutions substantially in the form provided to BNI prior to the date hereof, a dividend (the "Spinoff Dividend") of the stock of the Spinoff Company owned by SFP, to be issued on September 30, 1994 to SFP shareholders of record as of September 12, 1994 (the issuance of the Spinoff Dividend shall be referred to as the "Spinoff"), and (c) SFP has received a private letter ruling from the Internal Revenue Service to the effect that the Spinoff qualifies as a tax-free distribution within the meaning of Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"); and

  WHEREAS, it is the intention of the parties to this Agreement that for Federal income tax purposes the Merger shall qualify as a "reorganization" within the meaning of Section 368 of the Code.

  NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

  SECTION 1.1. The Merger. (a) At the Effective Time (as defined in Section 1.1(b)), SFP shall be merged with and into BNI in accordance with Delaware Law (the "Merger"), whereupon the separate existence of SFP shall cease, and BNI shall be the surviving corporation (the "Surviving Corporation").

  (b) The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "Effective Time"); such filing shall be made as soon as practicable after the Closing, as defined in Section 1.6 of this Agreement.

  (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of SFP and BNI, all as provided under Delaware Law.

  SECTION 1.2. Conversion of Shares. (a) At the Effective Time:

  (i) each share (a "Share" and, collectively, the "Shares") of SFP common stock, par value $1.00 per share (the "SFP Common Stock"), outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.2(a)(ii) below, be converted into 0.27 shares of the common stock, no par value (the "BNI Common Stock"), of BNI (0.27 being defined herein as the "Exchange Ratio"); and

  (ii) each Share held by SFP as treasury stock or owned by BNI or any Subsidiary (as defined in Section 1.2(c)) of BNI immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

  (b) The BNI Common Stock (accompanied by rights issued pursuant to the BNI Rights Agreement (as defined in Section 4.20)) to be received as consideration pursuant to the Merger by each holder of Shares is referred to herein as the "Merger Consideration".

  (c) For purposes of this Agreement, the word "Subsidiary" when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries or (ii) such Person or any other Subsidiary of such Person is a general partner, it being understood that representations and warranties of a Person concerning any former Subsidiary of such Person shall be deemed to relate only to the periods during which such former Subsidiary was a Subsidiary of such Person.

  (d) For purposes of this Agreement, the word "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof, or any affiliate (as that term is defined in the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "Exchange Act")) of any of the foregoing.

  SECTION 1.3. Surrender and Payment. (a) Prior to the Effective Time, BNI shall appoint an agent reasonably satisfactory to SFP (the "Exchange Agent") for the purpose of exchanging certificates representing Shares as provided in
Section 1.2(a)(i). At the Effective Time, BNI will deposit with the Exchange Agent certificates representing the aggregate Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, BNI will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

  (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

  (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

  (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article I.

  (e) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 1.3(a), and any portion of the Common Shares Trust (as defined in Section 1.7) that remains unclaimed by the holders of Shares twelve months after the Effective Time shall be returned to BNI, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Article I prior to that time shall thereafter look only to BNI for his claim for BNI Common Stock, any cash in lieu of fractional shares of BNI Common Stock and any dividends or distributions with respect to BNI Common Stock. Notwithstanding the foregoing, BNI shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws.

  (f) No dividends or other distributions with respect to the BNI Common Stock constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered certificates representing Shares until such certificates are surrendered as provided in this Section 1.3. Upon such surrender, there shall be paid, without interest, to the person in whose name the certificates representing the BNI Common Stock into which such Shares were converted are registered, (1) all dividends and other distributions in respect of BNI Common Stock that are payable on a date subsequent to, and the record date for which occurs after, the Effective Time and (2) all dividends or other distributions in respect of Shares that are payable on a date subsequent to, and the record date for which occurs before, the Effective Time.

  SECTION 1.4. Stock Options. (a) At the Effective Time, each outstanding option to purchase shares of SFP Common Stock (a "SFP Stock Option") granted under any employee stock option or compensation plan or arrangement of SFP shall be canceled and substituted with an option (a "BNI Option") to acquire BNI Common Stock. Such cancellation and substitution shall comply in all respects with, and shall be performed in accordance with, the methodology prescribed by the provisions of Section 424(a) of the Code and the regulations thereunder, and each BNI Option shall provide the option holder with rights and benefits that are no less favorable to him than were provided under the SFP Stock Option for which it was substituted.

  (b) At or as soon as practicable after the Effective Time, BNI shall issue to each holder of an SFP Stock Option which is cancelled pursuant to Section 1.4(a) an agreement that accurately reflects the terms of the BNI Option substituted therefor as contemplated by Section 1.4(a).

  (c) BNI shall take all corporate actions necessary to reserve for issuance such number of shares of BNI Common Stock as will be necessary to satisfy exercises in full of all BNI Options after the Effective Time. With respect to such BNI Common Stock, BNI shall (i) as soon as practicable after the Effective Time file with the Securities and Exchange Commission ("SEC") a Registration Statement on Form S-8 and use its reasonable best efforts to have such registration statement become and remain continuously effective under the Securities Act of 1933, as amended (the "1933 Act") and (ii) file with the New York Stock Exchange, Inc. (the "NYSE") a listing application and use its reasonable best efforts to have such shares admitted to trading thereon upon exercises of BNI Options. BNI shall also use its reasonable best efforts to ensure that all incentive stock options within the meaning of the Code continue to qualify as such at all times after the Effective Time.

  SECTION 1.5. Adjustments. If, prior to the Effective Time, BNI or SFP (as the case may be) should split or combine the BNI Common Stock or the SFP Common Stock, or pay a stock dividend or other stock distribution in BNI Common Stock or SFP Common Stock, or otherwise change the BNI Common Stock or SFP Common Stock into any other securities, or make any other dividend or distribution in respect of the BNI Common Stock or the SFP Common Stock (other than the Spinoff, stock options permitted or contemplated by this Agreement, and normal dividends as the same may be adjusted from time to time in accordance with this Agreement), then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

  SECTION 1.6. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, at 10:00 A.M. on the second business day after all the conditions set forth in Article IX (other than those that are waived by the party or parties for whose benefit such conditions exist) are satisfied or (ii) at such other place and/or time and/or on such other date as the parties may agree. The date upon which the Closing shall occur is herein called the "Closing Date".

  SECTION 1.7. Fractional Shares. No certificates or scrip representing fractional shares of BNI Common Stock will be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fractional share of BNI Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 1.7, a cash payment in lieu of such fractional shares of BNI Common Stock representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional shares of BNI Common Stock which would otherwise have been issued (the "Excess Shares"). The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Shares, the Exchange Agent will hold such proceeds in trust (the "Common Shares Trust") for the holders of the Shares. BNI shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with this sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction the numerator of which is the amount of the fractional BNI Common Stock Interest to which such holder of Shares is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional shares of BNI Common Stock, the Exchange Agent shall make available such amounts to such holders of Shares without interest.

                                   ARTICLE II

                        CERTAIN MATTERS RELATING TO BNI
                         AND THE SURVIVING CORPORATION

  SECTION 2.1. Directors of the Surviving Corporation. The board of directors of the Surviving Corporation will be constituted as follows: two-thirds of the directors will be designated by BNI, and one-third of the directors will be designated by SFP.

  SECTION 2.2. Certificate of Incorporation and Bylaws of the Surviving Corporation. (a) The certificate of incorporation of BNI in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

  (b) The bylaws of BNI in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF SFP

  SFP represents and warrants to BNI that, except as disclosed in Schedule III hereto:

  SECTION 3.1. Corporate Existence and Power. SFP is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. SFP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on SFP. SFP has heretofore delivered to BNI true and complete copies of SFP's certificate of incorporation and bylaws as currently in effect. For purposes of this Agreement, a "Material Adverse Effect" means, with respect to any Person, a material adverse effect, whether existing or prospective, on the financial condition, business or properties of such Person and its Subsidiaries taken as a whole or on the ability of such Person to perform its obligations hereunder. For purposes of this Agreement, any reference to any event, change or effect being "material" with respect to any Person means an event, change or effect, whether existing or prospective, which is material in relation to the financial condition, business or properties of such Person and its Subsidiaries taken as a whole or on the ability of such Person to perform its obligations hereunder.

  SECTION 3.2. Corporate Authorization. The execution, delivery and performance by SFP of this Agreement and the consummation by SFP of the transactions contemplated hereby are within SFP's corporate powers and, except as set forth in the next sentence, have been duly authorized by all necessary corporate action. The affirmative vote of the holders of a majority of the outstanding shares of SFP Common Stock entitled to vote thereon is the only vote of any class or series of SFP capital stock necessary to approve this Agreement and the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of SFP.

  SECTION 3.3. Governmental Authorization. The execution, delivery and performance by SFP of this Agreement and the consummation of the Merger by SFP require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of a certificate of merger in accordance with Delaware Law; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); (iii) compliance with any applicable requirements relating to approval of the Merger by the Interstate Commerce Commission (the "ICC"); (iv) compliance with any applicable requirements of the Exchange Act; (v) compliance with any applicable requirements of the 1933 Act; (vi) compliance with any applicable foreign or state securities or Blue Sky Laws; and (vii) immaterial actions or filings relating to ordinary operational matters.

  SECTION 3.4. Non-Contravention. The execution, delivery and performance by SFP of this Agreement and the consummation by SFP of the transactions contemplated hereby do not and will not (except in the case of clauses (ii), (iii) and (iv) of this Section 3.4, for any such matters that singly or in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect on SFP) (i) contravene or conflict with the certificate of incorporation or bylaws of SFP, (ii) assuming compliance with the matters referred to in Section 3.3. contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to SFP or any of its Subsidiaries, (iii) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of SFP or any of its Subsidiaries or to a loss of any benefit to which SFP or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon SFP or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by SFP or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of SFP or any of its Subsidiaries. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

  SECTION 3.5. Capitalization. (a) The authorized capital stock of SFP consists of six hundred million (600,000,000) shares of SFP Common Stock and two hundred million (200,000,000) shares of preferred stock, $1.00 par value per share ("SFP Preferred Stock"). As of May 31, 1994, there were outstanding (i) 186,391,459 shares of SFP Common Stock, and 12,000,000 shares were reserved for issuance pursuant to the SFP Long-Term Incentive Stock Plan, of which 5,281,405 were available for grant and 3,629,728 shares were held in treasury, (ii) no shares of SFP Preferred Stock and (iii) employee stock options to purchase an aggregate of 9,953,575 Shares (of which options to purchase an aggregate of 7,004,884 Shares were exercisable). All outstanding shares of capital stock of SFP have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section or as contemplated by Section 5.1 and except for the exercise of employee stock options outstanding on May 31, 1994 or issued since that date in accordance with Section 5.1, there are outstanding (x) no shares of capital stock or other voting securities of SFP, (y) no securities of SFP or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of SFP and (z) no options or other rights to acquire from SFP or any of its Subsidiaries, and no obligation of SFP or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of SFP (the items in clauses (x), (y) and (z) being referred to collectively as the "SFP Securities"). There are no outstanding obligations of SFP or any of its Subsidiaries to repurchase, redeem or otherwise acquire any SFP Securities.

  (b) As of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness of SFP having the right to vote (or convertible into or exercisable for SFP Securities having the right to vote) on any matters upon which holders of SFP Common Stock may vote (collectively, "SFP Voting Debt").

  SECTION 3.6. Material Subsidiaries. (a) Each Subsidiary of SFP as of the date of this Agreement is identified on Schedule 3.6(a). For purposes of this Agreement, the term "SFP Material Subsidiary" means each Subsidiary of SFP identified as material on Schedule 3.6(a). Each SFP Material Subsidiary is either (i) a corporation that is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on SFP, or (ii) a partnership that is duly formed and in good standing under the laws of its jurisdiction of formation and has all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on SFP.

  (b) Except as set forth in the SFP Form 10-K (as defined in Section 3.7), all of the outstanding capital stock of, or other ownership interests in, each SFP Subsidiary is owned by SFP, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Other than the Variable Rate Exchangeable Debentures Due 2010 issued by SFP Pipeline Holdings, Inc. and those obligations identified on
Schedule 3.6(b), there are no outstanding (i) securities of SFP or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of SFP, or
(ii) options or other rights to acquire from SFP or any of its Subsidiaries, and no other obligation of SFP or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any SFP Subsidiary (the capital stock of each Subsidiary of SFP, together with the items in clauses (i) and (ii), being referred to collectively as the "SFP Subsidiary Securities"). There are no outstanding obligations of SFP or any Subsidiary of SFP to repurchase, redeem or otherwise acquire any outstanding SFP Subsidiary Securities.

  SECTION 3.7. SEC Filings. (a) SFP has delivered to BNI (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1989, December 31, 1990, December 31, 1991, December 31, 1992, and December 31, 1993 (this latest Form 10-K being referred to herein as the "SFP Form 10-K"), (ii) its quarterly report on Form 10-Q for its fiscal quarter ending March 31, 1994 (this Form 10-Q being referred to herein as the "SFP Form 10-Q"), (iii) its proxy statements (as defined in Regulation 14A issued pursuant to the Exchange Act) relating to meetings of the stockholders of SFP held since January 1, 1989, (iv) its report on

Form 8-K dated June 25, 1993, as amended, and (v) all other reports, statements, schedules and registration statements filed by SFP and its Subsidiaries with the SEC since January 1, 1989 and through the date of this Agreement, but including only such pre-effective amendments to such registration statements as contain material information not fully reflected in any subsequent amendment to such registration statements (or to any prospectus included therein) delivered to BNI pursuant to this Section 3.7.

  (b) As of its filing date, each such report or statement, as supplemented or amended, if applicable, filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  (c) Each such registration statement, as supplemented or amended, if applicable, filed pursuant to the 1933 Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

  SECTION 3.8. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of SFP included in the SFP Form 10-K and the SFP Form 10-Q fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of SFP and its consolidated Subsidiaries as of the dates thereof, their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of the unaudited consolidated interim financial statements) and, in the case of the SFP Form 10-K, stockholders' equity. For purposes of this Agreement, "SFP Balance Sheet" means the Consolidated Balance Sheet of SFP as of December 31, 1993 set forth in the SFP Form 10-K, and "Balance Sheet Date" means December 31, 1993.

  SECTION 3.9. Disclosure Documents. (a) Each document required to be filed by SFP with the SEC in connection with the transactions contemplated by this Agreement (the "SFP Disclosure Documents"), including, without limitation, the definitive proxy statement of SFP (the "SFP Proxy Statement") to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the SFP Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of SFP and at the time such stockholders vote on adoption of this Agreement, the SFP Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. At the time of the filing of any SFP Disclosure Document other than the SFP Proxy Statement and at the time of any distribution thereof, such SFP Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.9(a) will not apply to statements or omissions included in SFP Disclosure Documents based upon information furnished to SFP in writing by BNI specifically for use therein.

  (b) The registration statements on Form S-1 (the "Form S-1") and the registration statement on Form 10 (the "Form 10") filed by SFP in connection with the Spinoff, and any amendments or supplements thereto, or other appropriate filings made to register the stock of the Spinoff Company under the 1933 Act or the Exchange Act, as amended and supplemented (the "Spinoff Registration Documents"), when they became effective, complied as to form in all material respects with the applicable requirements of the 1933 Act and the Exchange Act. At the time of the effectiveness and at the time that the sale of securities pursuant to the Spinoff Registration Documents was consummated, the Spinoff Registration Documents did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.9(b) shall not apply to statements or omissions included in the Spinoff Registration Documents based upon information furnished to SFP in writing by BNI specifically for use therein.

  SECTION 3.10. Information Supplied. The information supplied or to be supplied by SFP for inclusion or incorporation by reference in (i) the BNI Proxy Statement (as defined in Section 4.9) or any amendment or supplement thereto will not, at the time the BNI Proxy Statement is first mailed to stockholders of BNI and at the time such stockholders vote on adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (ii) any BNI Disclosure Document (as defined in Section 4.9) (other than the BNI Proxy Statement will not, at the time of effectiveness of such BNI Disclosure Document and at the time of any distribution thereof contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (iii) the Form S-4 (as defined in Section 7.3(a)) will not, at the time the Form S-4 becomes effective under the 1933 Act and at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  SECTION 3.11. No Material Adverse Changes. Except as contemplated by this Agreement or as publicly disclosed prior to the date of this Agreement, and except as set forth in Schedule 3.11, since the Balance Sheet Date, SFP and the SFP Material Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

    (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a Material Adverse Effect on SFP (other than as a result of (i) changes in conditions, including economic or political developments, applicable to the railroad industry generally and (ii) the Spinoff); or

    (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of SFP capital stock (other than (x) aggregate cash dividends on the Shares not in excess of $0.10 per Share in 1994, $0.18 per Share in 1995, $0.20 per Share in 1996 and $0.22 per
  Share in 1997, in each case having record and payment dates determined in accordance with Section 7.8 and (y) the Spinoff).

  SECTION 3.12. Undisclosed Material Liabilities. Except for (i) liabilities reflected in the SEC Reports listed in Section 3.7 and (ii) liabilities incurred in the ordinary course of business of SFP and its Subsidiaries consistent with past practice subsequent to the Balance Sheet Date, SFP and its Subsidiaries have no liabilities that are material to SFP and there is no existing condition or set of circumstances which would reasonably be expected to result in such a liability; provided, however, that this representation does not cover, and shall not be deemed to be breached as a result of, any such liability that results primarily from a Customary Action (as defined in Section
5.1 below).

  SECTION 3.13. Litigation. Except as set forth in the SFP Form 10-K or the SFP Form 10-Q (i) there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of SFP threatened against or affecting, SFP or any of its Subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official where there is a reasonable probability of a determination adverse to SFP or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect on SFP and (ii) as of the date of this Agreement, there is no such action, suit, investigation or proceeding which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger, the Spinoff or any of the other transactions contemplated hereby.

  SECTION 3.14. Taxes. Except as set forth in the SFP Balance Sheet (including the notes thereto) or on Schedule 3.14, (i) all material tax returns, statements, reports and forms (collectively, the "SFP Returns") required to be filed with any taxing authority as of the date hereof by, or with respect to, SFP and its Subsidiaries have been filed in accordance with all applicable laws; (ii) SFP and its Subsidiaries have timely paid all taxes shown as due and payable on the SFP Returns that have been so filed and as of the time of filing the SFP Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of SFP and its Subsidiaries in all material respects; (iii) SFP and its Subsidiaries have made provision for all material taxes payable by SFP and its Subsidiaries for which no Return has yet been filed or in respect of which a final determination has been made; (iv) the charges, accruals and reserves for taxes with respect to SFP and its Subsidiaries reflected in the SFP Balance Sheet are adequate under generally accepted accounting principles to cover the tax liabilities accruing through the date thereof; and (v) as of the date of this Agreement, there is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to SFP or any of its Subsidiaries in respect of any tax where there is a reasonable possibility of a determination or decision against SFP or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect on SFP.

  SECTION 3.15. ERISA. (a) Schedule III identifies (i) each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") (other than multiemployer plans (as defined in Section 3(37) of ERISA)), and (ii) each employment, severance or other similar contract, arrangement or policy and each retirement or deferred compensation plan, stock plan, incentive compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance (including self-insured arrangements) or hospitalization program, workers' compensation program, disability program, supplemental unemployment program or fringe benefit arrangement, whether maintained pursuant to contract or informal understanding, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA), which, in the case of items described in both clauses (i) and (ii), is maintained, administered or contributed to by SFP or any of its ERISA Affiliates (as defined below), and covers any employee or former employee of SFP or any of its Subsidiaries or with respect to which SFP or any of its ERISA Affiliates has any liability (collectively, the "SFP Employee Plans"). True and correct copies of each of the SFP Employee Plans, all amendments thereto, any written interpretations thereof distributed to employees, and all contracts relating thereto or the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, recordkeeping agreements and summary plan descriptions, all as currently in effect, have been furnished or made available to BNI. SFP has supplied or made available to BNI an accurate description of any SFP Employee Plan that is not in written form. To the extent applicable, true and correct copies of the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any SFP Employee Plan and the most recent actuarial valuation report prepared in connection with any such plan have been furnished or made available to BNI. For purposes of this Agreement, "ERISA Affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code. SFP has made available to BNI with complete age, salary, service and related data as of the most recent practical date for employees and former employees of SFP and any of its Subsidiaries covered under the SFP Employee Plans.

  (b) The only SFP Employee Plans that are subject to Title IV of ERISA (the "SFP Pension Plans") are identified in the list of such plans provided or made available to BNI by SFP in accordance with Section 3.15(a). As of the most recent valuation date of each SFP Pension Plan, the present value of all benefits accrued under each SFP Pension Plan determined on a termination basis using the assumptions established by the Pension Benefit Guaranty Corporation (the "PBGC") as in effect on such date was exceeded by the fair market value of the assets of such SFP Pension Plan (excluding for these purposes any accrued but unpaid contributions). No "accumulated funding deficiency", as defined in
Section 412 of the Code, has been incurred with respect to any SFP Pension Plan, whether or not waived. SFP knows of no "reportable event", within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder, and no event described in Section 4041 (other than a standard termination), 4042, 4062 or 4063 of ERISA has occurred in connection with any SFP Pension Plan, other than a "reportable event" that will not have a Material Adverse Effect on SFP. No condition exists and no event has occurred that could constitute grounds for termination of or the appointment of a trustee to administer any SFP Pension Plan under Section 4042 of ERISA and, to SFP's knowledge, neither SFP nor any of its ERISA Affiliates has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction for which SFP or any of its ERISA Affiliates would have liability under Section 4069 or 4212(c) of ERISA. To SFP's knowledge, nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any SFP Employee Plan has or will make SFP or any of its ERISA Affiliates or any officer or director of SFP or any of its ERISA Affiliates subject to any liability under Title I or Section 4071 of ERISA or liable for any tax pursuant to Section 4975 or Chapters 43, 47, or 68 of the Code that could have a Material Adverse Effect.

  (c) Each SFP Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. SFP has furnished or made available to BNI copies of the most recent Internal Revenue Service determination letters with respect to each such SFP Employee Plan. Each SFP Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such SFP Employee Plan.

  (d) None of the payments contemplated by the contracts, plans or arrangements covering any employee or former employee of SFP or any of its ERISA Affiliates and arising solely as a result of the transactions contemplated hereby would, in the aggregate, constitute excess parachute payments as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

  (e) Except for obligations arising pursuant to any collective bargaining agreements, no condition exists that would prevent SFP or any of its Subsidiaries from amending or terminating any SFP Employee Plan providing health or medical benefits in respect of any active or former employees of SFP and its Subsidiaries.

  (f) There has been no amendment to, written interpretation or announcement (whether or not written) by SFP or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any SFP Employee Plan which would increase materially the expense of maintaining such SFP Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended on the Balance Sheet Date.

  (g) To the extent applicable, each SFP Employee Plan which constitutes a "group health plan" (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code), including any plans of current or former affiliates which must be taken into account under Sections 4980B and 414(t) of the Code or
Section 601 of ERISA, has been operated in substantial compliance with applicable law, including the group health plan continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA.

  (h) There are no actions, suits or claims (other than routine claims for benefits) pending or, to SFP's knowledge, threatened involving any SFP Employee Plan or the assets thereof and no facts exist with could give rise to any such actions, suits or claims (other than routine claims for benefits).

  (i) SFP has provided or will promptly provide BNI with a list of each employee pension benefit plan (as defined in Section 3(2) of ERISA) which is a multiemployer plan with respect to which SFP or any of its ERISA Affiliates may have any liability (including any liability attributable to a current or former member of SFP's or any of its ERISA Affiliates' "controlled group" (as defined in Section 4001(a)(14) of ERISA)) and the maximum amount of such liability (determined as if a complete withdrawal occurred with respect to each such plan immediately after the Effective Time). With respect to each such plan, (i) all contributions have been made as required by the terms of the plans, the terms of any collective bargaining agreements and applicable law, (ii) neither SFP nor any of its ERISA Affiliates has withdrawn, partially withdrawn or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability that would have a Material Adverse Effect, and (iii) neither SFP nor any of its ERISA Affiliates has received any notice that any such plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code or that any plan is or may become insolvent.

  (j) As of the Balance Sheet Date, the Expected Postretirement Benefit Obligation (as defined in Statement of Financial Accounting Standards No. 106) in respect of postretirement health and medical benefits for current and former employees of SFP or any of its Subsidiaries calculated by SFP's actuary using reasonable actuarial assumptions was $291,200,000.

  SECTION 3.16. Finders' Fees. Except for Goldman, Sachs & Co., a copy of whose engagement agreement has been or will be provided to BNI, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of SFP or any of its Subsidiaries who might be entitled to any fee or commission from BNI or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

  SECTION 3.17. Environmental Matters. (a) Except as set forth in the SFP Form 10-K or otherwise previously disclosed in writing by SFP to BNI, there are no Environmental Liabilities (as defined below) of SFP that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on SFP.

  (b) As used in this Agreement, "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, whether now or hereafter in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof. "Environmental Liabilities" with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of its Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, any substance regulated under Environmental Laws.

  SECTION 3.18. Takeover Statutes. No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute"), including, without limitation, Section 203 of the Delaware General Corporation Law (the "DGCL"), applicable to SFP or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

  SECTION 3.19. Compliance With Laws. Except as publicly disclosed, and except for any matter that would not reasonably be expected to have a Material Adverse Effect on SFP, neither SFP nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations.

  SECTION 3.20. Spinoff Dividend. The board of directors of SFP has declared the Spinoff Dividend, and the Liquidation of Properties (as those terms are defined in Section 3.21 below) has occurred prior to the date of this Agreement in conformity with the Private Letter Ruling (as defined below).

  SECTION 3.21. Private Letter Ruling. SFP has received from the Internal Revenue Service a valid and effective private letter ruling dated February 16, 1994 (and supplemented on May 18, 1994) (the "Private

Letter Ruling") to the effect that (i) the Spinoff qualifies as a tax-free distribution under Section 355 of the Code and (ii) the merger of SFP Properties, Inc. ("Properties") with and into SFP (the "Liquidation") will be treated as a distribution by Properties to SFP in complete liquidation of Properties within the meaning of Section 322 of the Code. A copy of the Private Letter Ruling has been provided to BNI.

  SECTION 3.22. Excess Loss Accounts. The income that will be recognized, for federal income tax purposes, upon the Spinoff arising from excess loss accounts in the stock of the Spinoff Company and its subsidiaries will be approximately $30 million.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BNI

  BNI represents and warrants to SFP that, except as disclosed in Schedule IV hereto:

  SECTION 4.1. Corporate Existence and Power. BNI is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. BNI is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on BNI. BNI has heretofore delivered to SFP true and complete copies of the certificates of incorporation and bylaws of BNI as currently in effect.

  SECTION 4.2. Corporate Authorization. The execution, delivery and performance by BNI of this Agreement and the consummation by BNI of the transactions contemplated hereby are within the corporate powers of BNI and, except as set forth in the next sentence, have been duly authorized by all necessary corporate action. The affirmative vote of the holders of a majority of the outstanding shares of BNI Common Stock entitled to vote thereon is the only vote of any class or series of BNI capital stock necessary to approve this Agreement and the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of BNI.

  SECTION 4.3. Governmental Authorization. The execution, delivery and performance by BNI of this Agreement and the consummation of the Merger by BNI require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of a certificate of merger in accordance with Delaware Law; (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any applicable requirements relating to approval of the Merger by the ICC; (iv) compliance with any applicable requirements of the Exchange Act; (v) compliance with the applicable requirements of the 1933 Act; (vi) compliance with any applicable foreign or state securities or Blue Sky laws; and (vii) immaterial actions or filings relating to ordinary operational matters.

  SECTION 4.4. Non-Contravention. The execution, delivery and performance by BNI of this Agreement and the consummation by BNI of the transactions contemplated hereby do not and will not (except, in the case of clauses (ii), (iii) and (iv) of this Section 4.4, for any such matters that singly or in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect on BNI) (i) contravene or conflict with the certificate of incorporation or bylaws of BNI, (ii) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to BNI or any Subsidiary of BNI, (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of BNI or any of its Subsidiaries or to a loss of any benefit to which BNI or any of its Subsidiaries is entitled under any agreement, contract or other instrument binding upon BNI or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by BNI or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of BNI or any Subsidiary of BNI.

  SECTION 4.5. Capitalization. (a) The authorized capital stock of BNI consists of three hundred million (300,000,000) shares of BNI Common Stock and twenty-five million (25,000,000) shares of No Par Value Preferred Stock, including six million nine hundred thousand (6,900,000) shares of 6 1/4% Cumulative Convertible Preferred Stock, Series A No Par Value ("6 1/4% Convertible Preferred Stock") and fifty million (50,000,000) shares of Class A Preferred Stock, No Par Value ("Class A Preferred Stock"). As of May 31, 1994 there were outstanding (i) 89,208,870 shares of BNI Common Stock (including 7,800 shares issued after May 31, 1994 with effect prior to such date), 15,104,280 shares were reserved for issuance pursuant to stock option plans, 303,532 shares were reserved for issuance pursuant to "restricted stock" plans and 94,572 shares were held in the treasury, (ii) six million nine hundred thousand (6,900,000) shares of 6 1/4% Convertible Preferred Stock, (iii) no shares of Class A Preferred Stock, and (iv) employee stock options to purchase an aggregate of 4,170,536 shares of BNI Common Stock (of which options to purchase an aggregate of 2,925,611 shares were exercisable). All outstanding shares of capital stock of BNI have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section or as contemplated by
Section 6.1, except for the exercise of employee stock options outstanding on May 31, 1994 or issued since that date in accordance with Section 6.1 and except for changes since that date resulting from the conversion of shares of the 6 1/4% Convertible Preferred Stock, there are outstanding (x) no shares of capital stock or other voting securities of BNI, (y) no securities of BNI or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of BNI and (z) no options or other rights to acquire from BNI or any of its Subsidiaries, and no obligation of BNI or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of BNI (the items in clauses (x), (y) and (z) being referred to collectively as the "BNI Securities"). There are no outstanding obligations of BNI or any Subsidiary of BNI to repurchase, redeem or otherwise acquire any BNI Securities.

  (b) As of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness of BNI having the right to vote (or convertible into or exercisable for BNI Securities having the right to vote) on any matters on which holders of BNI Common Stock may vote (collectively, "BNI Voting Debt").

  SECTION 4.6. Material Subsidiaries. (a) Each Subsidiary of BNI is identified on Schedule 4.6(a). For purposes of this Agreement, the term "BNI Material Subsidiary" means each Subsidiary of BNI identified as material on Schedule 4.6(a). Each BNI Material Subsidiary is either (i) a corporation that is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on BNI, or (ii) a partnership that is duly formed and in good standing under the laws of its jurisdiction of formation and has all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on BNI.

  (b) Except as set forth in the BNI Form 10-K (as defined in Section 4.7(a)), all of the outstanding capital stock of, or other ownership interests in, each BNI Subsidiary, is owned by BNI, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Other than those obligations identified on Schedule 4.6(b), there are no outstanding (i) securities of BNI or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of BNI, and (ii) options or other rights to acquire from BNI or any of its Subsidiaries, and no other obligation of BNI or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of BNI (the capital stock of each Subsidiary of BNI, together with the items in clauses (i) and (ii), being referred to collectively as the "BNI Subsidiary Securities"). There are no outstanding obligations of BNI or any Subsidiary of BNI to repurchase, redeem or otherwise acquire any outstanding BNI Subsidiary Securities.

  SECTION 4.7. SEC Filings. (a) BNI has delivered to SFP (i) the annual reports on Form 10-K for its fiscal years ended December 31, 1989, December 31, 1990, December 31, 1991, December 31, 1992, and December 31, 1993 (this latest form 10-K being referred to herein as the "BNI Form 10-K"), (ii) its quarterly report on Form 10-Q for its fiscal quarter ending March 31, 1994 (this Form 10-Q being referred to herein as the "BNI Form 10-Q"), (iii) its proxy statements (as defined in Regulation 14A issued pursuant to the Exchange Act) relating to meetings of the stockholders of BNI held since January 1, 1989, and (iv) all other reports, statements, schedules and registration statements filed by BNI and its Subsidiaries with the SEC since January 1, 1989 and through the date of this Agreement, but including only such pre-effective amendments and such registration statements as contain material information not fully reflected in any subsequent amendments to such registration statements (or any prospectus included therein) delivered to SFP pursuant to this Section 4.7.

  (b) As of its filing date, each such report or statement, as supplemented or amended, if applicable, filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  (c) Each such registration statement, as supplemented or amended, if applicable, filed pursuant to the 1933 Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

  SECTION 4.8. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of BNI included in the BNI Form 10-K and the BNI Form 10-Q fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of BNI and its consolidated Subsidiaries as of the dates thereof, their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of the unaudited consolidated interim financial statements) and, in the case of the BNI Form 10-K, stockholders' equity. For purposes of this Agreement, "BNI Balance Sheet" means the Consolidated Balance Sheet of BNI as of the Balance Sheet Date set forth in the BNI Form 10-K.

  SECTION 4.9. Disclosure Documents. Each document required to be filed by BNI with the SEC in connection with the transactions contemplated by this Agreement (the "BNI Disclosure Documents"), including, without limitation the definitive proxy statement of BNI (the "BNI Proxy Statement") to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the BNI Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of BNI and at the time such stockholders vote on adoption of this Agreement, the BNI Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. At the time of the filing of any BNI Disclosure Document other than the BNI Proxy Statement and at the time of any distribution thereof, such BNI Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.9 will not apply to statements or omissions included in the BNI Disclosure Documents based upon information furnished to BNI in writing by SFP specifically for use therein.

  SECTION 4.10. Information Supplied. The information supplied or to be supplied by BNI for inclusion or incorporation by reference in (i) the SFP Proxy Statement or any amendment or supplement thereto will not, at the time the SFP Proxy Statement is first mailed to stockholders of SFP and at the time such stockholders vote on adoption of this Agreement contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) any SFP Disclosure Document (other than the SFP Proxy Statement) will not, at the time of effectiveness of such SFP Disclosure Document and at the time of any distribution thereof contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  SECTION 4.11. No Material Adverse Changes. Except as contemplated by this Agreement or as publicly disclosed prior to the date of this Agreement, and except as set forth in Schedule 4.11, since the Balance Sheet Date, BNI and the BNI Material Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

    (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a Material Adverse Effect on BNI (other than as a result of changes in conditions, including economic or political developments, applicable to the railroad industry generally); or

    (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of BNI Common Stock (other than aggregate cash dividends not in excess of $1.20 per share in 1994, $1.32 per share in 1995, $1.48 per share in 1996, and $1.64 per share in 1997, in each case having record and payment dates determined in accordance with
  Section 7.8).

  SECTION 4.12. Undisclosed Material Liabilities. Except for (i) liabilities reflected in the SEC Reports listed in Section 4.7 and (ii) liabilities incurred in the ordinary course of business of BNI and its Subsidiaries subsequent to the Balance Sheet Date, BNI and its Subsidiaries have no liabilities that are material to BNI and there is no existing condition or set of circumstances which could reasonably be expected to result in such a liability; provided, however, that this representation does not cover, and shall not be deemed to be breached as a result of, any such liability that primarily results from a Customary Action (as defined in Section 5.1 below).

  SECTION 4.13. Litigation. Except as set forth in the BNI Form 10-K or the BNI Form 10-Q, (i) there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of BNI threatened against or affecting, BNI or any of its Subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official where there is a reasonable probability of a determination adverse to BNI or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect on BNI and (ii) as of the date of this Agreement, there is no such action, suit, investigation or proceeding which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

  SECTION 4.14. Taxes. Except as set forth in the BNI Balance Sheet(including the notes thereto) or on Schedule 4.14, (i) all material tax returns, statements, reports and forms (collectively, the "BNI Returns") required to be filed with any taxing authority as of the date hereof by, or with respect to, BNI and its Subsidiaries have been filed in accordance with all applicable laws; (ii) BNI and its Subsidiaries have timely paid all taxes shown as due and payable on the BNI Returns that have been so filed and as of the time of filing the BNI Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of BNI and its Subsidiaries in all material respects; (iii) BNI and its Subsidiaries have made provision for all material taxes payable by BNI and its Subsidiaries for which no Return has yet been filed or in respect of which a final determination has been made; (iv) the charges, accruals and reserves for taxes with respect to BNI and its Subsidiaries reflected on the BNI Balance Sheet are adequate under generally accepted accounting principles to cover the tax liabilities accruing through the date thereof; and (v) as of the date of this Agreement there is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to BNI or any of its Subsidiaries in respect of any tax where there is a reasonable possibility of a determination or decision against BNI or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect on BNI.

  SECTION 4.15. ERISA. (a) Schedule IV identifies (i) each "employee benefit plan", as defined in Section 3(3) of ERISA (other than multiemployer plans (as defined in Section 3(37) of ERISA)), and (ii) each employment, severance or other similar contract, arrangement or policy and each retirement or deferred compensation plan, stock plan, incentive compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance (including self-insured arrangements) or hospitalization program, workers' compensation program, disability program, supplemental unemployment program or fringe benefit arrangement, whether maintained pursuant to contract or informal understanding, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA), which, in the case, of items described in both clauses (i) and
(ii) is maintained, administered or contributed to by BNI or any of its ERISA Affiliates and covers any employee or former employee of BNI or any of its Subsidiaries or with respect to which BNI or any of its ERISA Affiliates has any liability (collectively, the "BNI Employee Plans"). True and correct copies of each of the BNI Employee Plans, all amendments thereto, any written interpretations thereof distributed to employees, and all contracts relating thereto or the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, recordkeeping agreements and summary plan descriptions, all as currently in effect, have been furnished or made available to SFP. BNI has supplied or made available to SFP an accurate description of any BNI Employee Plan that is not in written form. To the extent applicable, true and correct copies of the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any BNI Employee Plan and the most recent actuarial valuation report prepared in connection with any such plan have been furnished or made available to SFP. BNI has made available to SFP complete age, salary, service and related data as of the most recent practical date for employees and former employees of BNI and any of its Subsidiaries covered under the BNI Employee Plans.

  (b) The only BNI Employee Plans that are subject to Title IV of ERISA (the "BNI Pension Plans") are identified in the list of such Plans provided or made available to SFP by BNI in accordance with Section 4.15(a). As of the most recent valuation date of each BNI Pension Plan, the present value of all benefits accrued under each BNI Pension Plan, determined on a termination basis using the assumptions established by the PBGC as in effect on such date was exceeded by the fair market value of the assets of such BNI Pension Plan, (excluding for these purposes any accrued but unpaid contributions). No "accumulated funding deficiency", as defined in Section 412 of the Code, has been incurred with respect to any BNI Pension Plan, whether or not waived. BNI knows of no "reportable event", within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder, and no event described in Sections 4041 (other than a standard termination), 4042, 4062 or 4063 of ERISA has occurred in connection with any BNI Pension Plan, other than a "reportable event" that will not have a Material Adverse Effect on BNI. No condition exists and no event has occurred that could constitute grounds for termination of or the appointment of a trustee to administer any BNI Pension Plan under Section 4042 of ERISA and, to BNI's knowledge, neither BNI nor any of its ERISA Affiliates has engaged in, or is a successor parent corporation to an entity that has engaged in, a transaction for which BNI or any of its ERISA Affiliates would have liability under Sections 4069 or 4212(c) of ERISA. To BNI's knowledge nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any BNI Employee Plan has or will make BNI or any of its ERISA

Affiliates, any officer or director of BNI or any of its ERISA Affiliates subject to any liability under Title I or Section 4071 of ERISA or liable for any tax pursuant to Section 4975 or Chapters 43, 47 or 68 of the Code that could have a Material Adverse Effect.

  (c) Each BNI Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. BNI has furnished or made available to SFP copies of the most recent Internal Revenue Service determination letters with respect to each such BNI Employee Plan. Each BNI Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such BNI Plan.

  (d) None of the payments contemplated by the contracts, plans or arrangements covering any employee or former employee of BNI or any of its ERISA Affiliates and arising solely as a result of the transactions contemplated hereby would, in the aggregate, constitute excess parachute payments as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

  (e) Except for obligations arising pursuant to any collective bargaining agreements, no condition exists that would prevent BNI or any of its Subsidiaries from amending or terminating any BNI Employee Plan providing health or medical benefits in respect of any active or former employees of BNI and its Subsidiaries.

  (f) There has been no amendment to, written interpretation or announcement (whether or not written) by BNI or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any BNI Employee Plan which would increase materially the expense of maintaining such BNI Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended on the Balance Sheet Date.

  (g) To the extent applicable, each BNI Employee Plan which constitutes a "group health plan" (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code), including any plans of current or former affiliates which must be taken into account under Sections 4980B and 414(t) of the Code or
Section 601 of ERISA, has been operated in substantial compliance with applicable law, including the group health plan continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA.

  (h) There are no actions, suits or claims (other than routine claims for benefits) pending or, to BNI's knowledge, threatened involving any BNI Employee Plan or the assets thereof and no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits).

  (i) BNI has provided or will promptly provide SFP with a list of each employee pension benefit plan (as defined in Section 3(2) of ERISA) which is a multiemployer plan with respect to which BNI or any of its ERISA Affiliates may have any liability (including any liability attributable to a current or former member of BNI's or any of its ERISA Affiliates' "controlled group" (as defined in Section 4001(a)(14) of ERISA)) and the maximum amount of such liability (determined as if a complete withdrawal occurred with respect to each such plan immediately after the Effective Time). With respect to each such plan, (i) all contributions have been made as required by the terms of the plans, the terms of any collective bargaining agreements and applicable law, (ii) neither BNI nor any of its ERISA Affiliates has withdrawn, partially withdrawn or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability that would have a Material Adverse Effect, and (iii) neither BNI nor any of its ERISA Affiliates has received any notice that any such plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under
Section 412 of the Code or that any plan is or may become insolvent.

  (j) As of the Balance Sheet Date, the Expected Postretirement Benefit Obligation (as defined in Statement of Financial Accounting Standards No. 106) in respect of postretirement life, health and medical insurance benefits for current and former employees of BNI or any of its Subsidiaries calculated by BNI's actuary using reasonable actuarial assumptions was $17,000,000.

  SECTION 4.16. Finders' Fees. Except for Lazard Freres & Co., a copy of whose engagement agreement has been or will be provided to SFP and whose fees will be paid by BNI, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of BNI, the Surviving Corporation or any Subsidiary of BNI who might be entitled to any fee or commission from BNI, the Surviving Corporation or any Subsidiary of BNI upon consummation of the transactions contemplated by this Agreement.

  SECTION 4.17. Environmental Matters. Except as set forth in the BNI Form 10-K or otherwise previously disclosed in writing by BNI to SFP, there are no Environmental Liabilities of BNI that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on BNI.

  SECTION 4.18. Takeover Statutes. No Takeover Statute, including, without limitation, Section 203 of the DGCL, applicable to BNI or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

  SECTION 4.19. Compliance with Laws. Except as publicly disclosed, and except for any matter that would not reasonably be expected to have a Material Adverse Effect on BNI, neither BNI nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations.

  SECTION 4.20. BNI Rights Agreement. Under the Rights Agreement between BNI and The First National Bank of Boston, dated as of July 14, 1986 (the "BNI Rights Agreement"), SFP will not become an "Acquiring Person", no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the BNI Rights Agreement) will occur, and BNI's shareholders will not be entitled to receive any benefits under the BNI Rights Agreement as a result of the approval, execution or delivery of this Agreement or the consummation of the Merger.

                                   ARTICLE V

                                COVENANTS OF SFP

  SFP agrees that:

  SECTION 5.1. Conduct of SFP. From the date hereof until the Effective Time, except as provided in Schedule V, SFP and the SFP Material Subsidiaries shall conduct their business in the ordinary course of business consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties; provided that nothing in this Section shall be deemed to prevent SFP and its Subsidiaries from undertaking any action necessary, proper or advisable to effectuate the Spinoff and all related transactions in accordance with and subject to the conditions set forth in this Agreement; and provided further that nothing in this Section shall be deemed to prevent SFP and its Subsidiaries from taking any action referred to in clauses (b)(ii), (c), (f) or (g) of this Section 5.1 where the taking of such action is not consistent with the past practices of SFP and its Subsidiaries if, but only if, such action is a Customary Action. For purposes of this Agreement, an action shall be considered a "Customary Action" where such action occurs in the ordinary course of the relevant Person's business and where the taking of such action is generally recognized as being customary and prudent for other major enterprises in such Person's line of business. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

    (a) SFP will not adopt or propose any change in its certificate of incorporation or bylaws;

    (b) Except for the Merger and the Spinoff, SFP will not, and will not permit any Subsidiary of SFP, (i) to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (ii) make any acquisition of any business or other assets, whether by means of merger, consolidation or otherwise, other than in the ordinary course of business consistent with past practices and other than acquisitions that are Customary Actions;

    (c) SFP will not, and will not permit any Subsidiary of SFP to, sell, lease, license or otherwise dispose of any material assets or property except (i) the Spinoff, (ii) pursuant to existing contracts or commitments,
  (iii) in the ordinary course of business consistent with past practice and
  (iv) any such sale, lease, license or other disposition that is a Customary Action;

    (d) SFP will not, and will not permit any Subsidiary of SFP to, declare, set aside, or pay any dividend or make any other distribution with respect to any shares of SFP capital stock other than (i) cash dividends on SFP Common Stock not in excess of the amounts set forth in Section 3.11(b) and having record and payment dates determined as set forth in Section 7.8, and
  (ii) the Spinoff;

    (e) Except (i) as expressly permitted by this Section 5.1, Section 5.7 or
  (ii) pursuant to existing contracts or commitments, SFP will not, and will not permit any Subsidiary of SFP to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any SFP Securities, any SFP Voting Debt, any SFP Subsidiary Securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any SFP Securities, SFP Voting Debt or SFP Subsidiary Securities;

    (f) Except for (i) borrowings under existing credit facilities, replacements therefor and refinancings thereof, (ii) borrowings in the ordinary course of business consistent with past practice or (iii) borrowings that are Customary Actions, SFP will not, and will not permit any Subsidiary of SFP to, incur any indebtedness for borrowed money or guarantee any such indebtedness;

    (g) Except for loans, advances, capital contributions or investments made in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments that are Customary Actions, SFP will not, and will not permit any Subsidiary of SFP to, make any loans, advances or capital contributions to, or investments in, any other Person (other than to SFP or any Subsidiary of SFP);

    (h) (i) Except for any of the actions referred to in this clause (i) that is taken in the ordinary course of business consistent in magnitude and character with past practice and with the terms of severance or termination arrangements in effect or pending on the date hereof with respect to individuals with comparable positions or responsibilities, and except for any of such actions which, in the aggregate, are not material, as hereinafter defined, SFP will not, and will not permit any of its Subsidiaries to, grant any severance or termination pay to, or enter into any termination or severance arrangement with, any of its directors, executive officers or employees and (ii) except for any of the actions referred to in this clause (ii) that is taken in the ordinary course of business consistent in aggregate in magnitude and character with past practice, and except for any of such actions which in the aggregate are not material, as hereinafter defined, SFP will not, and will not permit any of its Subsidiaries to, establish, adopt, enter into, amend or take action to accelerate any rights or benefits under, or grant awards under, (A) any plan or arrangement providing for options, stock, performance awards or other forms of incentive or deferred compensation or (B) any collective bargaining, bonus, profit sharing, thrift, compensation, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of its directors, executive officers or employees. For purposes of this subsection (h), "material" shall mean material in relation to the overall compensation costs of SFP and its Subsidiaries.

    (i) SFP will not, and will not permit any Subsidiary of SFP to, agree or commit to do any of the actions prohibited by Sections 5.1(a) through 5.1(h).

  SECTION 5.2. Stockholder Meeting. SFP shall cause a special meeting of its stockholders (the "SFP Stockholder Meeting") to be duly called and held as soon as reasonably practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement and the Merger. The board of directors of SFP shall recommend approval and adoption of this Agreement and the Merger by its stockholders; provided, however, that prior to the SFP Stockholder Meeting such recommendation may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of a Takeover Proposal (as defined in Section 5.8) relating to SFP, the board of directors of SFP deems it necessary to do so in the exercise of its fiduciary obligations to SFP stockholders after being so advised by counsel.

  SECTION 5.3. Access to Information. Subject to any confidentiality agreements or other confidentiality obligations binding upon SFP or any of its Subsidiaries, from the date hereof until the Effective Time, SFP will give BNI, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of SFP and its Subsidiaries, will furnish to BNI, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct SFP's employees, counsel and financial advisors to cooperate with BNI in its investigation of the business of SFP and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by SFP to BNI hereunder; and provided further that access to certain information will require the entry of a protective order by the ICC, after which date full access will be granted to such information consistent with this paragraph and subject to the terms of such order.

  SECTION 5.4. Notices of Certain Events. SFP shall promptly notify BNI of:

    (i) any notice or other communication from any person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

    (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement including, without limitation, the Spinoff and the Liquidation; and

    (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting SFP or any Subsidiary of SFP which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or which relate to the consummation of the transactions contemplated by this Agreement.

  SECTION 5.5. Tax Matters. From the date hereof until the Effective Time, (i) SFP and its Subsidiaries will file all significant tax returns, statements, reports and forms (collectively, the "SFP Post-Signing Returns") required to be filed with any taxing authority in accordance with all applicable laws; (ii) SFP and its Subsidiaries will timely pay all taxes shown as due and payable on the SFP Post-Signing Returns that are so filed and as of the time of filing, the SFP Post-Signing Returns will correctly reflect the facts regarding the income, business, assets, operations activities and the status of SFP and its Subsidiaries in all material respects; (iii) SFP and its Subsidiaries will make provision for all taxes payable by SFP and its Subsidiaries for which no SFP Post-Signing Return is due prior to the Effective Time; and (iv) SFP and its Subsidiaries will promptly notify BNI of any action, suit, proceeding, investigation, audit or claim pending against or with respect to SFP or any of its Subsidiaries in respect of any tax where there is a reasonable possibility of a determination or decision against SFP which would reasonably be expected to have a significant adverse effect on SFP's tax liabilities or other tax attributes.

  SECTION 5.6. Rule 145 Affiliates. At least 40 days prior to the Closing Date, SFP shall deliver to BNI a letter identifying all persons who are, at the time of the meeting of SFP Stockholders Meeting, deemed to be "affiliates" of SFP for purposes of Rule 145 under the 1933 Act (the "1933 Act Affiliates"). SFP shall use its reasonable best efforts to cause each Person who is identified as a possible 1933 Act Affiliate to deliver to BNI at least 30 days prior to the Closing Date an agreement substantially in the form of Exhibit A to this Agreement.

  SECTION 5.7. The Spinoff. SFP will not, and will not permit any of its Subsidiaries (other than the Spinoff Company and its Subsidiaries) to, enter into or undertake any transaction, arrangement or agreement with the Spinoff Company or its Subsidiaries except for (i) transactions, arrangements or agreements that have been entered into on or prior to the date of this Agreement which have been provided to BNI on or prior to the date hereof, (ii) the allocation to employees of the Spinoff Company of their share of the SFP employee benefit plans in accordance with applicable law or (iii) such other transactions, arrangements or agreements that are consented to by BNI (such consent not to be unreasonably withheld). Without limiting the generality of the foregoing, in no event may SFP or any of its Subsidiaries pay any dividend, or make any distribution, to holders of SFP Common Stock directly or indirectly in connection with the Spinoff, except for the Spinoff Dividend. Nothing in this Section 5.7 shall prevent SFP or the Spinoff Company from taking actions (including, but not limited to filings with and no-action requests of the SEC, communications with shareholders, and the liquidation of subsidiaries of the Spinoff Company) reasonably necessary to effectuate the Spinoff. It shall not be a breach of this Agreement for SFP to pay any taxes arising from excess loss accounts (not materially greater than the amount represented in Section 3.22) in the stock of the Spinoff Company or its subsidiaries. SFP will use its reasonable best efforts to ensure that the conditions specified in the Private Letter Ruling are satisfied.

  SECTION 5.8. No Solicitations. SFP will not, and SFP will use its reasonable best efforts to ensure that its officers, directors, employees or other agents of SFP do not, directly or indirectly: initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal of SFP, or, in the event of an unsolicited Takeover Proposal of SFP, except to the extent required by their fiduciary duties under applicable law if so advised by outside counsel, engage in negotiations or provide any confidential information or data to any Person relating to any such Takeover Proposal. SFP shall notify BNI orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 48 hours of the receipt thereof and shall give BNI five days' advance notice of any agreement to be entered into with or any information to be supplied to any Person making such inquiry, offer or proposal. SFP shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted heretofore with respect to any Takeover Proposal of SFP. As used in this Agreement, "Takeover Proposal" when used in connection with any Person shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving such Person or any Subsidiary of such Person, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of such Person or any Subsidiary of such Person, other than pursuant to the transactions contemplated by this Agreement.

                                   ARTICLE VI

                                COVENANTS OF BNI

  BNI AGREES THAT:

  SECTION 6.1. Conduct of BNI. From the date hereof until the Effective Time, except as provided in Schedule VI, BNI and the BNI Material Subsidiaries shall conduct their business in the ordinary course of business consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties; provided that nothing in this Section shall be deemed to prevent BNI and its Subsidiaries from taking any action referred to in clauses (b)(ii), (c), (f) or (g) of this
Section 6.1 where the taking of such action is not consistent with the past practices of BNI and its Subsidiaries if, but only if, such action is a Customary Action. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

    (a) BNI will not adopt or propose any change in its certificate of incorporation or bylaws, except for an amendment to its certificate of incorporation authorizing the issuance of additional shares of Class A Preferred Stock in connection with the issuance of Rights to former holders of SFP Common Stock upon consummation of the Merger;

    (b) Except for the Merger, BNI will not, and will not permit any Subsidiary of BNI, (i) to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (ii) make any acquisition, by means of merger, consolidation or otherwise, other than in the ordinary course of business consistent with past practices and other than acquisitions that are Customary Actions;

    (c) BNI will not, and will not permit any Subsidiary of BNI to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments, (ii) in the ordinary course of business consistent with past practice and (iii) any such sale, lease, license or other disposition that is a Customary Action;

    (d) BNI will not, and will not permit any Subsidiary of BNI to, declare, set aside, or pay any dividend or make any other distribution with respect to any shares of BNI capital stock (other than cash dividends on BNI Common Stock not in excess of the amounts set forth in Section 4.11(b) and having record and payment dates determined as set forth in Section 7.8);

    (e) Except (i) as expressly permitted by this Section 6.1, (ii) as necessary in connection with the transactions contemplated hereby (including the issuance of Rights to former holders of SFP Common Stock upon consummation of the Merger) or (iii) pursuant to existing contracts and commitments, BNI will not, and will not permit any Subsidiary of BNI to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any BNI Securities, any BNI Voting Debt or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any BNI Securities or BNI Voting Debt;

    (f) Except for (i) borrowings under existing credit facilities, replacements therefor and refinancings thereof (ii) borrowings in the ordinary course of business consistent with past practice or (iii) borrowings that are Customary Actions, BNI will not, and will not permit any Subsidiary of BNI to, incur any indebtedness for borrowed money or guarantee any such indebtedness;

    (g) Except for loans, advances, capital contributions or investments made in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments that are Customary Actions, BNI will not, and will not permit any Subsidiary of BNI to, make any loans, advances or capital contributions to, or investments in, any other Person (other than to BNI or any Subsidiary of BNI);

    (h) (i) except for any of the actions referred to in this clause (i) that is taken in the ordinary course of business consistent in magnitude and character with past practice and with the terms of severance or termination arrangements in effect or pending on the date hereof with respect to individuals with comparable positions or responsibilities, and except for any of such actions which, in the aggregate, are not material, as hereinafter defined, BNI will not, and will not permit any of its Subsidiaries to, grant any severance or termination pay to, or enter into any termination or severance arrangement with, any of its directors, executive officers or employees and (ii) except for any of the actions referred to in this clause (ii) that is taken in the ordinary course of business consistent in aggregate in magnitude and character with past practice, and except for any of such actions which in the aggregate are not material, as hereinafter defined, BNI will not, and will not permit any of its Subsidiaries to, establish, adopt, enter into, amend or take action to accelerate any rights or benefits under, or grant awards under, (A) any plan or arrangement providing for options, stock, performance awards or other forms of incentive or deferred compensation or (B) any collective bargaining, bonus, profit sharing, thrift, compensation, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of its directors, executive officers or employees. For purposes of this subsection (h), "material" shall mean material in relation to the overall compensation costs of BNI and its Subsidiaries.

    (i) BNI will not, and will not permit any Subsidiary of BNI to, agree or commit to do any of the actions prohibited by Sections 6.1(a) through 6.1(h).

  SECTION 6.2. Stockholder Meeting. BNI shall cause a special meeting of its stockholders (the "BNI Stockholder Meeting") to be duly called and held as soon as reasonably practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement and the Merger. The board of directors of BNI shall recommend approval and adoption of this Agreement and the Merger by its stockholders; provided that prior to the BNI Stockholder Meeting such recommendation may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of a Takeover Proposal (as defined in Section 5.8) relating to BNI, the board of directors of BNI deems it necessary to do so in the exercise of its fiduciary obligations to BNI stockholders after being so advised by counsel.

  SECTION 6.3. Access to Information. Subject to any confidentiality agreements or other confidentiality obligations binding upon BNI or any of its Subsidiaries, from the date hereof until the Effective Time, BNI will give SFP, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of BNI and its Subsidiaries, will furnish to SFP, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct BNI's employees, counsel and financial advisors to cooperate with SFP in its investigation of the business of BNI and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by BNI to SFP hereunder; and provided further that access to certain information will require the entry of a protective order by the ICC, after which date full access will be granted to such information consistent with this paragraph and subject to the terms of such order.

  SECTION 6.4. Notices of Certain Events. BNI shall promptly notify SFP of:

    (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

    (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

    (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting BNI or any BNI Material Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13 or which relate to the consummation of the transactions contemplated by this Agreement.

  SECTION 6.5. Tax Matters. From the date hereof until the Effective Time, BNI and its Subsidiaries will file all significant tax returns, statements, reports and forms (collectively, the "BNI Post-Signing Returns") required to be filed with any taxing authority in accordance with all applicable laws; (ii) BNI and its Subsidiaries will timely pay all taxes shown as due and payable on the BNI Post-Signing Returns that are so filed and as of the time of filing, the BNI Post-Signing Returns will correctly reflect the facts regarding the income, business, assets, operations, activities and the status of BNI and its Subsidiaries in all material respects; (iii) BNI and its Subsidiaries will make provision for all taxes payable by BNI and its Subsidiaries for which no BNI Post-Signing Return has yet been filed; and (iv) BNI and its Subsidiaries will promptly notify SFP of any action, suit, proceeding, investigation, audit or claim pending against or with respect to BNI or any of its subsidiaries in respect of any tax where there is a reasonable possibility of a determination or decision against BNI which would reasonably be expected to have a significant adverse effect on BNI's tax liabilities or tax attributes.

  SECTION 6.6. Director and Officer Liability. (a) BNI shall indemnify and hold harmless each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of SFP, in respect of acts or omissions occurring prior to the Effective Time (the "Indemnified Parties") (including but not limited to the transactions contemplated by this Agreement) to the extent provided under SFP's certificate of incorporation, bylaws and (A) indemnity agreements between SFP and any of its officers or directors ("Indemnity Agreements") in effect on the date hereof or (B) Indemnity

Agreements that may be entered into by SFP from and after the date hereof and prior to the Effective Time so long as such Agreements shall contain terms and provisions substantially similar to Indemnity Agreements in effect as of the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For six years after the Effective Time, BNI shall provide, if available, officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time, including but not limited to the transactions contemplated by this Agreement, covering each such Person currently covered by SFP's officers' and directors' liability insurance policy, or who becomes covered by such policy prior to the Effective Time, on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that in satisfying its obligation under this Section, BNI shall not be obligated to pay premiums in excess of two-hundred percent (200%) of the amount per annum SFP paid in its last full fiscal year, which amount has been disclosed to BNI but provided further that BNI shall nevertheless be obligated to provide such coverage as may be obtained for such amount.

  (b) Any determination to be made as to whether any Indemnified Party has met any standard of conduct imposed by law shall be made by legal counsel reasonably acceptable to such Indemnified Party and BNI, retained at BNI's expense.

  (c) This Section 6.6 is intended to benefit the Indemnified Parties, their heirs, executors and personal representatives and shall be binding on successors and assigns of BNI.

  SECTION 6.7. No Solicitations. BNI will not, and BNI will use its reasonable best efforts to ensure that its officers, directors, employees or other agents of BNI do not, directly or indirectly: initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal of BNI, or, in the event of an unsolicited Takeover Proposal of BNI, except to the extent required by their fiduciary duties under applicable law if so advised by outside counsel, engage in negotiations or provide any confidential information or data to any Person relating to any such Takeover Proposal. BNI shall notify SFP orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 48 hours of the receipt thereof and shall give SFP five days' advance notice of any agreement to be entered into with or any information to be supplied to any Person making such inquiry, offer or proposal. BNI shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted heretofore with respect to any Takeover Proposal of BNI.

                                  ARTICLE VII

                            COVENANTS OF BNI AND SFP

  The parties hereto agree that:

  SECTION 7.1. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

  SECTION 7.2. ICC Approval. BNI and SFP shall, and each shall cause each of its Subsidiaries to, take all such actions as are necessary to (i) cooperate with one another to prepare and present to the ICC as soon as practicable all filings and other presentations in connection with seeking any ICC approval, exemption or other authorization necessary to consummate the transactions contemplated by this Agreement (including, without limitation, the matters contemplated by Sections 5.3 and 6.3), (ii) prosecute such filings and other presentations with diligence, (iii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any such ICC approval by persons not party to this Agreement, and (iv) take all such further action as reasonably may be necessary to obtain a final order or orders of the ICC approving such transactions consistent with this Agreement.

  SECTION 7.3. Certain Filings; Proxy Materials. (a) BNI (i) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the BNI Proxy Statement and all other proxy materials for the BNI Stockholder Meeting, (ii) will use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby (provided that prior to the BNI Stockholder Meeting the BNI Board's recommendation may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of a Takeover Proposal relating to BNI, the board of directors of BNI deems it necessary to do so in the exercise of its fiduciary obligations to BNI stockholders after being so advised by counsel), (iii) will otherwise comply with all legal requirements applicable to such meeting and (iv) will make all other filings or recordings required under applicable Delaware law in connection with the Merger. BNI will prepare and file with the SEC the registration statement on Form S-4 (the "Form S-4") (in which the BNI Proxy Statement will be included as a prospectus) and will take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state Blue Sky law in connection with the issuance of BNI Common Stock.

  (b) SFP (i) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the SFP Proxy Statement and all other proxy materials for the SFP Stockholder Meeting, (ii) will use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby (provided that prior to the SFP Stockholder Meeting the SFP Board's recommendation may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of a Takeover Proposal relating to SFP, the board of directors of SFP deems it necessary to do so in the exercise of its fiduciary obligations to SFP stockholders after being so advised by counsel), (iii) will otherwise comply with all legal requirements applicable to such meeting and (iv) will make all other filings or recordings required under applicable Delaware law in connection with the Merger.

  SECTION 7.4. Public Announcements. BNI and SFP will consult with each other before issuing any press release with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release prior to such consultation.

  SECTION 7.5. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of SFP, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of SFP, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of SFP acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

  SECTION 7.6. Antitakeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated hereby, each of BNI and SFP and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement.

  SECTION 7.7. Cooperation. BNI and SFP shall together, or pursuant to an allocation of responsibility to be agreed between them, coordinate and cooperate (i) with respect to the timing of the BNI Stockholder Meeting and the SFP Stockholder Meeting and shall use their reasonable best efforts to hold such meetings on the same day, (ii) in connection with the preparation of the SFP Disclosure Documents and the BNI Disclosure Documents, (iii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (iv) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the SFP Disclosure Documents and the BNI Disclosure Documents and timely seeking to obtain any such actions, consents, approvals or waivers. Subject to the terms and conditions of this Agreement, BNI and SFP will each use its reasonable best efforts to have the Form S-4 declared effective under the 1933 Act as promptly as practicable after the Form S-4 is filed, and (v) shall, subject to applicable law, confer on a regular and frequent basis with one or more representatives of one another to report operational matters of significance to the Merger and the general status of ongoing operations insofar as relevant to the Merger, provided that the parties will not confer on any matter to the extent inconsistent with law.

  SECTION 7.8. Dividends. From September 30, 1995 to the Effective Time, all dividends paid by SFP and BNI to their respective stockholders shall be paid on a quarterly basis, with identical record and payment dates, in amounts not exceeding the amounts set forth in Section 5.1(d) or Section 6.1(d), as the case may be.

                                  ARTICLE VIII

                            [INTENTIONALLY OMITTED]


                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

  SECTION 9.1. Conditions to the Obligations of Each Party. The obligations of SFP and BNI to consummate the Merger are subject to the satisfaction (or waiver by the party for whose benefit such conditions exist) of the following conditions:

    (i) this Agreement shall have been adopted by the stockholders of SFP and BNI in accordance with Delaware Law;

    (ii) any applicable waiting period under the HSR Act relating to the Merger shall have expired;

    (iii) no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or the effective operation of the business of BNI, SFP and their respective Subsidiaries after the Effective Time;

    (iv) all actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Merger (other than ICC approval, which is addressed in clause (v) below) shall have been obtained, but excluding any consent, approval, clearance or confirmation the failure to obtain which could not reasonably be expected to have a Material Adverse Effect on the Surviving Corporation after the Effective Time;

    (v) the ICC shall have issued a decision (which decision shall not have been stayed or enjoined) that (A) constitutes a final order approving, exempting or otherwise authorizing consummation of the Merger and all other transactions contemplated by this Agreement (or subsequently presented to the ICC by agreement of BNI and SFP) as may require such authorization and
  (B) does not (1) require the inclusion of any other rail carriers or rail properties material to the parties, (2) change the Exchange Ratio or (3) impose on BNI, SFP or any of their respective Subsidiaries any other terms or conditions (including, without limitation, labor protective provisions but excluding conditions heretofore imposed by the ICC in New York Dock Railway--Control--Brooklyn Eastern District, 360 I.C.C. 60 (1979)) that in the reasonable opinion of the board of directors of BNI or of SFP, respectively, significantly and adversely affect the economic benefits of the transactions contemplated by this Agreement to BNI and its stockholders or SFP and its stockholders, as the case may be;

    (vi) SFP and BNI shall have obtained an opinion of nationally recognized tax counsel to the effect that the Merger will be a tax-free reorganization under Section 368 of the Code and the regulations thereunder; and

    (vii) the Merger shall conform to the requirements set forth in the Private Letter Ruling, and the Spinoff and the Liquidation shall be tax-free pursuant to and in conformity with the Private Letter Ruling.

  SECTION 9.2. Conditions to the Obligations of BNI. The obligations of BNI to consummate the Merger are subject to the satisfaction (or waiver by BNI) of the following further conditions:

    (i) SFP shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, and the representations and warranties of SFP shall have been accurate in all material respects both when made and at and as of the Effective Time as if made at and as of such time, except for the representations and warranties of SFP contained in Section 3.5(a), which shall be accurate in all respects both when made and at and as of the Effective Time as if made at and as of that time;

    (ii) all other statutory requirements for the valid consummation by SFP of the transactions contemplated by this Agreement (including without limitation the Spinoff and the Liquidation) shall have been fulfilled.

  SECTION 9.3. Conditions to the Obligations of SFP. The obligations of SFP to consummate the Merger are subject to the satisfaction (or waiver by SFP) of the following further conditions:

    (i) BNI shall have performed in all material respects all of its respective obligations hereunder required to be performed by it at or prior to the Effective Time, and (A) the representations and warranties of BNI shall have been accurate in all material respects both when made and at and as of the Effective Time as if made at and as of such time, except for the representations and warranties of BNI in Section 4.5(a), which shall be accurate in all respects when made and at and as of the Effective Time as if made at and as of that time;

    (ii) the BNI Common Stock required to be issued hereunder shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

    (iii) all other statutory requirements for the valid consummation by SFP of the transactions contemplated by this Agreement shall have been fulfilled; and

    (iv) the Spinoff shall have been consummated.

                                   ARTICLE X

                                  TERMINATION

  SECTION 10.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of BNI or SFP):

    (i) by mutual written consent of BNI and SFP;

    (ii) by either BNI or SFP, if the Merger has not been consummated by December 31, 1997;

    (iii) by either BNI or SFP, if any judgment, injunction, order or decree enjoining BNI or SFP from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

    (iv) by BNI, if the Spinoff has not been completed by December 31, 1994 (it is understood that if BNI does not exercise the right to terminate pursuant to this Section 10.1(iv) by January 30, 1995 this provision will be deemed to be waived);

    (v) by BNI, if any Person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than BNI acquires beneficial ownership of 50% or more of the outstanding Shares;

    (vi) by SFP, if any Person, entity or group acquires beneficial ownership of 50% or more of the outstanding BNI Common Stock;

    (vii) by either BNI or SFP if the approvals of the stockholders of BNI or SFP contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof;

    (viii) by BNI, if, prior to the SFP Stockholder Meeting, the board of directors of SFP shall have withdrawn, modified or changed in a manner adverse to BNI its approval or recommendation of this Agreement or the Merger;

    (ix) by SFP, if, prior to the BNI Stockholder Meeting, the board of directors of BNI shall have withdrawn, modified or changed in a manner adverse to SFP its approval or recommendation of this Agreement or the Merger;

    (x) by BNI, upon a breach of any representation, warranty, covenant or agreement of SFP, or if any representation or warranty of SFP shall become untrue, in either case such that the conditions set forth in Section 9.2(i) would be incapable of being satisfied by December 31, 1997 (or such later date extended), provided that a wilful breach shall be deemed to cause such conditions to be incapable of being satisfied by such date; and

    (xi) by SFP, upon a breach of any representation, warranty, covenant or agreement of BNI, or if any representation or warranty of BNI shall become untrue, in either case such that the conditions set forth in Section 9.3(i) would be incapable of being satisfied by December 31, 1997 (or as otherwise extended), provided that a wilful breach shall be deemed to cause such conditions to be incapable of being satisfied by such date.

  SECTION 10.2. Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in Sections 3.16, 4.16 and 11.4 shall survive the termination hereof and (b) no such termination shall relieve any party of any liability or damages resulting from any breach by that party of this Agreement.

                                   ARTICLE XI

                                 MISCELLANEOUS

  SECTION 11.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

  if to BNI, to:

    Burlington Northern Inc. Attn: Douglas J. Babb, Esq. 3800 Continental Place 777 Main Street Fort Worth, Texas 76102 Telecopy: (817) 333-2377

    with a copy to:
      Dennis S. Hersch, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 Telecopy: (212) 450-4800

  if to SFP, to:

    Santa Fe Pacific Corporation Attn: Jeffrey R. Moreland 1700 East Golf Road Schaumburg, Illinois 60173 Telecopy: (708) 995-6847

    with a copy to:
      Robert A. Helman, Esq. Mayer, Brown & Platt 190 South La Salle Street Chicago, Illinois 60603-3441 Telecopy: (312) 701-7711

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section.

  SECTION 11.2. Entire Agreement; Survival of Representations and
Warranties. (a) This Agreement (and any other agreements contemplated hereby or executed by the parties or their designees as of the date of this Agreement), and the Confidentiality and Standstill Agreement dated July 28, 1993 between SFP and BNI (the "Confidentiality Agreement") constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to such subject matter. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. None of this Agreement, the Confidentiality Agreement or any other agreement contemplated hereby or executed by the parties or their designees as of the date of this Agreement (or any provision hereof or thereof) is intended to confer upon any Person other than the parties hereto any rights or remedies (except that Section 6.6, is intended to confer rights and remedies on SFP's officers and directors).

  (b) The representations and warranties and agreements contained herein shall not survive the Effective Time or the termination of this Agreement except for the agreements set forth in Sections 6.6 and 11.4.

  SECTION 11.3. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by SFP and BNI or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of SFP, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of SFP, (ii) any term of the certificate of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of SFP.

  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

  SECTION 11.4. Expenses. Except as otherwise agreed in writing by the parties, each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engage by it, incurred in connection with this Agreement and the transactions contemplated hereby.

  SECTION 11.5. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

  SECTION 11.6. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware (without regard to principles of conflict of laws).

  SECTION 11.7. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought against any of the parties in the United States District Court for the District of Delaware or any state court sitting in the City of Wilmington, Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the foregoing, each of the parties hereto agrees that service of process upon such party at the address referred in Section 11.1, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

  SECTION 11.8. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          Burlington Northern Inc.

                                                 /s/ Gerald Grinstein
                                          By: _________________________________
                                            Title: Chairman and Chief
                                            Executive Officer

                                          Santa Fe Pacific Corporation

                                                  /s/ Robert D. Krebs
                                          By: _________________________________
                                            Title: Chairman, President and
                                                Chief Executive Officer

                                                                      APPENDIX B

                                LETTER AGREEMENT

                                    BETWEEN

                            BURLINGTON NORTHERN INC.

                                      AND

                          SANTA FE PACIFIC CORPORATION

             (LETTERHEAD OF BURLINGTON NORTHERN INC. APPEARS HERE)

                                                                   June 29, 1994

Mr. Robert D. Krebs
Chairman, President and Chief Executive Officer
Santa Fe Pacific Corporation 1700 E. Golf Road
Schaumburg, IL 60173

Dear Rob:

  This letter will confirm our mutual agreement regarding corporate governance issues after the merger between Burlington Northern Inc. ("BNI") and Santa Fe Pacific Corporation ("SFP"):

    1. The Board of Directors of the merged company will be constituted as follows: two-thirds of the Directors will be designated by BNI, and one-third of the Directors will be designated by SFP. These designations will be made before the merger is consummated.

    2. I will serve as Chairman of the Board of the merged company, and you will be the President and Chief Executive Officer of the merged company.

    3. We will thoroughly review who would be best suited to be the officers of the merged company and its subsidiaries. We will then submit our mutual recommendations to the Board of Directors of the merged company, which will be responsible for the careful selection of the officers to be elected or appointed.

  This mutual agreement has been authorized by each of our respective Boards of Directors at meetings today. We acknowledge that this is an agreement contemplated by the Merger Agreement between our respective companies.

                                          Sincerely yours,


                                          /s/ Gerald Grinstein
                                          -------------------------------------
                                          Gerald Grinstein
                                          for BNI

Agreed and accepted:

/s/ Robert D. Krebs
- -------------------------------------
Robert D. Krebs
for SFP

                                                                      APPENDIX C

                         OPINION OF LAZARD FRERES & CO.

                                                                October 12, 1994

The Board of Directors
Burlington Northern Inc.
3800 Continental Plaza
777 Main Street
Fort Worth, Texas 76102

Dear Members of the Board:

  We understand that Burlington Northern Inc. ("BN") and Santa Fe Pacific Corporation ("SF") have entered into an Agreement and Plan of Merger dated as of June 29, 1994 (the "Agreement"), pursuant to which, among other things, SF shall be merged with and into BN, with BN as the surviving corporation (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of Common Stock, par value $1.00 per share (the "SF Common Stock"), of SF, outstanding immediately prior to the effective time of the Merger, shall be converted into .27 of a share of Common Stock, no par value (the "BN Common Stock"), of BN (the "Exchange Ratio"). We further understand that the board of directors of SF has declared a special dividend of the stock of Santa Fe Pacific Gold Corporation owned by SF which was distributed on September 30, 1994 to SF shareholders (the "Spinoff") and that SF has received a private letter ruling from the Internal Revenue Service to the effect that the Spinoff qualifies as a tax-free distribution within the meaning of Section 355 of the Internal Revenue Code of 1986, as amended. The terms and conditions of the Merger are more fully set forth in the Agreement.

  You have requested our opinion as to the fairness, from a financial point of view, to the holders of BN Common Stock, of the Exchange Ratio pursuant to the Agreement.

  Lazard Freres & Co. has acted as financial advisor to BN in connection with this transaction and will receive a fee for our services, a portion of which is contingent upon closing of the transaction. In connection with this opinion, we have, among other things:

    (i) reviewed the terms and conditions of the Agreement;

    (ii) analyzed certain historical business and financial information relating to BN and SF, including the Annual Reports to Stockholders and Annual Reports on Form 10-K of BN and SF for each of the fiscal years ended December 31, 1989 through 1993 (and any amendments thereto), Quarterly Reports on Form 10-Q of BN and SF for the quarters ended March 31, June 30 and September 30 for each of the same fiscal years and for the quarters ended March 31 and June 30, 1994 (and any amendments thereto), Current Reports on Form 8-K of BN dated June 29 and October 6, 1994 and Current Reports on Form 8-K of SF dated June 29, August 3 and October 5, 1994 (and any amendments thereto);

    (iii) reviewed certain financial forecasts and other data provided to us by BN and SF relating to their respective businesses;

    (iv) held discussions with members of the senior management of BN and SF with respect to the businesses and prospects of BN and SF, respectively, the strategic objectives of each, and possible benefits which might be realized following the Merger;

    (v) reviewed public information with respect to certain other companies in lines of businesses we believe to be comparable to the businesses of BN and SF;

    (vi) reviewed the financial terms of certain recent business combinations involving companies in lines of businesses we believe to be comparable to those of BN and SF, and in other industries generally;

    (vii) analyzed the pro forma financial impact of the Merger on BN and SF;

    (viii) reviewed the historical stock prices and trading volumes of the BN Common Stock and SF Common Stock; and

    (ix) reviewed the Joint Proxy Statement/Prospectus dated the date hereof;
  and

    (x) conducted such other financial studies, analyses and investigations as we deemed appropriate.

  We have relied upon the accuracy and completeness of the financial and other information provided by BN and SF to us and have not assumed any responsibility for independent verification of such information or any independent valuation or appraisal of any of the assets of BN or SF. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of BN and SF as to the future financial performance of their businesses. Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

  In rendering our opinion, we have also assumed that obtaining the necessary regulatory and governmental approvals for the Merger, including approval of the Interstate Commerce Commission, may significantly delay the consummation of the Merger, and that, in the course of obtaining such approvals, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the Merger to BN.

  Our engagement and the opinion expressed herein are solely for the benefit of BN's Board of Directors and are not on behalf of, and are not intended to confer rights or remedies upon, SF, any stockholders of BN of SF or any other person other than BN's Board of Directors. It is understood that, except for inclusion in a proxy statement relating to the Merger, this letter may not be disclosed or otherwise referred to without our prior written consent, except as may otherwise be required by law or by a court of competent jurisdiction.

  Based on and subject to the foregoing and such other factors as we deem relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of BN Common Stock from a financial point of view.

                                          Very truly yours,

                                          LAZARD FRERES & CO.

                                                                      APPENDIX D

                        OPINION OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

                                                                October 12, 1994

Board of Directors
Santa Fe Pacific Corporation
1700 East Golf Road
Schaumburg, Illinois 60173-5860

Gentlemen and Madame:

You have requested our opinion as to the fairness to the holders of the outstanding shares of common stock, par value $1.00 per share (the "Common Stock"), of Santa Fe Pacific Corporation (the "Company") of the exchange ratio of 0.27 shares of common stock, with no par value, of Burlington Northern, Inc. ("BNI Common Stock") to be received for each share of Common Stock (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of June 29, 1994, among Burlington Northern, Inc. ("BNI") and the Company (the "Agreement") in connection with the merger of the Company with and into BNI (the "Merger").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having performed various investment banking services for the Company from time to time, including having acted as managing and co-managing underwriter of public offerings of Common Stock of the Company in October 1991 and June 1992, respectively, having acted as financial advisor on the asset exchange between the Company and Hanson Natural Resources Company in June 1993, having acted as managing underwriter of a public offering of Common Stock of Santa Fe Pacific Gold Corporation, a subsidiary of the Company, in June of 1994 as well as having acted as the Company's financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to BNI from time to time, including acting as co-managing underwriter of a public offering of BNI Common Stock in November 1991, acting as managing underwriter of a public offering of 6 1/4% Cumulative Convertible Preferred Stock in November 1992, acting as a co-managing underwriter in a public offering of 7 1/2% Debentures due 2002 in July 1993 and may provide investment banking services to BNI in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Joint Proxy Statement/Prospectus; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and BNI for the five years ended December 31, 1993 (and any amendments thereto); certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and BNI (and any amendments thereto); certain other communications from the Company and BNI to their respective stockholders; certain Current Reports on Form 8-K of the Company and BNI; and certain internal financial analyses and forecasts for the Company and BNI prepared by their respective managements. We also have held discussions with members of the senior management of the Company and BNI regarding the past and current business operations, financial condition and future prospects of their respective companies. Furthermore, we have considered the views of the senior management of the Company regarding the strategic importance of, and potential synergies in the form of cost savings expected to be realized from, the Merger. In addition, we have reviewed the reported price and trading activity for the Common Stock and BNI Common Stock, compared certain financial and stock market information for the Company and BNI with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the railroad industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

Santa Fe Pacific Corporation
October 12, 1994
Page Two

We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or BNI or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed with your consent that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that the transaction will receive regulatory approval in the manner contemplated by the Agreement.

Management of the Company has advised us that in its opinion there are significant contingencies associated with the proposal, dated October 5, 1994, from Union Pacific Corporation (the "UPC Proposal") and counsel to the Company has advised the Company's Board of Directors and management that there are significant legal uncertainties relating to the consummation of such proposal. We have assumed with your consent that this advice was correct and that in analyzing the Exchange Ratio we need not take into account the consideration which might be received under the UPC Proposal.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair to the holders of outstanding shares of Common Stock.

                                          Very truly yours,

                                          LOGO

                                          GOLDMAN, SACHS & CO.

                          SANTA FE PACIFIC CORPORATION
                   1700 EAST GOLF ROAD, SCHAUMBURG, IL 60173

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Denis E. Springer and Marsha K. Morgan, and each of them, proxy for the undersigned, with power of substitution, to vote as specified herein, all Common Stock held by the undersigned, with the same force and effect as the undersigned would be entitled to vote if personally present, at the special meeting of stockholders of the Company to be held in the Hyatt Regency O'Hare, 9300 West Bryn Mawr Avenue, Rosemont, IL, on Friday, November 18, 1994, at 3:00 P.M. and at any adjournment or postponement thereof.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                          PLEASE SIGN ON REVERSE SIDE

                                                                            8664
[X] Please mark your vote as in this example.                         -----

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE MERGER.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE MERGER.
- --------------------------------------------------------------------------------

 Approval and Adoption of the                  FOR    AGAINST   ABSTAIN
 Agreement and Plan of Merger dated           [_]       [_]        [_]
 as of June 29, 1994 between
 Burlington Northern Inc. and Santa
 Fe Pacific Corporation.


                                          In their discretion, the proxies are
                                          authorized to vote upon such other
                                          business as is properly brought
                                          before the meeting.

                                          Please sign exactly as name appears
                                          hereon. Joint owners should each
                                          sign. When signing as attorney,
                                          executor, administrator, trustee or
                                          guardian, please give full title as
                                          such.

                                          -------------------------------------

                                          -------------------------------------
                                          SIGNATURE(S)                  DATE

                                                                      BURLINGTON
                                                           NORTHERN
                                                           INC.
- --------------------------------------------------------------------------------

                                        NOTICE OF

YOUR VOTE IS IMPORTANT                  SPECIAL MEETING
YOUR MANAGEMENT WILL APPRECIATE THE     OF STOCKHOLDERS
PROMPT RETURN OF YOUR SIGNED PROXY SO   AND
THE SHARES YOU OWN WILL BE REPRESENTED  PROXY STATEMENT
AT THE SPECIAL MEETING OF STOCKHOLDERS.
- --------------------------------------------------------------------------------

                                        TO BE HELD AT
                                        BURLINGTON NORTHERN RAILROAD COMPANY
                                        3017 LOU MENK DRIVE
                                        FORT WORTH, TEXAS
                                        NOVEMBER 18, 1994
                                        10:00 A.M. FORT WORTH TIME

                                                         SANTA FE
                                                         PACIFIC
                                                         CORPORATION
- --------------------------------------------------------------------------------

                                        NOTICE OF

YOUR VOTE IS IMPORTANT                  SPECIAL MEETING
YOUR MANAGEMENT WILL APPRECIATE THE     OF STOCKHOLDERS
PROMPT RETURN OF YOUR SIGNED PROXY SO   AND
THE SHARES YOU OWN WILL BE REPRESENTED  PROXY STATEMENT
AT THE SPECIAL MEETING OF STOCKHOLDERS.
- --------------------------------------------------------------------------------

                                        TO BE HELD AT
                                        HYATT REGENCY O"HARE
                                        9300 WEST BRYN MAWR AVENUE
                                        ROSEMONT, ILLINOIS
                                        NOVEMBER 18, 1994
                                        3:00 P.M. CHICAGO TIME